Exhibit 10.8

LEASE AGREEMENT

BY AND BETWEEN

X-4 DOLPHIN LLC,

A Delaware limited liability company,

as Landlord

and

FIBROGEN, INC.

A Delaware corporation,

as Tenant

409-499 Illinois Street, San Francisco, California

Dated as of: September 22, 2006

- i -

(Continued)

- ii -

(Continued)

- iii -

(Continued)

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(Continued)

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(Continued)

- vi -

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered and dated for reference purposes only as September 22, 2006, by and between “Landlord” and “Tenant” (as such terms are defined in Sections 1.2 and 1.3 below).

RECITALS

A. Landlord owns that certain approximately 3.8 acre parcel of land located at the intersection of Illinois and 16th Streets in San Francisco, California more particularly described in Exhibit A-1 hereto (the “Land”).

B. Pursuant to this Lease, and the plans, specifications and other documents referenced herein, Landlord will construct certain improvements on the Land, including (i) one six-story building containing approximately 239,000 rentable square feet (“Building 1”), (ii) one six-story building containing approximately 211,000 rentable square feet (“Building 2”), (iii) parking improvements consisting of one at grade and two below grade levels (“Parking Garage”), (iv) certain other common areas and site improvements and (v) certain other improvements as generally described on the site plan attached hereto as Exhibit A-2.

ARTICLE 1

SALIENT LEASE TERMS

In addition to the terms defined throughout this Lease, the following salient terms shall have the following meanings when referred to in this Lease:

1.1	Rent Payment Address

To the lockbox or other location designated by Landlord from time to time upon written notice to Tenant.

1.2	“Landlord” and Notice Address

Landlord:

X-4 Dolphin LLC, a Delaware limited liability company

Notice Address:

X-4 Dolphin LLC

c/o Shorenstein Company LLC

555 California Street: 49th floor

San Francisco, California 94104

Attn: Corporate Secretary

1.3	“Tenant” and Notice Address

Tenant:

FibroGen, Inc., a Delaware corporation

Notice Address:

Prior to the Rent Commencement Date:

225 Gateway Boulevard

South San Francisco, California 94080

Attention: President

cc: Legal Department

After the Rent Commencement Date:

409 Illinois Street

San Francisco, California 94158

Attention: President

cc: Legal Department

1.4	“Premises”

Floors 1-6 of the Building 1, together with any portion of Building 2 Tenant may from time to time lease in accordance with Article 33 hereof.

1.5	“Building 1,” “Building 2” and “Buildings”

“Building 1” means that building referred to in Recital B above, the core and shell of which are to be constructed by Landlord, commonly known as 409 Illinois Street, San Francisco, California, to contain approximately 239,000 square feet of Rentable Area, which square footage shall be determined upon the Landlord’s completion of the Base Building Work for Building 1 (as that term is defined in the Work Letter).

“Building 2” means that building referred to in Recital B above, the core and shell of which are to be constructed by Landlord, commonly known as 499 Illinois Street, San Francisco, California, to contain approximately 211,000 square feet of Rentable Area, which square footage shall be determined upon the Landlord’s completion of the Base Building Work for Building 2.

“Buildings” means, collectively, Building 1 and Building 2.

1.6	“Complex”

For purposes of this Lease, the term “ Complex” means the Parking Garage, the Buildings, the Land, and the Common Areas (as defined in Section 2.1 below), all as generally outlined in Exhibit A-2 attached hereto.

1.7	“Construction Term”

The period beginning on the Tenant Access Date and expiring on the Rent Commencement Date.

1.8	“Expansion Options”

The terms “First Expansion Option,” “Second Expansion Option” and “Expansion Options” shall have the meanings ascribed to such terms in Article 33.

1.9	“Principal Term”

The period commencing on the Rent Commencement Date and expiring on the fifteen (15) year anniversary of thereof, subject to adjustment as set forth in Article 33.

1.10	“Term”

The period commencing on the Tenant Access Date and expiring on the later to occur of (i) the last day of the Principal Term or (ii) the last day of any Renewal Period (as defined in Section 34.1 below).

1.11	“Tenant Access Date”

The date Tenant is first allowed access to Floor 1 of Building 1 for purposes of commencing construction of the Tenant Improvements as defined in Section 5(b)(i) of the Work Letter. The parties anticipate that the Tenant Access Date shall occur on approximately February 1, 2008 (the “Target Tenant Access Date”). Prior to the Tenant Access Date, Tenant shall have the right to enter the Premises with Landlord’s written approval, which approval shall not be unreasonably withheld or delayed to undertake certain preliminary construction work expected to consist of work such as, by way of illustration and not limitation, under-slab plumbing and location of stairwells and shafts. Landlord shall use commercially reasonable efforts to complete such construction with the applicable time periods set forth in the Estimated Construction Schedule (as that term is defined in Section 3(a) of the Work Letter), and to cause the Tenant Access Date to occur not later than the Target Tenant Access Date. In the event that the Tenant Access Date does not occur on or before the Target Tenant Access Date for any reason, then (a) this Lease shall not be void or voidable by either party (other than as specifically provided in this Lease), and (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, if the Tenant Access Date does not occur on or before February 1, 2009 (the “Outside Date”), Tenant, as its sole remedy, shall have the right to (i) continue this Lease and reserve its right to the “Holdover Consideration” described below, or (ii) cancel this Lease by giving written notice of such cancellation to Landlord, with either of such notices being delivered to Landlord at any time after the Outside Date and prior to the Tenant Access Date. If Tenant elects to give the cancellation notice, this Lease shall be cancelled effective thirty (30) days after Landlord’s receipt of Tenant’s cancellation notice, unless the Tenant Access Date occurs within said thirty (30) day period; provided, however, that the Outside Date shall be extended by the number of days that the Tenant Access Date is delayed due to any Tenant Delay (as defined in the Work Letter). In the event of such cancellation by Tenant, neither party shall have any obligations to the other under this Lease, except for obligations arising before such cancellation (and any obligation of the Landlord to reimburse Tenant for “Reusable Tenant Improvement Costs” as set out below), and Landlord shall return to Tenant in full any prepaid Rent, shall return to Tenant the Initial Letter of Credit (as that term is defined in Section 8.1 below), and shall pay Tenant, in accordance with the following sentence, the “Reusable Tenant Improvement Cost” (defined below). Landlord shall calculate the Reusable Tenant Improvement Cost, and shall deliver to Tenant a reasonably particularized itemization of such calculation, accompanied by the payment to Tenant thereof, not later than thirty (30) days following the commencement date of a third party lease for the Premises. For purposes of this Section 1.11, “Reusable Tenant Improvement Cost” shall mean and refer to those costs expended by Tenant (and not reimbursed by Landlord) for Tenant Improvements installed in the Premises which a third party tenant leasing the Premises or Landlord would have been required to install in the Premises for the use and benefit of such third party tenant, but which were not so installed and paid for by Landlord or such third party tenant because they had in fact been previously installed in the Premises by Tenant as a long-lead time item prior to Tenant’s cancellation of this Lease pursuant to this Section 1.11. If Tenant elects to give the continuation notice, then this Lease shall continue in full force and effect, and, if the Tenant Access Date does not occur by the Outside Date, Tenant shall be entitled to “Holdover Consideration” in the form of a day-for-day Rent credit for each day from and after the Outside Date until the Tenant Access Date.

1.12	“Minimum Monthly Rent”

Rent for the first twelve (12) months commencing on the Rent Commencement Date shall be charged at the rate of $45.90 per square foot per annum ($3.825 per square foot per month), and shall be increased by two percent (2%) on each anniversary of the Rent Commencement Date; provided, however, that Minimum Monthly Rent for the first thirteen (13) months following the Rent Commencement Date shall be calculated on the basis of 175,000 square feet of Rentable Area. The Minimum Monthly Rent for the Premises for the initial fifteen (15) year Principal Term is estimated to be as follows:

Period	Estimated Minimum Monthly Rent (Bldg. 1)		Minimum Annual Rent PSF (Bldg. 1 and Bldg. 2)

Tenant Access Date-Day Prior to Rent Commencement Date	$0.00		$0.00
Rent Commencement Date — Month 12	669,375.00	*	45.90
Month 13	682,762.50	*	46.82
Month 14 – Month 24	932,458.50		46.82
Month 25 – Month 36	951,107.67		47.75
Month 37 – Month 48	970,129.82		48.71
Month 49 – Month 60	989,532.42		49.68
Month 61 – Month 72	1,009,323.07		50.68
Month 73 – Month 84	1,029,509.53		51.69
Month 85 – Month 96	1,050,099.72		52.72
Month 97 – Month 108	1,071,101.71		53.78
Month 109 – Month 120	1,092,523.75		54.85

Period	Estimated Minimum Monthly Rent (Bldg. 1)	Minimum Annual Rent PSF (Bldg. 1 and Bldg. 2)

Month 121 –Month 132	1,114,374.22	55.95
Month 133 – Month 144	1,136,661.71	57.07
Month 145 – Month 156	1,159,394.94	58.21
Month 157 – Month 168	1,182,582.84	59.38
Month 169 – Month 180	1,206,234.50	60.56

*	Based on 175,000 square feet of Rentable Area

1.13	“Permitted Use”

The Premises shall be used solely for:

(a) research and development, including chemical and biological laboratories and a vivarium facility;

(b) executive and administrative offices;

(c) manufacturing facilities; sterile fill and finish facilities;

(d) a pilot plant facility whether or not qualifying under the Current Good Manufacturing Practices (cGMP) as specified under the Code of Federal Regulations Title 21;

(e) a diagnostics facility analyzing material received through courier or U.S. mail; and

(f) a logistics and distribution center.

1.14	“Broker”

Shorenstein Management, Inc. and Cornish & Carey Commercial (Tenant’s Broker).

1.15	Security Deposit

Seven Million Two Hundred Fifty-Three Thousand Six Hundred Eighty-One and No/100 Dollars ($7,253,681.00) in the form of an irrevocable standby letter of credit, subject to adjustment as set forth in Article 33.

1.16	Contents

Included as part of this Lease are the following Exhibits and addenda which are attached hereto and incorporated herein by this reference:

Exhibits:	A-1	Land
	A-2	Site Plan of the Complex

B	Work Letter Agreement
C-1	Acknowledgment of Rent Commencement Date
C-2	Exercise Notice
C-3	Acknowledgement of Expansion
D	Form of Letter of Credit

ARTICLE 2

ADDITIONAL DEFINITIONS

The terms defined in this Article 2 shall, for all purposes of this Lease and all agreements supplemental hereto, have the meanings herein specified, unless expressly stated otherwise.

2.1	“Common Areas”

means all areas and facilities outside the Premises within the exterior boundaries of the Land, together with the exterior plaza and access areas within the Complex, all as provided and designated by Landlord from time to time for the general use and convenience of Tenant and of other tenants of Landlord having the common use of such areas, and their respective authorized representatives and invitees. Common Areas include, without limitation, stairways, elevator shafts, corridors and janitor rooms in the Buildings (except where a Building is occupied solely by Tenant), the Parking Garage, the driveways and landscaped areas in the Complex as generally outlined on Exhibit A-2 attached hereto. Exhibit A-2 is tentative and Landlord reserves the right to make alterations thereto from time to time.

2.2	“Comparable Buildings”

means other first class office/laboratory/research and development buildings of similar quality the construction of which has been completed after January 1, 2008 in or adjacent to the south side of the Mission Bay area of San Francisco.

2.3	“Insurance Costs”

means all premiums and costs and expenses for all policies of insurance which may be obtained by Landlord in its discretion for (a) the Premises, the Buildings, the Parking Garage and the Common Areas of the Complex, and any blanket policies, covering damage thereto and loss of rents caused by fire and other perils Landlord elects to cover, including, without limitation, coverage for earthquakes, floods and terrorism, (b) commercial general liability insurance for the benefit of Landlord and its designees, and (c) such other coverage Landlord elects to obtain for the Premises, the Buildings and/or the Common Areas of the Complex, including, without limitation, coverage for environmental liability and losses.

2.4	“Lease Year”

means any calendar year, or portion thereof, following the commencement hereof, the whole or any part of which period is included within the Term.

2.5	“Mission Bay Regulations”

means and includes that certain Mission Bay South Redevelopment Project Owner Participation Agreement dated as of April 17, 2001 between the Redevelopment Agency of the City and County of San Francisco and ESPRIT de CORP. (the “OPA”), including, without limitation, the Equal Opportunity Program and Prevailing Wage Requirements attached as Exhibit H to the OPA (the “Program in Diversity/Economic Development”); that certain Risk Management Plan, Mission Bay Area, San Francisco, California dated May 11, 1999, Number 03-6381S, submitted to California Regional Water Quality Control Board, San Francisco Bay Region and California Environmental Protection Agency, Department of Toxic Substances Control and prepared by ENVIRON Corporation, Emeryville, CA (the “Risk Management Plan”); the Mission Bay South CEQA Mitigation Measures (the “Mitigation Measures”); that certain Parcel X-4 Remedial Measures Memorandum of Understanding dated November 19, 2004 between Union Oil Company of California, Chevron U.S.A., Texaco Inc., Atlantic Richfield Company, ECOR-SF, Inc. and ECOR-SF Holdings, Inc. and any deed restrictions filed in accordance therewith (the “Remedial Measures MOU”).

2.6	“Operating Costs”

means all expenses, costs and disbursements of any kind, other than Taxes and Insurance Costs, paid, incurred or payable by Landlord, or others on behalf of Landlord, in connection with the ownership, management, operation, maintenance and repair and other related activities in connection with any part of the Buildings, and the Common Areas and/or the Complex and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, in accordance with Landlord’s standard accounting procedures.

(a) Operating Costs shall include, but not be limited to, the aggregate of the amount paid for:

(1) all gas, electric, water, sewers, oil and other utilities, including any surcharges and taxes, imposed, serving the Complex;

(2) painting for the Complex;

(3) managerial and administrative expenses, including the cost of accounting services necessary to compute the rents and charges payable by tenants of the Complex and keep the books relating to the Complex, office rent, supplies, equipment, salaries, wages, payroll tax, workers compensation, disability insurance, bonuses and other compensation (including fringe benefits, vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Complex;

(4) the total charges of any independent contractors employed in the repair, care, operation, maintenance, and cleaning of the Complex;

(5) the amount paid or payable for all supplies occasioned by everyday wear and tear;

(6) the costs of window and exterior wall cleaning of the Complex; and the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Complex, or any portion thereof;

(7) fees for legal, accounting (including, without limitation, any outside audit as Landlord may elect in its reasonable discretion), inspection and consulting services;

(8) the cost of porters, parking attendants, guards and other protection services;

(9) the cost of establishing and maintaining the Buildings’ or Complex’s directory board;

(10) payments for general maintenance and repairs to the plant and equipment, including supplying climate control to the Complex;

(11) the cost of supplying all services pursuant to Article 11 hereof to the extent such services are not paid by individual tenants of the Complex;

(12) the cost for the repair and replacement of all maintenance and cleaning equipment and master utility meters and of the costs incurred for repairing or replacing all other fixtures, equipment and facilities serving or comprising the Complex;

(13) all community association dues, assessments and charges and property owners’ association dues, assessments and charges which may be imposed upon Landlord by virtue of any recorded instrument affecting title to the Complex, including, without limitation, the Mission Bay Regulations;

(14) all costs to upgrade, improve or change the utility, efficiency or capacity of any utility or telecommunication system serving the Complex;

(15) the repair and replacement, resurfacing and/or repaving of any paved areas, curbs or gutters within the Buildings or the Common Areas;

(16) the repair and replacement of any equipment or facilities serving or located within the Complex;

(17) except as set forth in Section 18.1(a) below, the cost of any capital repairs, improvements, alterations and replacements made by the Landlord to the Complex (“Capital Costs”). However, certain Capital Costs shall be includable in Operating Costs each year only to the extent of that fraction allocable to the year in question calculated by amortizing such Capital Cost over the reasonably useful life of the improvement resulting therefrom, as determined by Landlord in its good faith discretion, with interest on the unamortized balance at the higher of (i) ten percent (10%) per annum; or (ii) the interest rate as may have been paid by Landlord for the funds borrowed for the purpose of performing the work for which the Capital Costs have been expended, but in no event to exceed the highest rate permissible by law. The Capital Costs subject to such amortization procedure are restricted to the following categories: (a) those costs for capital improvements to the Complex of a type which do not normally recur more frequently than every five (5) years in the normal course of operation and maintenance of such facilities (specifically excluding painting of all or a portion of the Complex); (b) replacement of capital improvements or Complex service equipment when required because of normal wear and tear; (c) costs for capital improvements incurred for the purpose of reducing other operating expenses or utility costs, from which Tenant can expect a reasonable benefit, and (d) costs for capital improvements that are required by governmental law, ordinance, regulation or mandate, not applicable to the Complex at the time of the original construction;

(18) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Costs, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program (but excluding any transportation management assessment or parking tax to the extent included in parking charges); and

(19) the cost of maintaining and operating the Parking Garage, including without limitation the towing of vehicles parked in violation of the Landlord’s rules and regulations.

(b) Operating Costs shall not include the following:

(1) Any costs or expenses properly allocable to other tenants of the Complex;

(2) Capital Costs incurred by Landlord for the repair, maintenance or replacement of Structural portions of the Building(s), as set forth in Section 18.1(a);

(3) legal expenses incurred expressly for negotiating a lease with a particular tenant, or as a result of a default of a specific tenant, which negotiation or default does not affect the operation of the Complex.

(4) costs of Base Building Work done pursuant to the Work Letter or the costs of installing leasehold improvements in leasable space for tenants or occupants or prospective tenants or occupants of the Building;

(5) real estate brokers’ leasing commissions;

(6) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Buildings or portions thereof;

(7) any cost or expenditure to the extent for which Landlord is reimbursed, by insurance proceeds or otherwise;

(8) depreciation or amortization of the elements of the Complex or its contents or components, except to the extent of amortization of Capital Costs as provided above;

(9) legal expenses incurred in enforcing the terms of any other lease at the Complex;

(10) except as expressly provided in this Section, debt service, including without limitation, mortgage debt, interest, principal, late charges, prepayment fees and closing costs;

(11) rent under any ground or underlying lease;

(12) Taxes (as defined in Section 2.11 below);

(13) executive salaries or benefits, or salaries or benefits for employees above the function of Complex manager

(14) the cost (including amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices, except to the extent expressly included in Operating Costs pursuant to Section 2.6(a) above;

(15) advertising or promotional expenditures;

(16) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or of applicable law, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation;

(17) costs of repairs occasioned by casualty, to the extent Landlord is reimbursed by insurance proceeds (or would have been reimbursed if Landlord had obtained the insurance required of it pursuant to this Lease, if any), and other work paid for by insurance, condemnation or warranty proceeds, or for which Landlord is reimbursed by Tenant;

(18) the cost of any abatement of Hazardous Materials (as defined in Section 10.3 below); provided, however, that Operating Costs may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Complex, including costs incurred in removing limited amounts of Hazardous Materials from the Common Areas or Parking Garage or other non-leasable space within the Complex;

(19) Landlord’s general corporate office overhead and administrative expenses (except to the extent that such costs are included in a management fee);

(20) costs associated with the maintenance of the entity which constitutes Landlord, as the same are distinguished from the costs of the operation of the Complex by Landlord;

(21) costs, penalties or fines arising from Landlord’s violation of applicable law, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation;

(22) any costs incurred in installing, operating, maintaining or owning any specialty service or other commercial concession in the Common Areas not necessary for Landlord’s operation, repair, maintenance and provision of required services for the Complex, including, but not limited to any observatory, broadcasting facility (other than the Complex’s music system and life support systems), luncheon club, cafeteria, athletic or recreational club;

(23) overhead and profit increments paid to subsidiaries or affiliates of Landlord for goods or services (including management services), to the extent that the cost thereof materially exceeds the amounts normally payable for similar goods or services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in the Comparable Buildings;

(24) charitable and political contributions;

(25) costs for entertainment and gifts or events, other than as may have been approved by Tenant in writing prior to such entertainment or gifts or events; and

(26) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature (except equipment that is not affixed to the Complex and is used in providing janitorial services, and except to the extent such costs would otherwise be includable pursuant to Section 2.6(a) of the inclusions to Operating Costs);

(27) any expenses for services which would otherwise be considered Operating Costs, which are assumed and performed by Tenant in accordance with Section 11.1 below, including, by way of illustration and not limitation, pest control, janitorial services, HVAC maintenance and sewer and water testing;

(28) any insurance deductible in excess of a commercially reasonable deductible, and in no event any deductible in excess of the “Deductible Ceiling,” which, for purposes of this Lease shall mean and refer to the amount of One Hundred Thousand Dollars and No/100 ($100,000.00), which amount shall be adjusted on the first (1st) anniversary of the Rent Commencement Date and every succeeding anniversary during the Term hereof (each such date being referred to herein as an “Adjustment Date”) by the percentage change, if any, in the Consumer Price Index during the prior one (1) year period. The adjustment, if any, shall be calculated using the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers All Items (1982-84=100) for the San Francisco-Oakland-San Jose, California area published by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). The Index for the month which is two (2) months prior to the month in which the applicable one (1) year period commences shall be considered the “base.” Such adjustments shall be made as soon as specific Bureau of Labor Statistics figures become available, and shall be adjusted retroactive to the beginning of the respective one (1) year period. In the event that the Index contemplated herein is not reported for the months required for the calculation set forth above, the parties agree to utilize the Index reported for the nearest preceding month(s) for such calculation. If the Index shall be converted to a different standard reference base or otherwise revised, the determination of subsequent increases in the insurance deductible shall be made with the use of such conversion factor formula or table for converting the Index as may be published by the Bureau of Labor Statistics or any successor agency, or, if the Bureau of Labor Statistics or any successor agency does not publish the same, then with the use of such conversion factor, formula, or table, as may be published by Prentice Hall, Inc., or, failing such publication, that published by any other nationally recognized publisher of similar statistical information. In the event the Index shall cease to be published, the index designated by the Bureau of Labor Statistics or the Department of Labor as replacing the Index shall be used thereafter. In the event the Bureau of Labor Statistics or the Department of Labor fails to designate a replacement, then the calculation shall be determined on the basis of an index chosen by Landlord as a comparable and recognized index of the purchasing power of the United States consumer dollar published by the Department of Labor or other governmental agency. If Landlord determines that it would be cost effective for both parties to increase the Deductible Ceiling so as to address the then current insurance premium market, Tenant shall meet with Landlord in good faith to discuss an adjustment to the Deductible Ceiling.

(29) any contribution toward the cost of repair due to an uninsured casualty in excess of the Deductible Ceiling, as the same may be adjusted from time to time pursuant to exclusion (28) above, or as previously agreed by Landlord and Tenant.

2.7	“Parking Garage”

means the parking structure, fixtures and other improvements now or hereafter located on the Complex as generally depicted in Exhibit A-2 attached hereto.

2.8	“Proportionate Share of Insurance Costs”

means, for so long as the Premises consists of only Building 1, a fraction (converted to a percentage), the numerator of which is the Rentable Area of Building 1 and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. For any time during which the Premises consists of Building 1 and all or any portion of Building 2, “Proportionate Share of Insurance Costs” means a fraction (converted to a percentage), the numerator of which is the Rentable Area (as defined in Section 2.15 below) of the Premises (as the same may be adjusted from time to time) and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. Tenant’s Proportionate Share of Insurance Costs may be calculated as set forth in Article 33 and specified in the Acknowledgment of Expansion, as appropriate. Proportionate Share of Insurance Costs shall be recalculated by Landlord as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease.

2.9	“Proportionate Share of Operating Costs”

with respect to Building 1 means one hundred percent (100%). “Proportionate Share of Operating Costs” with respect to Building 2 means a fraction (converted to a percentage), the numerator of which is the Rentable Area (as defined in Section 2.15 below) of the Premises contained in Building 2 (as the same may be adjusted from time to time) and the denominator of which is the Rentable Area of Building 2. Proportionate Share of Operating Costs may be calculated as set forth in Article 33 and specified in the Acknowledgment of Expansion, as appropriate. Proportionate Share of Operating Costs shall be recalculated by Landlord as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease. During any period in another tenant leases all or some portion of Building 2, certain Operating Costs attributable to Building 2 may be calculated differently to yield a higher percentage share for Tenant in the event Landlord permits other tenants in Building 2 to directly incur such expenses rather than have Landlord incur the expense in common for Building 2 (such as, by way of illustration, wherein a tenant performs its own janitorial services). In such case Tenant’s Proportionate Share of Operating Costs with regard to the applicable expense shall be calculated as having as its denominator the Rentable Area of all floors rentable to tenants in Building 2 less the Rentable Area of tenants who have incurred such expense directly. In any case in which Tenant, with Landlord’s consent, incurs such expenses directly, Tenant’s

Proportionate Share of Operating Costs will be calculated specially so that expenses of the same character which are incurred by Landlord for the benefit of other tenants in Building 2 shall not be prorated to Tenant. Nothing herein shall imply that Landlord will permit Tenant or any other tenant of Building 2 to incur any Operating Costs except as otherwise specifically permitted herein. Any such permission shall be in the sole discretion of the Landlord, which Landlord may grant or withhold in its sole judgment.

2.10	“Proportionate Share of Taxes”

means, for so long as the Premises consists of only Building 1, a fraction (converted to a percentage), the numerator of which is the Rentable Area of Building 1 and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. For any time during which the Premises consists of Building 1 and all or any portion of Building 2, “Proportionate Share of Taxes” means a fraction (converted to a percentage), the numerator of which is the Rentable Area (as defined in Section 2.15 below) of the Premises (as the same may be adjusted from time to time) and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. Tenant’s Proportionate Share of Taxes may be calculated as set forth in Article 33 and specified in the Acknowledgment of Expansion, as appropriate. Proportionate Share of Taxes shall be recalculated by Landlord as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease.

2.11	“Real Estate Taxes” or “Taxes”

shall mean and include all general and special taxes, assessments, fees of every kind and nature, duties and levies (excluding the Community Facility District No. 5 special tax levy or any “in-lieu” fee intended as an alternative to such Community Facility District No. 5 special tax levy), charged and levied upon or assessed by any governmental authority against the parcel(s) containing the Complex and all other improvements on such parcel(s), including the various estates in such parcel(s) and the Buildings and improvements thereon, any leasehold improvements, fixtures, installations, additions and equipment, whether owned by Landlord or Tenant or any other tenant; except that it shall exclude any taxes of the kind covered by Section 6.1 hereof to the extent Landlord is reimbursed therefor by any tenant in the Buildings. Further included in the definition of Taxes herein shall be general and special assessments, license fees, commercial rental tax, levy, or tax (other than inheritance or estate taxes or any taxes imposed on Landlord’s income from all sources) imposed by any authority having the direct or indirect power to tax, as against any legal or equitable interest of Landlord in the Buildings, the Parking Garage, the Common Areas or the Complex, or, as against Landlord’s right to rent or other income therefrom, or as against Landlord’s business of leasing the Premises, the Buildings, the Parking Garage or the Complex, any tax, fee, or charge with respect to the possession, leasing, transfer of interest, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant, of the Premises, the Buildings, the Parking Garage or the Complex, or any tax imposed in substitution, partially or totally, for any tax previously included within the definition of Taxes herein, or any additional tax, the nature of which may or may not have been previously included within the definition of Taxes.

Taxes shall also include the reasonable cost to Landlord of contesting the amount, validity, or the applicability of any Taxes. If at any time during the term of this Lease the method of taxation or assessment of real estate or the income therefrom prevailing at the time of execution hereof shall be, or has been altered so as to cause the whole or any part of the Taxes now or hereafter levied, assessed or imposed on real estate to be levied, assessed or imposed upon Landlord, wholly or partially, as a capital levy, business tax, fee, permit or other charge, or on or measured by the rents received therefrom, then such new or altered taxes, regardless of their nature, which are attributable to the land, the Buildings, the Common Areas or to other improvements on the land shall be deemed to be included within the term Real Estate Taxes or Taxes for purposes of this Section, whether in substitution for, or in addition to any other Real Estate Taxes or Taxes, save and except that such shall not be deemed to include any enhancement of said tax attributable to other income of Landlord. With respect to any general or special assessments which may be levied upon or against the Premises, the Buildings, the Common Areas or the underlying realty, or which may be evidenced by improvement or other bonds, and may be paid in annual or semi-annual installments, only the amount of such installment, prorated for any partial year, and statutory interest shall be included within the computation of Taxes for which Tenant is responsible hereunder. The parties agree to work together in good faith in order to minimize Taxes which may be levied upon or against the Complex, or which may be evidenced by improvement or other bonds.

Notwithstanding anything to the contrary contained in the foregoing definition of Real Estate Taxes, Tenant shall not be responsible or liable for the payment of any state or federal income taxes assessed against Landlord, or any estate, succession or inheritance taxes of Landlord, or corporation franchise taxes imposed upon the corporate owner of the fee of the Building.

2.12	“Rent”

means Minimum Monthly Rent, “Additional Rent” (as defined in Section 6.2(b)) and all other sums required to be paid by Tenant pursuant to the terms of this Lease.

2.13	“Rent Commencement Date”

means the date that is the earlier of (i) Tenant’s occupancy of the Premises, with applicable permits having been issued by authorities with jurisdiction for the purpose of conducting business therein, or (ii) two hundred seventy (270) days after the Tenant Access Date; provided, however, that (a) to the extent that Substantial Completion and delivery to Tenant of Floor 1 of Building 1 (for purposes of commencing construction of the Tenant Improvements therein) is delayed as a result of any Tenant Delay (as defined in Section 2(i) of the Work Letter), such 270-day period shall be reduced on a day-for-day basis for each day of Tenant Delay; and (b) to the extent Landlord fails to deliver (1) either of Floors 2 and 3 of Building 1 to Tenant (for purposes of commencing construction of the Tenant Improvements therein) within sixty (60) days after the Tenant Access Date, or (2) any of Floors 4, 5 or 6 or the roof of Building 1 to Tenant (for purposes of commencing construction of the Tenant Improvements therein or thereon) within ninety (90) days after the Tenant Access Date, such 270-day period shall be extended on a day-for-day basis for each day completion of the Tenant Improvements is delayed, calculated on a net critical path basis, as the result of such failure. The Rent Commencement Date shall be specified in the Acknowledgment of Rent Commencement Date.

2.14	“Rent Year”

means, as to Rent Year 1, the period commencing on the Rent Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter, and as to each subsequent Rent Year, the twelve (12) full calendar month period commencing after the expiration of the prior Rent Year, except that the last Rent Year under this Lease shall in any event end on the expiration of this Lease.

2.15	“Rentable Area”

as used in the Lease shall be determined by Landlord’s architects in accordance with the standards set forth as Standard For Measuring Floor Area in Office Buildings (Standard For Measuring Floor Area in Office Buildings (ANSI/BOMA 265.1, 1996) as promulgated by the Building Owners and Managers Association (“BOMA Standard”) upon substantial completion of the Premises and the Buildings. Rentable Area shall be memorialized in the Acknowledgement of Rent Commencement Date and shall not be adjusted thereafter. Notwithstanding the foregoing, in the event of change in the size of the Premises or of the Buildings, at Landlord’s or Tenant’s option, Landlord may re-measure the Rentable Area of the Premises and the Buildings using the BOMA Standard (or any later standard promulgated by the Building Owners and Managers Association, if one then exists), which determination, after consultation with Tenant’s architect, shall be conclusive and thereon Tenant’s Proportionate Share of Operating Costs, Insurance Costs and Taxes shall be adjusted accordingly.

2.16	“Structural”

means any portion of the Premises, the Buildings or the Common Areas of the Complex which provides bearing support to any other integral member of the Premises, the Buildings or the Common Areas of the Complex such as, by limitation, the glass curtain walls (as to watertight construction), posts, load bearing walls, foundations, girders, floor joists, footings, and other load bearing members constructed by Landlord.

2.17	“Tenant Work”

shall have the meaning set forth in the Work Letter.

2.18	“Work Letter”

means that agreement for the construction of improvements between Landlord and Tenant attached hereto as Exhibit B.

ARTICLE 3

PREMISES AND COMMON AREAS

3.1	Lease of Premises

Landlord hereby leases to Tenant, and Tenant hires from Landlord the Premises. The Premises initially shall consist of Floors 1-6 of Building 1, and may be expanded to include all or some portions of Building 2, in accordance with the teens of Article 33 below. Upon any such expansion, the term “Premises” shall refer to the Premises as so expanded to include Building 1 and such portion(s) of Building 2.

3.2	Reservation

Landlord reserves the area beneath the Buildings and in and under the Parking Garage and above the Buildings as well as the exterior thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, and structural elements leading through the Premises serving other parts of the Complex, so long as such items are concealed by walls, flooring or ceilings and do not unreasonably interfere with the use and enjoyment by Tenant of the Premises. Such reservation in no way affects the maintenance obligations imposed herein. Landlord shall give Tenant reasonable advance notice of any scheduled maintenance work, construction or installations which it reasonably believes could affect Tenants use or enjoyment of the Premises. Subject to the foregoing, Landlord may change the shape, size, location, number and extent of the improvements to any portion of the Buildings (other than the Tenant Improvements) or the Common Areas and the address or name of the Buildings without the consent of Tenant; provided, however, that Landlord shall not, without the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, change (i) the name of the Building 1, (ii) the name of the Complex, or (iii) the name of Building 2, solely to the extent that Tenant occupies all of Building 2; provided, further, that Landlord shall not, without first consulting with Tenant, change (a) the address of Building 1, or (b) the address of Building 2, solely to the extent that Tenant occupies all of Building 2.

3.3	Covenants, Conditions and Restrictions

The parties agree that this Lease is subject to the effect of (a) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record, and any other matters or documents of record, including, without limitation, any reciprocal parking easement recorded in the Official Records of the City and County of San Francisco; (b) any zoning laws of the city, county and state where the Complex is situated; (c) the Mission Bay Regulations; and (d) general and special taxes not delinquent. Tenant agrees that as to its leasehold estate, Tenant and all persons in possession or holding under Tenant will conform to and will not violate the terms of any covenants, conditions or restrictions of record which may now or hereafter encumber the Buildings or the Complex (collectively, the “Restrictions”). This Lease is subordinate to the Restrictions and any amendments or modifications thereto.

3.4	Common Areas

Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Buildings or the Complex. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the

Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(a) Common Areas—Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time, exercisable without notice (except to the extent required by Section 3.2 above) and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

(1) To make changes and reductions to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways;

(2) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(3) To designate other land outside the boundaries of the Buildings to be a part of the Common Areas;

(4) To add additional improvements to the Common Areas;

(5) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building or the Complex, or any portion thereof;

(6) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas, the Buildings and the Complex as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

(b) Common Area Maintenance. Landlord shall, in Landlord’s sole discretion, maintain the Common Areas (subject to reimbursement pursuant to this Lease), establish and enforce reasonable rules and regulations concerning such areas, close any of the Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas, close temporarily any of the Common Areas for maintenance purposes, and make changes to the Common Areas including, without limitation, changes in the location of driveways, corridors, entrances, exits, the designation of areas for the exclusive use of others, the direction of the flow of traffic or construction of additional buildings thereupon. Landlord may provide security for the Common Areas, but is not obligated to do so. Under no circumstances shall Landlord be liable or responsible for any acts or omissions of any party providing any services to the Common Areas, the Buildings or other improvements, including, without limitation, any security service, notwithstanding anything to the contrary contained in this Lease.

(c) Parking. Provided Tenant is not in default or breach of any term or provision of this Lease or has not vacated the Premises, Tenant is allocated and shall have the non-exclusive right on an unassigned and unreserved basis to use its allocation of parking spaces for use by Tenant’s Parties, the location of which may be designated from time to time by Landlord (the “Parking Spaces”). It is currently anticipated that the Complex will contain parking, and Tenant’s allocation of parking spaces shall be calculated, at a ratio of 1.39 spaces/1,000 Rentable Square Feet, based on anticipated life science usage. At no time may Tenant or any of Tenant’s Parties be entitled under this Lease to use more than the number of Parking Spaces allocated to it, as specified above. Tenant shall pay rent for each Parking Space at the rate of Two Hundred Twenty-Five and No/100 Dollars ($225.00) per month commencing on the Rent Commencement Date. Landlord reserves the right to increase the rental rates for the Parking Spaces, provided that such increases shall not exceed two percent (2%) per year. Landlord shall design the parking spaces to allow for a parking area for bicycles.

(1) Operation. The Parking Spaces allocated to Tenant shall be located in the Parking Garage, which Parking Garage shall provide parking for both Buildings.

(2) General Procedures. The unreserved parking spaces hereunder may be provided on an unreserved valet parking basis. The Parking Spaces initially will not be separately identified; however Landlord reserves the right in its reasonable discretion to separately identify by signs or other markings the area where Tenant’s Parking Spaces will be located. Landlord may arrange for the Parking Garage to be operated by an independent contractor. Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such operator. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Said Parking Spaces shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pickup trucks. Tenant shall comply with all rules and regulations regarding parking which may be adopted by Landlord from time to time.

(3) Usage. Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Complex designated as an exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space. All trucks and delivery vehicles shall be (i) parked in area designated for such vehicles, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Complex, and (iii) permitted to remain on the Complex only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects or is required by any law to limit or control parking in the Complex, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

(4) Identification. Tenant shall furnish Landlord with a list of its employees’ vehicle license numbers within fifteen (15) days after occupancy of the Premises and thereafter shall notify Landlord of any changes within five (5) days after request by Landlord. Landlord also reserves the right to implement a system requiring that all employees of Tenant attach a parking sticker or parking permit to its vehicle.

(5) Remedies. Tenant acknowledges and agrees that a breach of the parking provisions by Tenant or any of Tenant and its directors, officers, employees, contractors, suppliers, agents, subtenants, licensees, occupants and invitees (“Tenant’s Parties”) may seriously interfere with Landlord’s operation of the Complex and with the rights or occupancy by other tenants of the Complex. Accordingly, Landlord may suffer damages that are not readily ascertainable. Therefore, if Tenant or any of Tenant’s Parties use more than the number of allocated Parking Spaces, or park other than such designated by Landlord for the Parking Spaces, or otherwise fail to comply with any of the foregoing provisions, then Landlord, in addition to any other rights or remedies available at law or in equity or under the Lease, may charge Tenant, as liquidated damages, Twenty-Five and No/100 Dollars ($25.00) per day for the first such violation and Fifty and No/l00 Dollars ($50.00) per day for each subsequent violation, and Tenant shall pay such charge within ten (10) days after request by Landlord. Each vehicle parked in violation of the foregoing provisions shall be deemed a separate violation. In addition, Landlord may immobilize and/or tow from the Complex any vehicle parked in violation hereof, and/or attach violation stickers or notices to such vehicle. The cost to remove any such vehicle shall be considered an Operating Cost, unless the vehicle is properly identified as a vehicle belonging to one of the Tenant Parties, in which case, the towing costs shall be paid by Tenant within thirty (30) days after request by Landlord.

(6) Valet Parking. In the event that Landlord elects to institute paid valet parking, then Landlord agrees that the cost of revenue generating valet parking services will be absorbed first from additional parking revenues generated by such valet services, rather than treated as an Operating Cost.

ARTICLE 4

PRINCIPAL TERM; RENT COMMENCEMENT; CONSTRUCTION

4.1	Principal Term

The Principal Term of this Lease shall commence on the Rent Commencement Date and shall be for a term of fifteen (15) years.

4.2	Acknowledgment of Rent Commencement

On the earlier of (i) Tenant’s occupancy of the Premises for the purposes of conducting business therein or (ii) two hundred seventy (270) days after the Tenant Access Date (as such 270-day period may be adjusted in accordance with Section 2.13 above), Tenant shall execute a written acknowledgment of the Rent Commencement Date in the loin’ attached hereto as Exhibit C-1, and by this reference it shall be incorporated herein. The failure of Tenant to execute such acknowledgment or the failure of Landlord to request such acknowledgment shall not delay or extend or otherwise affect the start of the Rent Commencement Date or any obligation of Tenant to pay any Rent or perform other obligations under this Lease.

4.3	Construction

(a) Base Building Work. Landlord, at Landlord’s cost and expense (except as otherwise provided herein and in the Work Letter) shall construct the Base Building Work, as that term is defined in the Work Letter. Landlord shall use commercially reasonable efforts to complete such construction within the applicable time periods set forth in the Estimated Construction Schedule as defined in Section 3(a) of the Work Letter and which is attached as Schedule 2 to the Work Letter, as such schedule may be modified from time to time in accordance with the Work Letter, and subject to the effects of any Tenant Delays (as that term is defined in the Work Letter) and any other circumstances beyond Landlord’s reasonable control.

(b) Tenant Improvements. Tenant, at Tenant’s cost and expense (except as otherwise provided in the Work Letter), shall promptly and diligently construct the Tenant Improvements as defined in and in accordance with the terms and conditions of the Work Letter. Landlord shall provide the Tenant Improvement Allowance as described in the Work Letter. The Tenant Improvements shall comply with all applicable Laws and shall be completed in conformance with the Approved Plans as defined in the Work Letter.

4.4	Failure to Take Possession

Tenant’s inability or failure to commence construction of Tenant’s Work contemplated by the Work Letter when delivery is tendered by Landlord or to complete construction in accordance with the time periods set forth in the Estimated Construction Schedule, shall not delay the Rent Commencement Date of the Lease (as may be adjusted in accordance with Section 2.13 above) or Tenant’s obligation to pay Rent. Tenant acknowledges that Landlord shall incur significant expenses upon the execution of this Lease even if Tenant never takes possession of the Premises, including, without limitation, brokerage commissions and fees, legal or other professional fees, the costs of architectural planning and the costs of construction. Tenant acknowledges that all of said expenses, in addition to all other expenses incurred and damages suffered by Landlord, shall be included in measuring Landlord’s damages should Tenant breach the terms of this Lease.

ARTICLE 5

MINIMUM MONTHLY RENT

5.1	Payment

Tenant shall pay to Landlord at the address specified in Section 1.1, or at such other place as Landlord may otherwise designate, as “Minimum Monthly Rent” for the Premises the amount specified in Section 1.12 hereof, payable in advance commencing on the Rent Commencement Date and continuing thereafter on the first day of each month during the Term of this Lease. If the Rent Commencement Date falls on other than the first day of a calendar month, the rent for the first partial month shall be prorated accordingly. All payments of Minimum Monthly Rent and other Rent shall be in lawful money of the United States, and payable without deduction, offset, counterclaim, prior notice or demand or, except as expressly provided in this Lease, abatement.

5.2	Advance Rent

No later than sixty (60) days prior to the Rent Commencement Date, as such date is estimated by Landlord, Tenant shall pay to Landlord the sum of Six Hundred Sixty-Nine

Thousand Three Hundred Seventy-Five and No/100 Dollars ($669,375.00) as advance rent, and such amount shall be applied by Landlord to the first Minimum Monthly Rent due hereunder.

ARTICLE 6

ADDITIONAL RENT

6.1	Personal Property, Gross Receipts, Leasing Taxes

This Section 6.1 is intended to deal with impositions or taxes directly attributed to Tenant, the Tenant Work or this transaction, as distinct from taxes attributable to the Buildings or the Common Areas of the Complex which are to be allocated among various tenants and others. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises or the improvements made by Tenant to the Premises which become due during the Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If such taxes are included in the bill for the Real Estate Taxes for the Buildings or the Complex, then Tenant shall pay to Landlord as Additional Rent the amount of such taxes within thirty (30) days after demand from Landlord.

6.2	Operating Costs, Insurance Costs and Taxes

(a) NNN Lease. This Lease is intended to be a “triple net” lease, and, except as specifically provided herein, all costs of ownership, operation, maintenance of the Premises, including without limitation all Operating Costs, Insurance Costs and Taxes, are intended to be borne by Tenant. It is the further express intent of Landlord and Tenant that the obligations of Landlord and Tenant shall be separate and independent covenants and agreements and that the Minimum Monthly Rent and additional Rent, and all other charges and sums payable by Tenant hereunder, shall commence at the times provided herein and shall continue to be payable in all events unless the obligations to pay the same shall be terminated or abated pursuant to an express provision of this Lease.

(b) Operating Costs, Insurance Costs and Taxes. Commencing as of the Rent Commencement Date, and continuing thereafter during the Term, Tenant shall pay to Landlord, as additional Rent (“Additional Rent”) as hereinafter provided, the following:

(1) (i) all Operating Costs for Building 1, (ii) all Insurance Costs for Building 1, (iii) all Taxes attributable to the Building 1, and (iv) Tenant’s Proportionate Share of Taxes attributable to the Common Areas; and

(2) In the event the Premises is expanded to include all or any part of Building 2, (x) Tenant’s Proportionate Share of Operating Costs for Building 2, (y) Tenant’s Proportionate Share of Insurance Costs for Building 2, and (z) Tenant’s Proportionate Share of Taxes attributable to the Building 2.

In the event that the Premises or the Common Areas are not separately assessed, Landlord shall allocate to the Premises or the Common Areas a portion of the Taxes assessed on the any parcel of which the Premises or the Common Areas are a part, based on the size of the such area, the value of the improvements thereto, and such other factors as may be commercially reasonable and equitable, following a meeting with the Chief Financial Officer of Tenant, but solely to the extent such meeting is requested by the Chief Financial Officer of Tenant, at a mutually convenient time and place, for the purpose of reviewing and discussing Landlord’s analysis of such allocation factors. Tenant acknowledges that it is not entitled to any right of consent with respect to Landlord’s allocations, if any, made pursuant to the foregoing sentence.

6.3	Calculation and Payment of Additional Rent

Any Additional Rent payable by Tenant under Sections 6.1 and 6.2 hereof shall be paid as follows, unless otherwise provided:

(a) Adjustment. Operating Costs, Insurance Costs and Taxes for any Lease Year shall be calculated on the basis of the greater of (i) actual Operating Costs, Taxes and Insurance Costs; or (ii) what Operating Costs, Insurance Costs and Taxes would have been if the Buildings were at least one hundred percent (100%) occupied and operational for the whole of such Lease Year to take into consideration any such costs that may fluctuate with occupancy. Operating Costs, Insurance Costs and Taxes shall be calculated separately for each such category of costs.

(b) Partial Year. If any Lease Year of less than twelve (12) months is included within the Term, the amount payable by Tenant for such period shall be prorated on a per diem basis (utilizing a thirty (30) day month, three hundred sixty (360) day year).

(c) Taxes. Taxes shall be payable by Tenant as and when Taxes are due to the relevant taxing authorities. Landlord shall provide Tenant with an invoice indicating the amount of Taxes to be paid at least forty (40) days prior to the date such taxes are due, and Tenant shall remit such amounts to Landlord not later than ten (10) business days prior to the date such Taxes are due.

(d) Operating Costs and Insurance Costs.

(1) Tenant Payment. Tenant shall pay Operating Costs and Insurance Costs to Landlord monthly in advance with its payment of Minimum Monthly Rent, one-twelfth (1/12) of the amount of Operating Costs and Insurance Costs as estimated by Landlord for a twelve (12) month period in advance, in good faith, to be due from Tenant. If at any time during the course of the fiscal year, Landlord determines that Operating Costs and/or Insurance Costs are projected to vary from the then estimated respective costs for such items by more than five percent (5%), Landlord may, by written notice to Tenant, revise the estimated Operating Costs and/or Insurance Costs for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant will have paid to Landlord Tenant’s Proportionate Share of Operating Costs and/or Insurance Costs, as revised for such year.

(2) Annual Reconciliation. Annually, as soon as is reasonably possible after the expiration of each Lease Year, Landlord shall prepare in good faith and deliver to Tenant a comparative statement, setting forth (1) the Operating Costs and Insurance Costs for such Lease Year, and (2) the amount of Additional Rent as determined in accordance with the provisions of this Article 6. Landlord agrees that, on an annual basis, Landlord’s Chief Financial Officer will meet with the Chief Financial Officer of Tenant and his or her agent, at a mutually convenient time and place, for the purpose of discussing Landlord’s insurance program and reviewing Landlord’s summary of insurance placement describing elements of Landlord’s rate negotiation with its carriers, as the same might effect Insurance Costs. If Tenant reasonably demonstrates to Landlord that Tenant has a commitment from a carrier with a rating at least as high as Landlord’s carrier to provide the insurance coverage (including all endorsements) carried by Landlord for the Premises for the then current coverage period, and such commitment is for a materially lower rate for the same or better coverage, Landlord will remove Building 1 and, if then leased entirely by Tenant, Building 2, from its insurance coverage and insure the Premises with Tenant’s proposed carrier for the then current coverage period. In the alternative, Tenant may elect to demonstrate to Landlord that Tenant has quotes for comparable insurance coverage from carriers with a rating at least as high as Landlord’s carrier for buildings of similar age, quality of construction, size and specification, with comparable risk profiles, which quotes are at a materially lower premium for the same or better coverage provided by Landlord’s carrier, in which event Landlord agrees to re-open negotiations with its carrier in a good faith effort to reduce the cost of such required insurance to a level which will match such quotes.

(3) Adjustment. If the aggregate amount of such estimated Additional Rent payments made by Tenant in any Lease Year should be less than the Additional Rent due for such year, then Tenant shall pay to Landlord as Additional Rent upon demand the amount of such deficiency. If the aggregate amount of such Additional Rent payments made by Tenant in any Lease Year of the Term should be greater than the Additional Rent due for such year, then should Tenant not be otherwise in default hereunder, the amount of such excess will be applied by Landlord to the next succeeding installments of such Additional Rent due hereunder; and if there is any such excess for the last year of the Term, the amount thereof will be refunded by Landlord to Tenant within sixty (60) days of the last day of the Term, provided Tenant is not otherwise in default under the terms of this Lease.

ARTICLE 7

ACCORD AND SATISFACTION

7.1	Acceptance of Payment

No payment by Tenant or receipt by Landlord of a lesser amount of Minimum Monthly Rent or any other sum due hereunder, shall be deemed to be other than on account of the earliest due rent or payment, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or payment or pursue any other remedy available in this Lease, at law or in equity. Landlord may accept any partial payment from Tenant without invalidation of any contractual notice required to be given herein (to the extent such contractual notice is required) and without invalidation of any notice required to be given pursuant to California Code of Civil Procedure Section 1161 et seq., or of any successor statute thereto.

ARTICLE 8

SECURITY DEPOSIT

8.1	Initial Letter of Credit

(a) Procurement. Tenant shall deliver to Landlord concurrently with its execution of this Lease, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit (the “Initial Letter of Credit”) in the amount of Seven Million Two Hundred Fifty-Three Thousand Six Hundred Eighty-One and No/100 Dollars ($7,253,681.00) (the “Initial Letter of Credit Amount”), naming Landlord as beneficiary, which Landlord may draw upon solely upon the occurrence of an Event of Default (as defined in Section 24.1 below) under this Lease. Notwithstanding the foregoing or anything contained or implied in Section 24.1, no written notice shall be required for an Event of Default in the event of any breach under this Lease where, during the pendancy of any bankruptcy, insolvency or other action or other situation involving creditors rights, there exist circumstances under which Landlord is enjoined or is otherwise prevented by operation of law from giving to Tenant the written notice where applicable which would be necessary for such breach to constitute an Event of Default under this Lease. Landlord may draw on the Initial Letter of Credit only in those amounts reasonably approximating the amounts due to Landlord to make delinquent payments due under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants and obligations under this Lease. For purposes of clarification, however, Landlord shall not be entitled to draw on the Initial Letter of Credit solely as the result of the filing of a voluntary or involuntary bankruptcy petition pursuant to the provisions of Sections 24.1(g) and 26.1 below. If the amount of any such draw fully remedies the breach or default by Tenant (a “Remedied Default”), then, absent any other default or Event of Default, upon timely replenishment of the Initial Letter of Credit in accordance with the provisions hereof, the Remedied Default shall be deemed cured. Upon bankruptcy or other debtor-creditor proceedings involving Tenant, the proceeds of any draw on the Initial Letter of Credit shall be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Any such draw on the Initial Letter of Credit shall not constitute a waiver of any other rights or remedies of Landlord with respect to such default or failure to perform, and any such draw, to the extent the same has not been expended on the cure of a default or to compensate Landlord for any damage occasioned by a default, shall be returned to Tenant upon replenishment or replacement of the Initial Letter of Credit as provided in Section 8.1(c) below. The Initial Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, with a San Francisco, California service and claim point for the Letter of Credit, have an expiration date not earlier than the sixtieth (60th) day after the expiration date of the Lease specified in the Acknowledgment of Rent Commencement Date or any Acknowledgement of Expansion, as applicable (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than thirty (30) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof. In addition, the Initial Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Initial Letter of Credit shall be freely transferable by Landlord, without charge to Tenant and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Initial Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit D, and otherwise be in form and content satisfactory to Landlord.

(b) Renewal. If the Initial Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the term hereof (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Initial Letter of Credit to Landlord at least thirty (30) days prior to the date the Initial Letter of Credit expires.

(c) Replenishment or Replacement. If Landlord draws on the Initial Letter of Credit pursuant to the terms hereof, Landlord shall so advise Tenant in writing, and Tenant shall replenish the Initial Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirement of this paragraph within seven (7) business days, so that the amount available to Landlord from the Initial Letter of Credit(s) provided hereunder is the amount specified above. Tenant’s failure to deliver any replacement, additional or extension of the Initial Letter of Credit, or evidence of renewal of the Initial Letter of Credit, within the time specified under this Lease shall entitle Landlord to draw upon the Initial Letter of Credit then in effect. If Landlord liquidates the Initial Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Initial Letter of Credit as security for Tenant’s performance under this Lease, this Section 8.1 shall be deemed a security agreement for such purposes and for purposes of Division 9 of the California Uniform Commercial Code, Landlord shall be deemed to hold a perfected, first priority security interest in such funds, and Tenant does hereby authorize Landlord to file such financing statements or other instruments as Landlord shall deem advisable to further evidence and/or perfect such security interest. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto. No holder of a mortgage, deed of trust or other security instrument affecting the Complex, nor any purchaser at any judicial or private foreclosure sale of the Complex or any portion thereof, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Tenant is not in default at the expiration or termination of this Lease, within sixty (60) days thereafter Landlord shall return to Tenant the Initial Letter of Credit or the balance of the security deposit then held by Landlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the Initial Letter of Credit or the proceeds thereof to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

(d) Reduction of Initial Letter of Credit Amount. The Initial Letter of Credit Amount shall be reduced on the anniversary of each Rent Commencement Date in the amounts indicated below, provided the following shall be true as of each such anniversary: (i) Tenant has paid each installment of Rent as and when due for the period commencing on the Rent Commencement Date and expiring on such anniversary; (ii) there does not then exist any “Event of Default,” as defined in Section 24.1, or event which, with the giving of a Default Existence Notice (as defined in Section 12.1) or the passage of time or both would constitute an Event of Default hereunder; and (iii) Tenant shall demonstrate to Landlord’s reasonable satisfaction that it has at least One Hundred Million and No/00 Dollars ($100,000,000.00) in cash, cash equivalents or marketable securities (“Cash”). For purposes of calculating the amount of Cash held by Tenant at any given time, any Cash serving as collateral for the Initial Letter of Credit may be included.

(1) On the eighth (8th) anniversary of the Rent Commencement Date, the Initial Letter of Credit Amount shall be reduced by One Million Thirty-Six Thousand Two Hundred Forty and No/100 Dollars ($1,036,240.00), to equal Six Million Two Hundred Seventeen Thousand Four Hundred Forty-One and No/100 Dollars ($6,217,441)

(2) On the ninth (9th) anniversary of the Rent Commencement Date, the Initial Letter of Credit Amount shall be further reduced by One Million Thirty-Six Thousand Two Hundred Forty and No/100 Dollars ($1,036,240.00), to Five Million One Hundred Eighty-One Thousand Two Hundred One and No/100 Dollars ($5,181,201)

(3) On the tenth (10th) anniversary of the Rent Commencement Date, the Initial Letter of Credit Amount shall be further reduced by One Million Thirty-Six Thousand Two Hundred Forty and No/100 Dollars ($1,036,240.00), to Four Million One Hundred Forty-Four Thousand Nine Hundred Sixty One and No/100 Dollars ($4,144,961); and

(4) On the eleventh (11th) anniversary of the Rent Commencement Date, the Initial Letter of Credit Amount shall be further reduced by Two Million Seventy-Two Thousand Four Hundred Eighty and No/100 Dollars ($2,072,480.00), to Two Million Seventy-Two Thousand Four Hundred Eighty-One and No/100 Dollars ($2,072,481.00).

ARTICLE 9

USE

9.1	Permitted Use

The Premises shall be used and occupied only for the purposes specified in Section 1.13 hereof, and for no other purpose or purposes. Tenant shall promptly comply with all Laws and Regulations (including, without limitation, the Mission Bay Regulations) affecting the Premises their cleanliness, safety, occupation and use. Without limiting the generality of the foregoing, Tenant shall not use, or permit to be used, the Premises in any manner which in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Buildings; (f) materially and adversely affect the first-class image of the Buildings; or (g) contravene or violate any provision of the Mission Bay Regulations. In addition, the Premises or any portion thereof may not be used for: (i) an employment agency or similar enterprise; (ii) offices of any governmental authority or agency, any foreign government, the United Nations, or any agency or department of the foregoing, (iii) any illegal purposes or any activity constituting a nuisance, or (iv) businesses whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment, including (A) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (B) a school or classroom; (C) lodging or sleeping; (D) the operation of retail facilities; (E) the operation of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (F) a payroll office; (G) a barber, beauty or manicure shop; (H) the on-site rendering of medical, dental or other therapeutic or diagnostic services requiring the presence of clients or patients as opposed to the receipt by courier or U.S. mail of items for therapeutic or diagnostic review, except as may be incident to the uses specified in Section 1.13; (1) the operation of any non-profit or charitable organization, other than as an office location which does not invite the presence of clients or patients; provided, however, that to the extent Landlord permits a third-party tenant or subtenant of the Complex to engage in any of the restricted uses described in (iv)(A)-(I) above, such restricted use(s) shall not apply to Tenant. Landlord may, in its sole discretion, waive any provision of this Section 9.1 in connection with its consent to an assignment or sublease pursuant to Article 21.

9.2	Heavy Equipment

Tenant shall not place a load upon any floor of the Premises which exceeds the weight such floor was designed to carry. Landlord’s engineer shall have the right to approve how the weight and position of all equipment and heavy installations which Tenant wishes to place in the Premises is structurally support, if necessary, so as properly to distribute the weight thereof, or to require plans prepared by a qualified structural engineer at Tenant’s sole cost and expense for such heavy objects. Notwithstanding the foregoing, Landlord shall have no liability for any damage caused by the installation of such heavy equipment or installations.

9.3	Machinery

Mechanical equipment belonging to Tenant which causes noise and/or vibration that may be transmitted to the structure of any Building or to any other leased space to such a degree as to be objectionable to Landlord or to any other tenants in the Complex or which may cause damage shall be placed and maintained by Tenant, at Tenant’s expense, in settings of cork, rubber or spring type noise and/or vibration eliminators, and Tenant shall take such other measures as needed to eliminate vibration and/or noise or to reduce it to acceptable levels. Landlord acknowledges and agrees that the backup diesel generator to be installed by Tenant in the Parking Structure shall be exempt from the foregoing.

9.4	Waste or Nuisance

Tenant shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing, including, without limitation, the release of any foul or noxious odors, which may disturb the quiet enjoyment of any other tenant or occupant of the Complex; provided, however, that Landlord acknowledges and agrees that the backup diesel generator to be installed by Tenant in the Parking Structure shall be exempt from the “release of foul or noxious odors” prohibition set forth in this Section 9.4, provided that Tenant regularly maintains and tests such generator.

ARTICLE 10

COMPLIANCE WITH LAWS AND REGULATIONS

10.1	Compliance Obligations

Tenant shall, at its sole cost and expense, comply with all of the requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, and shall faithfully observe in the use or occupancy of the Premises all municipal ordinances and state and federal statutes, laws and regulations now or hereafter in force, including, without limitation, the “Environmental Laws” (as defined in Section 10.3(f) below), all Regulations (including the Mission Bay Regulations), and the Americans with Disabilities Act, 42 U.S.C. §§ 12101 12213 (and any rules, regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto), whether or not any of the foregoing were foreseeable or unforeseeable at the time of the execution of this Lease (collectively, “Laws”). Tenant’s obligation to comply with and observe such Laws shall apply regardless of whether such Laws regulate or relate to Tenant’s particular use of the Premises or regulate or relate to the use of premises in general, and regardless of the cost thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

10.2	Condition of Premises

Subject to completion of Base Building Work as required in the Work Letter, Tenant hereby accepts the Premises in the condition existing as of the applicable Tenant Access Date for each floor of the Premises, subject to all applicable zoning, municipal, county and state laws, ordinances, rules, orders, restrictions of record, requirements, Regulations and Laws in effect during the Term or any part of the Term hereof regulating the Premises, and without representation, warranty or covenant by Landlord, express or implied, as to the condition, habitability or safety of the Premises, the suitability or fitness thereof for their intended purposes, or any other matter; provided, however, that Landlord warrants that the site upon which the Complex is to be located is zoned for Tenant’s proposed use.

10.3	Hazardous Materials

(a) Existing Environmental Conditions. Tenant acknowledges that detectable amounts of Hazardous Materials (as defined in Section 10.3(e) below) and groundwater contaminants, including petroleum hydrocarbons, have come to be located in soils and in the ground water under or in the vicinity of the Land (the “Existing Environmental Conditions”). This statement is not a declaration that a hazard exists. Tenant acknowledges further that site remediation has been implemented and continues to be implemented on the Premises pursuant to the provisions of the Site Cleanup Requirements adopted by the California Regional Water

Quality Control Board (the “Regional Board”) in Order No. R2-2005-0028, including future amendments thereto, and previous Regional Board orders. Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such Hazardous Materials on its operations and persons using or occupying the Premises. Landlord makes no representation or warranty with regard to the environmental condition of the Premises or the Complex. Tenant, on behalf of itself and its Tenant Parties (“Releasors”), herby covenants and agrees not to sue and forever releases and discharges Landlord, and its members, partners, officers, directors, affiliates, agents, contractors and employees from and against any and all claims, losses, damages, causes of action, costs, liabilities and expense, arising out of hazardous substances or groundwater contamination presently existing on, under or emanating from or to the Premises or the Complex. Tenant, on its own behalf and on behalf of all Releasors, understands and expressly waives any rights or benefits available under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”

(b) Deed Restrictions. Tenant acknowledges that as a result of the Existing Environmental Conditions, the Premises is or may become subject to deed restrictions (the “Deed Restrictions”) in accordance with the Remedial Measures MOU. Tenant acknowledges further that the Deed Restrictions impose or will impose certain covenants, conditions, and restrictions on the use of the Premises (including, without limitation, prohibitions on residential development and certain uses of the groundwater); and that the Deed Restrictions require or will require that all owners and occupants, including without limitation, tenants, and any and all successors in interest, including heirs and assigns to such parties, to comply with the requirements and restrictions of the Risk Management Plan, including future amendments thereto. Tenant agrees that it will comply with the Deed Restrictions and that the Lease is and will be subordinate and subject to the Deed Restrictions. Tenant agrees to execute and acknowledge any documents or instruments necessary to implement such subordination and to make the Lease and the rights of any tenants hereunder subject and subordinate to the Deed Restrictions.

(c) Risk Management Plan. Tenant agrees to comply with all applicable requirements of the Risk Management Plan, including future amendments thereto, in connection with its use and occupancy of the Premises and the Complex. Tenant agrees further that in any and all future subleases, licenses, permits or other agreements between Tenant and any other user or occupant of the Premises, which agreement authorizes such party to undertake or to engage in activities that are subject to one or more requirements of the Risk Management Plan, Tenant shall provide a copy of the Risk Management Plan or its relevant provisions to such other user or occupant prior to execution of such agreement and shall insure that such agreement contains covenants requiring that (i) such party comply with the Risk Management Plan (to the extent applicable); (ii) such party obligate other persons or entities with which it contracts for construction, property maintenance or other activities which may disturb soil or groundwater to comply with the applicable provisions of the Risk Management Plan; and (iii) such party (and the persons or entities with which it so contracts) will refrain from interfering with Landlord’s or Tenant’s compliance with the requirements of the Risk Management Plan.

(d) Mitigation. Tenant acknowledges and agrees that the Complex, including the Premises, is subject to the Mitigation Measures. Tenant acknowledges that it has reviewed and understands the Mitigation Measures and agrees that it will comply (and cause its contractors and subcontractors, and all those users or other occupants of the Premises claiming through Tenant to comply) with and do all things necessary to comply with the requirements of the Mitigation Measures as the same relate or apply to the Premises and Tenant’s use thereof.

(e) Hazardous Materials. As used herein, the term “Hazardous Materials” shall mean any wastes, materials or substances (whether in the form of liquids, solids or gases, and whether or not airborne), which are or are deemed to be (i) pollutants or contaminants, or which are or are deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or to the environment, or which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements, any amendments or successor(s) thereto, replacements thereof or publications promulgated pursuant thereto, including, without limitation, any such items or substances which are or may become regulated by any of the Environmental Laws (as defined in Section 10.3(f) below); (ii) listed as a chemical known to the State of California to cause cancer or reproductive toxicity pursuant to Section 25249.8 of the California Health and Safety Code, Division 20, Chapter 6.6 (Safe Drinking Water and Toxic Enforcement Act of 1986); or (iii) a pesticide, petroleum, including crude oil or any fraction thereof, asbestos or an asbestos-containing material, a polychlorinated biphenyl, radioactive material, or urea formaldehyde.

(f) Environmental Laws. As used herein, the term “Environmental Laws” shall be deemed to include, without limitation, 33 U.S.C. Section 1251 et seq., 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 7401 et seq., 42 U.S.C. Section 9601 et seq., and California Health and Safety Code Section 25100 et seq., and 25300 et seq., California Water Code, Section 13020 et seq., or any successor(s) thereto, all local, state and federal laws, judgments, ordinances, orders, rules, regulations, codes and other governmental restrictions, guidelines and requirements, any amendments and successors thereto, replacements thereof and publications promulgated pursuant thereto, which deal with or otherwise in any manner relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind.

(g) Tenant’s Use. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, stored or used in or about the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned, except that Tenant, in connection with its permitted use of the Premises as provided in Section 1.13 and 9.1, may keep, store and use materials that constitute Hazardous Materials which are customary for such permitted use, provided such Hazardous Materials are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in strict compliance with this Article 10.

(1) Tenant shall comply with all applicable Laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of Hazardous

Materials or wastes by Tenant or Tenant’s Parties on, under or about the Premises or the Complex.

(2) Tenant shall not (A) operate on or about the Premises any facility required to be permitted or licensed as a third-party, destination hazardous waste facility (as opposed to the permitted processing of Hazardous Materials generated by Tenant on site during its operations) or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Premises for one hundred twenty (120) days or more, nor (C) conduct any other activities on or about the Premises that could result in the Premises being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of Hazardous Materials or hazardous wastes which could have such a result).

(3) Tenant shall not install or maintain any underground storage tanks.

(4) Tenant shall not keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove the same from the Premises. Tenant shall keep all incinerators, containers or other equipment used for the storage or disposal of such matter in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and shall not use the sewage disposal system of the Buildings for the disposal of anything except as permitted by any governmental entity.

(h) Landlord’s Inspection Rights. At reasonable times and upon reasonable prior notice, prior to the expiration or earlier termination of the Lease Term, Landlord shall have the right to conduct (a) an annual hazardous waste investigation of the Premises and (b) if Landlord has reasonable cause to believe that any contamination exists on, in, under, or around the Buildings, the Common Areas or the Premises, such other tests as Landlord may deem necessary or desirable to demonstrate whether contamination has occurred as a result of Tenant s use of the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold the Landlord, its agents and contactors harmless from and against any and all claims, demands or actions, arising out of or in connection with any removal, clean up, restoration and materials required hereunder to return the Premises and any other property of whatever nature to their condition existing prior to the time of any such contamination caused by Tenant or Tenant’s Parties. Landlord shall pay for the cost of the annual investigation and other tests of the Premises, unless it has been determined that Tenant or Tenant’s Parties have caused contamination of the Premises with Hazardous Materials, in which case Tenant shall bear such costs. Tenant shall pay the reasonable costs required to perform or conduct any closure study, exit audit or similar investigation required by then applicable laws.

(i) Surrender. Tenant shall surrender the Premises at the expiration or earlier termination of this Lease free of any Hazardous Materials caused to be present by Tenant, its employees or agents and free and clear of all judgments, liens or encumbrances relating thereto and, at its own cost and expense, shall repair all damage and clean up or perform any remedial action necessary relating to any Hazardous Materials caused to be present by Tenant, its employees or agents. Tenant, at its sole cost and expense, shall, following Landlord’s request, remove any alterations or improvements that may be shown by an independent environmental consultant or laboratory to be contaminated or to contain Hazardous Materials caused to be present by Tenant, its employees or agents, or, at Landlord’s option, elected in the exercise of its reasonable discretion, shall clean and restore such items in accordance with applicable law.

Prior to expiration of the Term, or upon any earlier termination of this Lease, Tenant shall obtain at Tenant’s expense all appropriate environmental closure reports and certifications by appropriate governmental or regulatory authorities required or permitted by applicable Law (“Closure Certifications”). Tenant shall deliver copies of all Closure Certifications to Landlord. Additionally, Tenant shall provide Landlord with a Phase I environmental site assessment from a professional environmental consultant approved by Landlord stating that the site contains no Recognized Environmental Condition, as that term is defined by American Society for Testing and Materials Standard E-1527-00 other than the Existing Environmental Conditions.

10.4	Indemnity

Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all “Losses” (as defined in this Section 10.4) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Parties of any of the requirements, ordinances, statutes, regulations or other laws referred to in this Article 10, including, without limitation, the Environmental Laws; (b) any breach of the provisions of this Article 10 by Tenant or any of Tenant’s Parties; or (c) any use on, about or from the Premises of any Hazardous Material permitted by this Lease or approved by Landlord under this Lease and any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any Hazardous Material or waste or any radioactive material or radiation on or about the Premises as a proximate result of Tenant’s use of the Premises or as a result of any intentional or negligent acts or omissions of Tenant or of any of Tenant’s Parties. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Complex, damages for the loss or restriction on use of any space or amenity within the Buildings or the Complex, damages arising from any adverse impact on marketing space in the Complex, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity The provisions of this Article 10 shall survive the termination of this Lease.

Landlord shall defend, indemnify, and hold Tenant harmless from and against any cost of remediation arising from any contamination (“Existing Contamination”) of the Premises (including the underlying land and ground water) by any Hazardous Materials existing on or about the Premises prior to any early entry by Tenant pursuant to Section 1.11 above; provided, however that this paragraph shall not apply, and Landlord’s indemnity and hold harmless obligations shall be limited to take into account the extent Tenant’s Hazardous Materials Activities shall have added to or effected in any way any Existing Contamination.

ARTICLE 11

SERVICES AND UTILITIES

11.1	Services and Utilities

(a) Janitorial and Engineering Services. Tenant shall be responsible for providing and paying for all services and utilities required by Tenant for its use and occupancy of the Premises. Without limitation, Tenant shall provide its own engineering and janitorial services, using personnel that maintain harmonious labor relations at the Complex (it being acknowledged by Landlord, however, that, if union labor is not available, after reasonable investigation, to perform the specialized janitorial services required by a GMP-certified operation in the Premises, any contract with non-union janitorial to perform such function shall not constitute a breach or violation of this Lease), and provide services in a first class manner and in such a way as the first class character of the Complex is maintained. To the extent that Tenant is responsible for a particular type of service (and such service is not provided by Landlord), the cost of such service shall not be included in Operating Costs. Landlord and Tenant shall work together in good faith to resolve any union/non-union disputes.

(b) Utilities. Commencing on the date Base Building Work is substantially complete and continuing thereafter throughout the Term of this Lease, Tenant shall pay, before delinquency, all charges for water, trash collection, gas, heat, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the Premises (as the same may be expanded in accordance with Article 33), including any taxes on such services and utilities. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. However, if Landlord reasonably determines that Tenant is using a disproportionate amount of any utility service, then Landlord, at its election, may periodically charge Tenant, as Additional Rent, a sum equal to Landlord’s reasonable estimate (supported by reasonably detailed evidence) of the cost of Tenant’s excess use of such utility service, or may install, at Tenant’s expense, a separate meter to measure the utility service supplied to the Premises. Tenant shall also pay its Proportionate Share of Operating Costs for all charges for water, gas, heat, electricity, power, sewer, telephone, alarm system or security, janitorial and other services or utilities supplied to or consumed in or with respect to the Common Areas.

(c) Tenant Supplied Services. Tenant shall be responsible for providing and paying for those services which are unique to Tenant’s occupancy (as opposed to a general office space occupancy), which services shall be agreed upon by Landlord and Tenant in writing. Such services may consist of, by way of illustration and not limitation, pest control, janitorial services, HVAC maintenance and sewer and water testing.

11.2	Interruptions

(a) Liability. It is understood that Landlord does not warrant that any of the utilities referred to above or any services which Landlord may supply or access to the Premises will be free from interruption. Tenant acknowledges that any one or more such services may be suspended or reduced or access may be limited by reason of repairs, alterations or improvements necessary to be made, by strikes or accidents, by any cause beyond the reasonable control of Landlord, or by orders or regulations of federal, state, county or municipal authority. Landlord shall provide reasonable prior written notice to Tenant of Landlord’s expectation that an interruption or suspension of service may be forthcoming, including Landlord’s estimate of the duration thereof. In the event of any interruption or suspension of water, power or other utilities, Landlord shall use commercially reasonable good-faith efforts to promptly restore such services. Any such interruption or suspension of services, access or utilities shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, nor shall such interruption or suspension render Landlord liable to Tenant for damages by abatement of Rent or otherwise, including but not limited to liability for consequential damages or loss of business by Tenant, nor shall it relieve Tenant of performance of Tenant’s obligations under this Lease. Landlord and Tenant intend hereby that the issues of rent abatement and termination of this Lease be governed strictly by the provisions of this Lease. Accordingly, Tenant hereby waives the provisions of any applicable existing or future Law permitting the abatement of rent or termination of the Lease due to such interruption, failure or inability. Landlord shall use its good faith efforts to minimize interruptions in utilities, services and access to the Premises, and without limitation, Landlord shall perform, upon reasonable prior notice to Tenant, any maintenance or repairs that are reasonably anticipated to give rise to any such interruption after business hours or on weekends to the extent such procedures would be followed generally by operators of Comparable Buildings (except to the extent an emergency or Law would otherwise require).

(b) Abatement. Notwithstanding the foregoing,

(1) if any interruption in or failure or inability to provide access to the Premises or any of the services to be provided by Landlord hereunder (such interruption, failure or inability, a “Service Interruption”), continues for more than the Abatement Trigger Period (as defined in Section 11.2(b)(3) below) after Tenant’s written notice thereof to Landlord, and during the Abatement Trigger Period Tenant is unable to conduct and does not conduct any business in a material portion of the Premises as a result of the Service Interruption, Tenant shall be entitled to an abatement of Minimum Monthly Rent and Additional Rent, which abatement shall commence as of the first day after the expiration of the Abatement Trigger Period and shall terminate upon the earlier to occur of the cessation of such Service Interruption or one (1) year after the commencement of such Service Interruption, and which abatement shall be based on the portion of the Premises rendered inaccessible or unusable for Tenant’s business by such Service Interruption; provided, however, that to the extent that Landlord is not reimbursed for the so abated Rent pursuant to Landlord’s rental loss (or other) insurance (other than because Landlord failed to maintain the insurance required of it pursuant to Section 13.4), the abatement shall not be applicable to the extent Tenant is reimbursed for the applicable Rent pursuant to Tenant’s business interruption (or other) insurance (or, if greater, to the extent Tenant would be reimbursed if Tenant maintained the insurance required of it pursuant to Section 13.4 with third party insurance carriers); and

(2) if any Service Interruption continues for more than two hundred seventy (270) days after Tenant’s written notice thereof to Landlord, and Tenant is unable to conduct and does not conduct business in any material portion of the Premises as a result thereof during such two hundred seventy (270) day period, Landlord and Tenant shall each have the right to terminate this Lease as respects such material portion of the Premises (or as to the entire Premises, if such material portion exceeds seventy-five percent [75%] of the entire Rentable Area of the Premises), by written notice to the other given within thirty (30) days after the expiration of the aforesaid two hundred seventy (270) day period, which termination notice shall specify a termination date that shall not be before the date of such notice nor more than sixty (60) days after the date of such notice.

(3) As used herein, the “Abatement Trigger Period” means: (A) in the case of a Service Interruption resulting from an On-Site cause, a period of ten (10) consecutive business days; and (B) in the case of a Service Interruption resulting from an Off-Site cause, a period of twenty (20) consecutive business days.

(4) Notwithstanding anything to the contrary contained herein, the abatement and termination provisions set forth above shall be inapplicable to any Service Interruption that is caused by (x) damage from fire or other casualty to the Complex or any portion thereof, it being acknowledged that such situation shall be governed by Article 19 (as distinguished from a Service Interruption that is caused by a fire or other casualty to an Off-Site facility, such as a utility company power station or grid, which shall be governed by this Section 11.2); or (y) the negligence or willful misconduct of Tenant or any other Tenant Party or the breach by Tenant of its obligations under this Lease.

11.3	Conservation

Tenant agrees to comply with the reasonable conservation, use and recycling policies and practices from time to time established by Landlord for the use of utilities and services supplied by Landlord (if any). Landlord may reduce the utilities supplied to the Premises and the Common Areas as required or permitted by any mandatory water, energy or other conservation statute, regulation, order or allocation or other program.

ARTICLE 12

ALTERATIONS

12.1	Consent of Landlord; Ownership

Except for Minor Alterations (defined in the second paragraph of this Section 12.1), Tenant shall not make, or suffer to be made, any alterations, additions or improvements to the Premises (individually, an “Alteration” and collectively, “Alterations”), without the written consent of Landlord first had and obtained. Any Alterations, except trade fixtures, shall, upon expiration or termination of this Lease, become a part of the realty and belong to Landlord. Provided there is then no default or event which, with the giving of a Default Existence Notice (as defined below) or the passage of time or both would become a default hereunder, and except as otherwise provided in this Lease, Tenant shall have the right to remove its trade fixtures placed upon the Premises provided that Tenant restores the Premises as indicated below. To the extent that Landlord withholds consent as a result of the existence of any default or event which, with the giving of notice or the passage of time or both would become a default hereunder,

Landlord shall notify Tenant of the existence of such default or event (a “Default Existence Notice”). For purposes hereof, the term “trade fixtures” shall not include fume hoods; but shall include all fermentation equipment and vessels with a capacity of less than or equal to 1,000 liters, and related exposed pipes, cold rooms, and all built-in laboratory benches, case work, and related built-in shelving. All alterations, fixtures and other items (other than trade fixtures) that are permanently affixed to the Premises shall become a part of the realty and belong to Landlord upon the expiration or earlier termination of this Lease.

Notwithstanding the foregoing, no consent shall be required for Alterations which Tenant elects to make to the Premises, so long as such Alterations meet the following conditions: (a) the replacement or installation of carpet with a carpet quality equal to or greater than the original carpets installed in the Premises; (b) the replacement of existing or installation of new wall covering with a wall covering quality equal to or greater than the original wall covering installed in the Premises; (c) the painting of the interior of the Premises in a color matching the color approved by Landlord for the original Tenant Improvements; and (d) the Alterations to the interior improvements independent of those described in clauses (a), (b), and (c) above which do not exceed, as to any particular Alteration, a total cost of $50,000 on any given floor and do not in the aggregate exceed a total cost of $150,000 for any project during any twelve (12) month period (“Minor Alterations”). The Alterations described in clauses (a) through (d) above may be made to the Premises without Landlord’s consent, so long as all of the following is true and correct as of the date of commencement of the work of installation of such Alterations: (i) Tenant is not in default after the expiration of applicable cure periods with respect to the terms of this Lease; (ii) no liens are filed on the Premises related to such Alterations which has not been timely and statutorily removed by Tenant pursuant to applicable law; (iii) Tenant has provided Landlord with no less than ten (10) days prior written notice that such work of Alteration is scheduled; (iv) as to Alterations requiring design and/or engineering work (e.g., excluding wall and floor covering), Tenant has provided Landlord on a once-per-year basis as to all Alterations completed during the prior year, with a 1/8” scaled sepia or another electronic format reflecting the Alterations to be made by Tenant upon completion of each such Alteration (provided, however, that field grade plans shall be satisfactory if the custom and practice with respect to such work of Alteration does not call for such electronic format drawings); (v) Tenant complies with all other terms of this Lease related to Alterations and Surrender Obligations; (vi) such Alterations do not require changes to the building systems; (vii) such Alterations do not involve changes to the exterior of any Building; and (viii) such Alterations do not involve any roof penetrations or installations in any part of the Common Areas. If Tenant requests in writing such predetermination from Landlord, any consent to Alterations provided by Landlord shall specify whether Landlord shall require removal of said Alterations upon surrender of the Premises.

12.2	Requirements

Any Alteration performed by Tenant (including Minor Alterations) shall be subject to strict conformity with the following requirements:

(a) All Alterations shall be at the sole cost and expense of Tenant;

(b) Prior to commencement of any work of alteration, Tenant shall submit detailed plans and specifications, including working drawings (hereinafter referred to as “Plans”), of the proposed Alteration, which may be subject to the consent of Landlord in accordance with the terms of Section 12.1 above;

(c) Following approval of the Plans by Landlord (if required), Tenant shall give Landlord at least ten (10) days’ prior written notice of any commencement of work in the Premises so that Landlord may post notices of non-responsibility in or upon the Premises as provided by law;

(d) No Alteration shall be commenced without Tenant having previously obtained all appropriate permits and approvals required by and of governmental agencies;

(e) All Alterations shall be performed in a skillful and workmanlike manner, consistent with the best practices and standards of the construction industry, and pursued with diligence in accordance with said Plans previously approved by Landlord and in full accord with all applicable laws and ordinances. All material, equipment, and articles incorporated in the Alterations are to be new and of recent manufacture and of the most suitable grade for the purpose intended;

(f) Tenant’s contractor for any work shall maintain all of the insurance reasonably required by Landlord, including, without limitation, commercial general liability and workers’ compensation; and

(g) The Alteration must be performed in a manner such that they will not interfere with the quiet enjoyment of the other tenants in the Complex.

12.3	Tenant’s Costs

Tenant shall pay promptly to Landlord, upon demand, all third party out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, Tenant shall pay to Landlord, within thirty (30) days after request, a construction supervisory and administrative fee; provided, however, that Landlord shall provide to Tenant a written good faith estimate of its expected review costs, including its administrative fee, following any request by Tenant, and Tenant shall have a five (5) day period in which to rescind its request for approval of the proposed Alteration prior to accrual of any cost to Tenant. Such good faith estimate shall under no circumstances be deemed a ceiling on any costs payable by Tenant hereunder.

12.4	Liens

Tenant shall keep the Premises and the Complex in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event a mechanic’s or other lien is filed against the Premises, the Building or the Complex as a result of a claim arising through Tenant, Landlord may demand that Tenant furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to at least one hundred fifty percent (150%) of the amount of the contested lien claim or demand, indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien or claim. Such bond must be posted within ten (10) days following notice from Landlord. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in any action to foreclose such lien if Landlord shall decide it is to its best interest to do so. If Tenant fails to post such bond within said time period, Landlord after five (5) days’ prior written notice to Tenant may pay the claim prior to the enforcement thereof, in which event Tenant shall reimburse Landlord in full, including attorneys’ fees, for any such expense, as additional Rent, with the next due rental.

12.5	Restoration

Except as otherwise provided in this Article 12, Tenant shall return the Premises to Landlord at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, free of rubble and debris, broom clean, reasonable wear and tear excepted, and, at Landlord’s election, with all Alterations made by Tenant (other than Tenant’s Work) removed from the Premises and the Premises restored to their prior condition (excepting normal wear and tear), all by Tenant at Tenant’s expense. All damage to the Premises caused by the removal of such trade fixtures and other personal property or Alterations that Tenant is permitted or required to remove under the terms of this Lease and/or such restoration shall be repaired by Tenant at its sole cost and expense prior to termination. Notwithstanding the foregoing, if so requested by Tenant in writing at the time Tenant requests approval for an Alteration, Landlord shall advise Tenant in writing at the time of Landlord’s approval of such Alteration as to whether Landlord will waive its right to require that such Alteration be removed by Tenant from the Premises. Landlord’s failure to expressly waive such requirement in writing shall preserve Landlord’s right to exercise the foregoing election as respects such Alteration.

ARTICLE 13

PROPERTY INSURANCE

13.1	Use of Premises

If any of the Permitted Uses increase the existing rate of insurance upon the Buildings or the Complex or cause the cancellation of any insurance policy covering the Buildings, or any part thereof, Tenant shall be solely responsible for the payment of such increase. If any use of the Premises by Tenant is prohibited by the standard form of “All Risk” or “Special Causes of Loss” fire insurance policies, Tenant shall cease and desist such use unless and until other substitute coverage is available and is obtained that is reasonably satisfactory to Landlord and any lender of Landlord. Tenant shall be responsible for the cost of any such other coverage. Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to the Premises, of any insurance organization or company, necessary for the maintenance of reasonable property damage and commercial general liability insurance, covering the Premises, the Buildings, or the Complex.

13.2	Increase in Premiums

Tenant agrees to pay Landlord, as additional Rent, within ten (10) days after receipt by Tenant of Landlord’s billing therefor, any increase in premiums for insurance policies which may be carried by Landlord on the Premises, the Buildings or the Complex resulting from any negligent or intentional act or omission of Tenant or any of its contractors, partners, officers, employees or agents.

13.3	Personal Property Insurance

Tenant shall maintain in full force and effect on all of its fixtures, furniture, equipment and other business personal property in the Premises, and specifically covering the Tenant Improvements, a policy or policies providing protection against any peril included within the classification “All Risk” or “Special Causes of Loss” to the extent of at least ninety percent (90%) of their replacement cost, or that percentage of the replacement cost required to negate the effect of a co-insurance provision, whichever is greater. No such policy shall have a deductible in a greater amount than One Hundred Thousand and No/100 Dollars ($100,000.00) unless Landlord shall expressly consent otherwise in writing. Tenant shall also insure in the same manner the physical value of all its leasehold improvements and Alterations in the Premises. During the mum of this Lease, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures, equipment, and leasehold improvements so insured. Landlord shall have no interest in said insurance, and will sign all documents necessary or proper in connection with the settlement of any claim or loss by Tenant. All insurance specified in this Section 13.3 to be maintained by Tenant shall be maintained by Tenant at its sole cost.

13.4	Landlord’s Property Insurance

In addition to any other insurance Landlord elects to maintain, Landlord agrees to maintain property insurance covering the Complex as set forth in this Section. Such insurance shall be issued in the names of Landlord and its lender, as their interests appear, and shall be for the sole benefit of such parties and under their sole control. Such insurance shall be obtained through reputable insurance underwriters utilizing standard “special form” insurance policies as such policies are in use from time to time for Comparable Buildings (excluding, at Landlord’s option, perils such as earthquake, flood, terror and other standard “special form” policy form exclusions), with a deductible provision, if any, that does not materially exceed that which prudent operators of Comparable Buildings would carry from time to time in the exercise of reasonable business judgment, in an amount or amounts equal to not less than eighty percent (80%) of the full replacement value of the Buildings (excluding the land and the footings, foundations and installations below the basement level), without deduction for depreciation, including the costs of demolition and debris removal, or such other fire and property damage insurance as Landlord shall reasonably determine. Landlord shall carry a minimum of twelve (12) month loss of rental rider on such property damage insurance. Notwithstanding the foregoing, Tenant may, with Landlord’s written consent, which consent shall not be unreasonably withheld, obtain property insurance in place of Landlord’s property insurance for any Building in which Tenant leases one hundred percent (100%) of the Rentable Area thereof, provided that (i) such insurance is less expensive than the insurance that would otherwise be obtained by Landlord for such Building(s), (ii) such insurance satisfies the requirements set forth above in this Section 13.4, (iii) Tenant’s proposed insurer maintains a policyholders’ rating and financial rating equal to or better than that of Landlord’s proposed or actual insurer, (iv) such insurance maintains the same coverage amount and carries with it the same endorsements as would otherwise be obtained by Landlord, and (v) such insurance shall be issued in the names of Landlord and its lender, as their interests appear, and shall be for the sole benefit of such parties and under their sole control.

ARTICLE 14

INDEMNIFICATION, WAIVER OF CLAIMS AND SUBROGATION

14.1	Intent and Purpose

This Article 14 is written and agreed to in respect of the intent of the parties to assign the risk of loss, whether resulting from negligence of the parties or otherwise, to the party who is obligated hereunder to cover the risk of such loss with insurance. Thus, the indemnity and waiver of claims provisions of this Lease have as their object, so long as such object is not in violation of public policy, the assignment of risk for a particular casualty to the party carrying the insurance for such risk, without respect to the causation thereof.

14.2	Waiver of Subrogation

Landlord and Tenant release each other, and their respective authorized representatives, from any claims for damage to the Premises and the Building and other improvements in which the Premises are located, and to the furniture, fixtures, and other business personal property, Tenant’s improvements and alterations of either Landlord or Tenant, in or on the Premises and the Building and other improvements in which the Premises are located, including loss of income, that are caused by or result from risks insured or required under the terms of this Lease to be insured against under any property insurance policies carried or to be carried by either of the parties.

14.3	Form of Policy

Each party shall cause each such insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against either party in connection with any damage covered by such policy. Neither party shall be liable to the other for any damage caused by any peril included within the classification “All Risk” or “Special Causes of Loss” which is insured against under any property insurance policy carried under the teens of this Lease.

14.4	Indemnity

Tenant, as a material part of the consideration to be rendered to Landlord, shall indemnify, defend, protect and hold harmless Landlord against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses (each, a “Claim”) of any kind which may be brought or imposed upon Landlord or which Landlord may pay or incur by reason of (a) injury or death to person or damage to property, from whatever cause, including, without limitation, the negligence of the parties hereto, all or in any way connected with the condition or use of the Premises, or the improvements or personal property therein or thereon, including, without limitation, any liability or injury to the person or property of Tenant, its agents, officers, employees or invitees, and (b) any injury or death to any person or damage to property caused by the negligence of Tenant or any of its officers, partners, employees or agents anywhere in the Complex. Nothing contained herein shall obligate Tenant to indemnify Landlord against the gross negligence or willful acts of Landlord or its officers, employees or agents.

Except as to injury to persons or damage to property to the extent arising from the willful misconduct or the uninsured ordinary negligence of Tenant, its agents, servants, employees, invitees, or contractors, and except for the matters for which Tenant agrees to indemnify, defend, protect and hold Landlord harmless pursuant to the foregoing paragraph, Landlord shall hold Tenant harmless from and indemnify Tenant against any Claim incurred in connection with or arising from any injury, illness, or death to any person or damage to any property to the extent (i) such injury, illness, death or damage is caused by the uninsured gross negligence or willful misconduct of Landlord or its agents or employees, and (ii) such Claim is not included within the risks insured against under the insurance that Tenant is required to carry under this Lease. Notwithstanding anything to the contrary set forth in this Section 14.4 or elsewhere in this Lease, in no event shall Landlord be liable for any consequential or remote damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property in the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general business office activities and functions. Landlord’s indemnification obligations under this Section 14.4 are subject to the provisions of Section 14.2 above.

The provisions of this Section 14.4 shall not relieve any insurance carrier from the obligations accruing under the terms of its policies with respect to this Lease and shall survive the expiration or termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

14.5	Defense of Claims

In the event any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant, upon Landlord’s request, will at Tenant’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel designated either by Tenant or by the insurer whose policy covers the occurrence and in either case approved reasonably by Landlord. The obligations of Tenant under this Section 14.5 arising by reason of any occurrence taking place during the Term shall survive any termination of this Lease.

14.6	Waiver of Claims

Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for damages or injury, as described below, from any cause arising at any time, including breach of the provisions of this Lease and the negligence of the parties hereto except to the extent such damages or injury are caused by the gross negligence or willful actions of Landlord, its agents, officers and employees:

(a) damages to goods, wares, merchandise and loss of business in, upon or about the Premises and injury to Tenant, its agents, employees, invitees or third persons, in, upon or about the Premises, the Building or the Complex; and

(b) (notwithstanding anything to the contrary contained in this Lease, including, without limitation, the definition of Operating Costs which includes security) damages to goods, wares, merchandise and loss of business, in, upon or about the Premises or the Complex, and injury to Tenant, its agents, employees, invitees or third persons in, upon or about the Premises or the Complex, where such damage or injury results from Landlord’s failure to police or provide security for the Complex or Landlord’s negligence in connection therewith.

14.7	References

Wherever in this Article the term Landlord or Tenant is used and such party is to receive the benefit of a provision contained in this Article, such term shall refer not only to that party but also to its shareholders, officers, directors, employees, partners, members, managers, mortgagees and agents.

ARTICLE 15

LIABILITY AND OTHER INSURANCE

15.1	Tenant’s Liability Insurance

Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease, a commercial general liability insurance policy insuring Tenant against the risks of, bodily injury and property damage, personal injury, contractual liability, completed operations, products liability, host liquor liability, owned and non-owned automobile liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be a combined single limit policy in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence with a Ten Million and No/100 Dollar ($10,000,000.00) annual aggregate. Landlord and any lender and any other party in interest designated by Landlord shall be named as additional insured(s). The policy shall contain cross liability endorsements with coverage for Landlord for the negligence of Tenant even though Landlord is named as an additional insured; shall insure performance by Tenant of the indemnity provisions of this Lease; shall be primary, not contributing with, and not in excess of coverage which Landlord may carry; shall provide for severability of interest; shall provide that an act or omission of one of the insured or additional insureds which would void or otherwise reduce coverage shall not void or reduce coverages as to the other insured or additional insureds; and shall afford coverage after the term of this Lease (by separate policy or extension if necessary) for all claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the term of this Lease. The limits of said insurance shall not limit any liability of Tenant hereunder. Not more frequently than every second year, if owners of Comparable Buildings then customarily require levels of liability insurance coverage in excess of that required by this Section 15.1, or if Landlord’s lenders require additional coverage, Tenant shall promptly increase said insurance coverage as required by Landlord.

15.2	Workers’ Compensation Insurance

Tenant shall carry Workers’ Compensation insurance as required by law, including an employers’ liability endorsement

ARTICLE 16

INSURANCE POLICY REQUIREMENTS & INSURANCE DEFAULTS

16.1	General Requirements

All insurance policies required to be carried by Tenant (except Tenant’s business personal property insurance) hereunder shall conform to the following requirements:

(a) The insurer in each case shall carry a designation in “Best’s Insurance Reports” as issued from time to time throughout the teen as follows: Policyholders’ rating of A; financial rating of not less than VII;

(b) The insurer shall be qualified to do business in the state in which the Premises are located;

(c) The policy shall be in a form and include such endorsements as are acceptable to Landlord;

(d) Certificates of insurance shall be delivered to Landlord at commencement of the term. Tenant shall provide Landlord with evidence that insurance will be bound at least fifteen (15) days prior to the expiration of each policy, and Tenant shall further provide Landlord with certificates of renewal within fifteen (15) after the expiration of each policy;

(e) Each policy shall provide that the insurer shall endeavor to provide Landlord with written notice at least thirty (30) days prior to any cancellation or expiration of such policy, or any reduction in the amounts of insurance carried.

16.2	Tenant’s Insurance Defaults

If Tenant fails to obtain any insurance required of it under the terms of this Lease, Landlord may, at its option, but is not obligated to, obtain such insurance on behalf of Tenant and bill Tenant, as additional Rent, for the cost thereof. Payment shall be due within thirty (30) days of receipt of the billing therefor by Tenant.

ARTICLE 17

ABANDONMENT OF PROPERTY

17.1	Removal of Personal Property

Tenant agrees that as at the date of termination of this Lease or repossession of the Premises by Landlord, by way of default or otherwise, it shall remove from the Premises all personal property to which it has the right to ownership pursuant to the terms of this Lease. Any and all such property of Tenant not removed by such date shall, at the option of Landlord, irrevocably become the sole property of Landlord. Tenant waives (to the extent waivable) the protections of California Civil Code sections 1980-1991, and all rights to notice and all common law and statutory claims and causes of action which it may have against Landlord subsequent to such date as regards the storage, destruction, damage, loss of use and ownership of the personal property affected by the terms of this Article. Tenant acknowledges Landlord’s need to relet the Premises upon termination of this Lease or repossession of the Premises and understands that the forfeitures and waivers provided herein are necessary to aid said reletting, and to prevent Landlord incurring a loss for inability to deliver the Premises to a prospective Tenant.

ARTICLE 18

MAINTENANCE AND REPAIRS

18.1	Landlord’s Obligations

(a) Subject to the other provisions of this Lease imposing obligations in this respect upon Tenant, Landlord, at its sole cost and expense shall repair, replace and maintain, including the cost of correcting defective workmanship and materials, the Structural parts (as the term “Structural” is defined in Section 2.16 above) of the Building(s), as applicable. The cost of such repairs, maintenance and replacement shall not be included in Operating Costs.

(b) Landlord shall also repair, replace and maintain the following, and the costs of so doing will be included as Operating Costs: (i) the Common Areas of the Complex; (ii) janitor and equipment closets and shafts within the Premises (as the same may exist from time to time) designated by Landlord for use by it in connection with the operation and maintenance of the Complex; (iii) all other portions of Common Areas. In the event the Premises consists of some portion of Building 2, but less than all of the Rentable Area of Building 2, Landlord shall repair, replace and maintain (A) the nonstructural aspects of the exterior walls, roof membrane, building common areas, garage elevators of Building 2; and (B) the HVAC, plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) of Building 2, except to the extent those systems and equipment serves the Premises exclusively. The cost of repair, maintenance and replacement of the items described in clauses (A) and (B) shall be included in Operating Costs and paid by Tenant in accordance with Section 2.6 during any period during the Term when the Premises consists of some portion of Building 2, but less than all of Building 2.

(c) Landlord shall perform such repairs, replacements and maintenance with reasonable dispatch, in a good and workmanlike manner; but Landlord shall not be liable for any damages, direct, indirect or consequential, or for damages for personal discomfort, illness or inconvenience of Tenant by reason of failure of such equipment, facilities or systems or reasonable delays in the performance of such repairs, replacements and maintenance, unless caused by the gross negligence or deliberate act or omission of Landlord.

18.2	Negligence of Tenant

If the Buildings, the elevators, boilers, engines, pipes or apparatus used for the purpose of climate control of the Buildings or operating the elevators, or if the water pipes, drainage pipes, HVAC system, sprinkler or life safety system, electric, lighting or other equipment of a Building, or the roof or the outside walls of a Building become damaged or destroyed through any act, omission, neglect, or improper conduct of Tenant or any of its employees, members, partners, agents, contractors, subtenants or licensee or the moving of any of Tenant’s property or deliveries into or out of the Premises, the cost of the necessary repairs, replacements or alterations shall be borne by Tenant who shall pay the same to Landlord as additional charges forthwith on demand; provided, however, that Tenant’s obligations under this Section 18.2 shall be subject to Section 14.2 above.

18.3	Tenant’s Obligations

(a) Except to the extent expressly Landlord’s obligation under Section 18.1 above, Tenant shall, throughout the Term at its sole cost and expense, (1) keep and maintain the Premises in good order and condition, and repair and replace every part thereof, including, without limitation, the following: (A) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (B) interior and exterior doors, door frames and door closers; (C) interior lighting (including, without limitation, light bulbs and ballasts); (D) Building Systems, or portions thereof, that exclusively serve the Premises (as the same may exist from time to time), including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant (“Specialty Systems”) and all HVAC systems and equipment and all electrical facilities and equipment, including lighting fixtures, lamps, fans, fume hoods, refrigeration units and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (E) all communications systems serving the Premises; (F) all of Tenant’s security systems in or about or serving the Premises; (G) Tenant’s signage; and (H) interior demising walls and partitions (including painting and wallcoverings), equipment, floors, casework, laboratory benches and any roll-up doors, ramps and dock equipment, (2) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (3) cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm reasonably approved by Landlord in writing.

(b) Tenant shall also be responsible for all pest control within the Premises, for all trash removal and disposal from the Premises, including without limitation, the safe and lawful disposal of all biohazardous materials, sharps and the like. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations (“HVAC Service Contracts”), copies of which shall be provided to Landlord, which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall also maintain adequate maintenance records for all equipment, and shall provide such records to Landlord for review upon request.

(c) Tenant’s repair, maintenance and replacement obligations shall be performed in a first class, workmanlike manner using union labor and within a reasonable period of time; provided, however, that (1) with respect to the Building Systems, or portions thereof, that exclusively serve the Premises (other than any Specialty Systems), in the event Landlord determines that Tenant’s maintenance practices do not meet the standard required under this Lease, Landlord, upon prior notice to Tenant and reasonable opportunity to cure, may elect to perform all or some of the foregoing maintenance, repairs and replacement itself, at Tenant’s expense, and (2) if Tenant fails to perform Tenant’s Repair Obligations, Landlord may immediately perform any such work at Tenant’s expense and charge Tenant an administrative fee equal to 10% of the cost of such work. Tenant shall pay to Landlord all reasonable costs and expenses incurred by Landlord and required to be paid by Tenant under this Section forthwith on demand.

18.4	Waiver

Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.

18.5	Acceptance

Except as to the construction obligations of Landlord, stated in the Work Letter, Tenant shall accept the Premises in “as is” condition as of the date the Premises are delivered to Tenant, and subject to any punch list items referenced in the Work Letter, Tenant acknowledges that the Premises in such condition are in good and sanitary order, condition and repair.

ARTICLE 19

DESTRUCTION

19.1	Rights of Termination

(a) In the event the Premises suffers a property loss which Landlord reasonably determines cannot be repaired within one (1) year from the date of destruction under the laws and regulations of state, federal, county or municipal authorities, or other authorities with jurisdiction, and Tenant is not legally entitled to operate its business within at least one half (1/2) of the Rentable Area of the Premises. Landlord may terminate this Lease by written notice from Landlord to Tenant within ninety (90)) days after the date of the damage stating that the time to restore will exceed such one (1) year period. Such termination shall be effective as of the date specified in Landlord’s notice, which date shall be no earlier than thirty (30) days after the date of Landlord’s notice and no later than ninety (90) days after the date of Landlord’s notice, except in the case of total destruction of the Premises, in which case the termination shall be effective as of the date of Landlord’s notice. During the period from the date of the damage until the termination date, Tenant shall be entitled to a proportionate reduction of Minimum Monthly Rent, based on the extent to which the Premises is not usable for the purposes permitted hereunder by reason of such damage.

(b) In the event of a property loss to the Premises which Landlord reasonably determines cannot be repaired within one (1) year of the occurrence thereof, Tenant shall also have the right to terminate the Lease by written notice to Landlord within thirty (30) days following notice from Landlord that the time for restoration will exceed such time period. Such termination shall be effective as of the date specified in Tenant’s notice, which date shall be no earlier than thirty (30) days after the date of Landlord’s notice and no later than ninety (90) days after the date of Landlord’s notice, except in the case of total destruction of the Premises, in which case the termination shall be effective as of the date of Tenant’s notice.

(c) In the event the Premises (including the Tenant Improvements) suffers an “uninsured property loss” (as defined in Section 19.1(e) below), Landlord may either: (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) Terminate this Lease by giving written notice to Tenant within thirty (30) days after receipt by Landlord of knowledge of the occurrence of such damage if the cost of repair is reasonably estimated by Landlord’s general contractor in charge of such repair to exceed Five Million and No/100 Dollars ($5,000,000.00). Such termination shall be effective sixty (60) days following the date of such notice.

(d) In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of the termination notice to give written notice to Landlord of Tenant’s commitment to contribute funds to pay for the repair of such damage and continue the Lease, and shall provide Landlord with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. To the extent that Tenant exercises such right and performs its obligations hereunder, the Lease shall continue and Landlord and Tenant agree that:

(i) The first Two Million and No/100 Dollars ($2,000,000.00) of uninsured property losses shall be borne solely by Landlord;

(ii) The next Six Million and No/100 Dollars ($6,000,000.00) of uninsured property losses shall be borne equally by Landlord and Tenant;

(iii) Any uninsured property losses in excess of Eight Million and No/100 Dollars ($8,000,000.00) shall be borne solely by Tenant;

(iv) Landlord’s funds shall be applied first to the repair of the core and shell of the Premises;

(v) Landlord’s and Tenant’s funds shall be applied to the repair of the Tenant Improvements in the same proportion as calculated during the original construction thereof;

(vi) Landlord shall proceed to make such repairs as soon as reasonably possible after the required funds are available.

(e) For purposes of this Lease, the term “uninsured property loss” shall mean (i) any loss arising from a peril not covered by the standard form of “All Risk” or “Special

Causes of Loss” property insurance policy, or (ii) the deductible on a policy of earthquake insurance.

19.2	Repairs

In the event of a property loss where this Lease is not terminated under the terms of Section 19.1 above or Sections 19.5 or 19.6 below, then this Lease shall continue in full force and effect and Landlord shall forthwith undertake to make such repairs to reconstitute the Premises to as near the condition as existed prior to the property loss as practicable. Such property loss shall in no way annul or void this Lease except that Tenant shall be entitled to a proportionate reduction of Minimum Monthly Rent following the property loss and until the time the Premises are restored, based on the extent to which the Premises is not usable for the purposes permitted hereunder by reason of such damage. Such reduction shall be based on the ratio that the square footage of the damaged portion of the Premises bears to the total square footage of the Premises. So long as Tenant conducts its business in the Premises, there shall be no abatement until the parties agree on the amount thereof. If the parties cannot agree within forty-five (45) days of the property loss, the matter shall be submitted to arbitration under the “fast track” rules of the American Arbitration Association. Upon the resolution of the dispute, the settlement shall be retroactive and Landlord shall within ten (10) days thereafter refund to Tenant any sums due in respect of the reduced rental from the date of the property loss. Landlord’s obligations to restore shall in no way include any of Tenant’s property or any construction originally performed by Tenant or subsequently undertaken by Tenant, but shall include solely that property constructed by Landlord prior to commencement of the Term hereof.

19.3	Repair Costs

The cost of any repairs to be made by Landlord, pursuant to Section 19.2 of this Lease, shall be paid by Landlord utilizing available insurance proceeds. Tenant shall reimburse Landlord, if and to the extent Landlord is entitled to reimbursement hereunder, upon completion of the repairs for any deductible for which no insurance proceeds will be obtained under Landlord’s insurance policy (except to the extent the amount of such deductible is not reimbursable pursuant to any other provision of this Lease), or if other premises are also repaired, a pro rata share based on total costs of repair equitably apportioned to the Premises, and utilizing the “useful life” formula set forth in Section 2.6(a).

19.4	Waiver

Tenant hereby waives all statutory or common law rights of termination in respect to any partial destruction or property loss which Landlord is obligated to repair or may elect to repair under the terms of this Article.

19.5	Landlord’s Election

In the event that the Complex or the Premises is destroyed to the extent of not less than twenty-five percent (25%) of the replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises are injured or not, in the same manner as in Section 19.1 above. In the event that the Complex or the Premises is destroyed to the extent of less than twenty-five percent (25%) of the replacement cost thereof, Tenant may elect to remain in the Premises but solely to the extent that Tenant’s presence does not impede or otherwise interfere with the repair of the Complex or the Premises, as applicable. In all events, a total destruction of the Complex or the Premises shall terminate this Lease.

19.6	Damage Near End of Term

If at any time during the last twelve (12) months of the term of this Lease there is, in Landlord’s sole opinion, Substantial Damage to the Premises (as defined in this Section 19.6 below), whether or not such casualty is covered in whole or in part by insurance, Landlord may at Landlord’s option terminate this Lease by giving written notice to Tenant of Landlord’s election to do so within thirty (30) days after the date of occurrence of such damage and Landlord shall have no further liability hereunder. Such termination shall be effective as of the date specified in Landlord’s notice, which date shall be no earlier than thirty (30) days after the date of Landlord’s notice and no later than ninety (90) days after the date of Landlord’s notice, except in the case of total destruction of the Premises, in which case the termination shall be effective as of the date of Landlord’s notice. “Substantial Damage” as used in this Section 19.6 means damage that will cost over Two Million and No/100 Dollars ($2,000,000.00) to repair.

ARTICLE 20

CONDEMNATION

20.1	Definitions

(a) “condemnation” means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a condemnor and/or (ii) a voluntary sale or transfer by Landlord to any condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b) “date of taking” means the date the condemnor has the right to possession of the property being condemned.

(c) “award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation.

(d) “condemnor” means any public or quasi public authority, or private corporation or individual, having the power of condemnation.

20.2	Total Taking

If the Premises are totally taken by condemnation, this Lease shall terminate on the date of taking.

20.3	Partial Taking; Common Areas

(a) If any portion of the Premises is taken by condemnation, this Lease shall remain in effect, except that Tenant can elect to terminate this Lease if 33 1⁄3% or more of the total number of square feet of Rentable Area in the Premises is taken, if Tenant delivers to Landlord

Tenant’s written notice stating that Tenant, in its good faith judgment, will be unable to conduct its business in the Premises following such condemnation.

(b) If any part of the Common Areas of the Complex is taken by condemnation, this Lease shall remain in full force and effect so long as there is no material interference with the access to the Premises, except that if fifty percent (50%) or more of the Common Areas is taken by condemnation, Landlord or Tenant shall have the election to terminate this Lease pursuant to this Section.

(c) If fifty percent (50%) or more of the Building(s) in which the Premises are located is taken, Landlord shall have the election to terminate this Lease in the manner prescribed herein.

20.4	Termination or Abatement

If either party elects to terminate this Lease under the provisions of Section 20.3 (such party is hereinafter referred to as the “Terminating Party”), it must terminate by giving notice to the other party (the “Non-terminating Party”) within thirty (30) days after the nature and extent of the taking have been finally determined (the “Decision Period”). The Terminating Party shall notify the Non-terminating Party of the date of termination, which date shall not be earlier than one hundred twenty (120) days after the Terminating Party has notified the Non-terminating Party of its election to terminate no later than the date of taking. If Notice of Termination is not given within the Decision Period, the Lease shall continue in full force and effect except that Minimum Monthly Rent shall be reduced by subtracting therefrom an amount calculated by multiplying the Minimum Monthly Rent in effect prior to the taking by a fraction the numerator of which is the number of square feet of Rentable Area taken from the Premises and the denominator of which is the number of square feet of Rentable Area in the Premises prior to the taking.

20.5	Restoration

If there is a partial taking of the Premises and this Lease remains in full force and effect pursuant to this Article, Landlord, at its cost, shall accomplish all necessary restoration so that the Premises is returned as near as practical to its condition immediately prior to the date of the taking, but in no event shall Landlord be obligated to expend more for such restoration than the extent of funds actually paid to Landlord by the condemnor.

20.6	Award

Any award arising from the condemnation or the settlement thereof shall belong to and be paid to Landlord exclusively, except that Tenant shall have the right to receive from Landlord’s award compensation for the then unamortized cost of that portion of the Tenant Improvements paid for by Tenant (to the extent not included in any separate claim filed by Tenant pursuant to the following sentence), as allocated by the condemning authority. In addition, Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s trade fixtures, tangible personal property, goodwill, loss of business and relocation expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. Except as stated above, Landlord shall be solely entitled to all awards in respect of the real property, including the bonus value of the leasehold.

ARTICLE 21

ASSIGNMENT AND SUBLETTING

21.1	Lease is Personal

Except as specifically provided to the contrary in this Article 21, the purpose of this Lease is to transfer possession of the Premises to Tenant for Tenant’s personal use in return for certain benefits, including rent, to be transferred to the Landlord. Tenant acknowledges and agrees that it has entered into this Lease in order to occupy the Premises for its own personal use and not for the purpose of obtaining the right to assign or sublet the leasehold to others.

21.2	“Transfer of the Premises” Defined

Except for transfer described in Section 21.6 hereof, the terms “Transfer of the Premises” or “Transfer” as used herein shall include any assignment of all or any part this Lease (including an assignment by operation of law), subletting of all or any part the Premises or transfer of possession, or right of possession or contingent right of possession of all or any portion of the Premises including, without limitation, concession, mortgage, deed of trust, devise, hypothecation, agency, license, franchise or management agreement, or the occupancy or use by any other person (the agents and servants of Tenant excepted) of any portion of the Premises. If Tenant is a corporation which is not deemed a public corporation, or is an unincorporated association, partnership or limited liability company or partnership, or consists of more than one party, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, partnership, limited liability company or ownership interest, in the aggregate (whether in a single transaction or series of separate but related transactions over a period of time) of twenty-five percent (25%) or more, shall be deemed a Transfer of the Premises.

21.3	No Transfer Without Consent

Except for a Transfer described in Section 21.6(a) hereof or Shared Space Arrangement, Tenant shall not suffer a Transfer of the Premises or any interest therein, or any part thereof, or any right or privilege appurtenant thereto without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and a consent to one Transfer of the Premises shall not be deemed to be a consent to any subsequent Transfer of the Premises. Landlord shall respond to any request for consent within ten (10) business days. Any Transfer of the Premises without such consent shall be void, and shall, at the option of Landlord, terminate this Lease. Any Transfer of the Premises without such consent (except a Transfer described in Section 21.6 or a Shared Space Arrangement) shall (i) be voidable, and (ii) terminate this Lease, in either case, at the option of Landlord. The consent by Landlord to any Transfer shall not include consent to the assignment or transferring of any lease renewal option rights or space option rights of the Premises, special privileges or extra services granted to Tenant by this Lease, or addendum or amendment thereto or letter of agreement (and such options, rights, privileges or services shall terminate upon such assignment), unless Landlord specifically grants in writing such options, rights, privileges or services to such assignee or subtenant.

21.4	When Consent Granted

The consent of Landlord to a Transfer, if required pursuant to this Article 21, may not be unreasonably withheld, provided that it is agreed to be reasonable for Landlord to consider any of the following reasons, which list is not exclusive, in electing to deny consent:

(a) With respect to an assignment of Tenant’s interest in the Lease, the financial strength of the proposed transferee at the time of the proposed assignment is not at least equal to that of Tenant at the time of execution of this Lease;

(b) With respect to a sublease of the Premises or a portion thereof, the financial strength of the proposed subtenant at the time of the proposed assignment is not sufficient, in Landlord’s reasonable judgment, to allow the proposed subtenant to meet its rental obligations under the sublease along with meeting its other financial obligations;

(c) A proposed transferee whose occupation of the Premises would cause a diminution in the reputation of the Complex or the other businesses located therein;

(d) A proposed transferee whose impact or affect on the common facilities or the utility, efficiency or effectiveness of any utility or telecommunication system serving the Buildings or the Complex or the other occupants of the Complex would be adverse, disadvantageous or require improvements or changes in any utility or telecommunication capacity currently serving the Buildings or the Complex;

(e) A proposed transferee whose occupancy will require a variation in the terms of this Lease (including, without limitation, a variation in the use clause) or which otherwise adversely affects any interest of Landlord, or whose occupancy or use may violate any restrictions set forth in this Lease, or any negative covenant as to use of the Premises required by any other lease in the Building;

(f) The existence of any default by Tenant under any provision of this Lease;

(g) A proposed transferee who is or is likely to be, or whose business is or is likely to be, subject to compliance with additional laws or other governmental requirements beyond those to which Tenant or Tenant’s business is subject;

(h) Either the proposed transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed transferee or an affiliate of the proposed transferee, (i) occupies space in the Complex at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Complex at such time;

(i) The proposed Transferee is a governmental agency or unit, or a non-profit entity, or an existing tenant in the Complex; provided, however, that the foregoing restriction with respect to a governmental agency or non-profit entity shall not apply to Tenant in the event that such governmental agency or non-profit entity is an existing tenant or subtenant in the Complex;

(j) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building(s) or the Complex, or increasing the expenses associated with operating, maintaining and repairing the Building(s) or the Complex;

(k) If the proposed transfer is to occur during any portion of the Term during which Landlord has the ability to lease a portion of Building 2, the proposed transferee is an entity whose requirements could otherwise be satisfied or accommodated in any unleased portion of the Complex;

(l) If the proposed transfer is to occur during any portion of the Term during which Landlord has the ability to lease a portion of Building 2, the rent proposed to be charged by Tenant to the proposed transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety-five percent (95%) of the rent then being quoted by Landlord, at the proposed time of such Transfer, for comparable space in the Buildings for a comparable term, calculated using a present value system; provided, however, that such threshold shall not apply with respect to any proposed transferee whose requirements could not otherwise be satisfied or accommodated in any unleased portion of the Complex;

(m) The proposed transferee may be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity.

21.5	Competitive Space

In the event that Tenant enters into discussions concerning a Transfer of the Premises with a potential transferee whose requirements could otherwise be satisfied or accommodated by any unleased portion of the Complex, Tenant agrees that it shall notify Landlord in writing and shall deem Landlord to be in letters with such proposed transferee. Tenant further agrees that Landlord shall have the right of first negotiation with respect to such proposed transferee, and to the extent that Landlord and such proposed transferee fail to enter into a lease agreement for any portion of the Complex, thereafter Landlord may, in its sole discretion, withhold its consent to any proposed Transfer of the Premises by Tenant to such proposed transferee.

21.6	Affiliated Transfers and Shared Space Arrangements

(a) Affiliated Transfers

Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, but upon at least ten (10) days’ prior written notice to Landlord, to sublease the Premises or any portion thereof to a company or other entity organized or to be organized by Tenant, provided that Tenant, at the time of such sublease, owns or beneficially Controls (as defined below in the second paragraph of this Section 21.6(a)) all of the issued and outstanding shares of stock or interests of the company or other entity (“Affiliated Transferee”); further provided, however, that in the event that at any time following such sublease to an Affiliated

Transferee, Tenant or such Affiliated Transferee wishes to sell, mortgage, devise, hypothecate or in any other manner whatsoever transfer any portion of the ownership or beneficial control of the issued and outstanding shares in the stock or interests of such Affiliated Transferee, then such transfer shall constitute a Transfer under this Lease and subject to all provisions with respect thereto.

Notwithstanding anything to the contrary contained in this Lease, an assignment or subletting to, or use or occupancy of, all or a portion of the Premises by, any entity which at the time of initial subletting, use or occupancy of all or a portion of the Premises, is (a) an affiliate of Tenant (an entity which directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control, as such term is defined in California General Corporations Code (“CGCC”) Sections 160(b) (“Control”), with, Tenant); (b) an entity which merges or consolidates, through one or more steps, with Tenant, or (c) a transferee of all or substantially all of the assets of Tenant, or (d) any other entity which will qualify as an “affiliate” under CGCC 150 and 5031 (the entities described in clauses (a), (b), (c) and (d) to be collectively be referred to herein as an “Affiliate”), may occur freely without restriction and without any need for any consents or approval by Landlord, shall not be deemed a Transfer under this Article 21, and no Transfer Premium shall be payable, and shall not result in such party being deemed or considered a proposed transferee hereunder, provided that such assignment or sublease is not undertaken in whole or in part in order for Tenant to avoid its obligations under this Lease and provided further that all of the following conditions are met: (i) at the time of such Transfer, there is then existing no default on the part of Tenant under this Lease, nor any event described in Section 24.1 which, with a Default Existence Notice (as defined in Section 12.1) or the passage of time or both would become a default; (ii) Tenant has given prior written notice to Landlord of such Transfer, including information describing the Transfer and the reasons why the transferee is an Affiliate, and (iii) the original Tenant remains fully liable under this Lease, or, to the extent that the original Tenant no longer exists, the new entity constituting the Tenant executes such documents as Landlord may reasonably request to assure that such entity is bound by the terms of this Lease.

(b) Shared Space Arrangements

Notwithstanding anything to the contrary in this Article 21, Tenant may from time to time permit third parties with whom Tenant is working on particular projects and with whom Tenant will share office and laboratory services to use a portion of the Premises (a “Shared Space Arrangement”) and such use shall not be deemed to be a sublease so long as (i) no more than ten percent (10%) of the Rentable Area of the Premises (or if the third party owns at least five percent (5%) of Tenant, or if Tenant owns five percent (5%) of such third party, then, as to such third party, no more than ten percent (10%) of the Rentable Area of the Premises) is so used at any one time and (ii) the space occupied by such parties is not separately demised from the balance of the Premises (i.e. separated from the balance of the space by a wall or other constructed device and having separate entrances to the common areas) and (iii) the use of the space is not a use which increases (A) the operating costs for the Building, (B) the burden on the Building services, or (C) the foot traffic, elevator usage, parking or security concerns in the Building, or creates an increased probability of the comfort and/or safety of the Landlord and other tenants in the Building being unreasonably compromised or reduced (for example, but not exclusively, as a school or training facility, an entertainment, sports or recreation facility, retail sales to the public, medical offices, a personnel or employment agency, or an embassy or consulate or similar office) and (iv) Tenant does not realize a profit with respect to the space so used. The rights set forth in this section are personal to the Tenant originally named in this Lease, and shall not inure to the benefit of any successor, assignee or subtenant of Tenant. Tenant shall be fully responsible for the conduct of such parties within the Premises and the Complex, and Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties. Tenant shall supply Landlord with the terms of any such space sharing arrangement no later than ten (10) days prior to the effective date thereof.

21.7	Procedure for Obtaining Consent

With respect to a Transfer requiring Landlord’s consent, Landlord need not commence its review of any proposed Transfer, or respond to any request by Tenant with respect to such, unless and until it has received from Tenant adequate descriptive information concerning the business to be conducted by the proposed transferee, the transferee’s financial capacity, and such other information as may reasonably be required in order to form a prudent judgment as to the acceptability of the proposed Transfer, including, without limitation, the following:

(a) The past two years’ Federal Income Tax returns of the proposed transferee (or in the alternative the past two years’ audited annual Balance Sheets and Profit and Loss statements, certified correct by a Certified Public Accountant);

(b) Banking references of the proposed transferee;

(c) A resume of the business background and experience of the proposed transferee;

(d) A reasonable number of business references (not to exceed three [3]) for the proposed transferee; and

(e) An executed copy of the instrument by which Tenant proposes to effectuate the Transfer.

21.8	Recapture

By written notice to Tenant (the “Termination Notice”) within thirty (30) days following submission to Landlord by Tenant of the information specified in Section 21.7 at any time during the Renewal Period (defined in Section 34.1(a) below), Landlord may (1) terminate this Lease in the event of an assignment of this Lease or sublet of the entire Premises, or (2) terminate this Lease as to the portion of the Premises to be sublet, if the sublet is to be of less than the entire Premises (herein, a “Recapture”). If Landlord elects to terminate under the provisions hereof, and the area to be terminated is less than the entire Premises, an amendment to this Lease shall be executed in which Tenant’s obligations for rent and other charges shall be reduced in proportion to the reduction in the size of the Premises caused thereby by restating the description of the Premises, and its monetary obligations hereunder shall be reduced by multiplying such obligations by a fraction, the numerator of which is the Rentable Area of the Premises offered for sublease and the denominator of which is the Rentable Area of the Premises immediately prior to such termination, as determined by Landlord in its reasonable discretion.

Notwithstanding the foregoing, Landlord shall only be entitled to Recapture in the event the proposed Transfer (i) is for one or more floors of the Premises and (ii) is for a term ending no sooner than that date eighteen (18) months prior to the then scheduled expiration of the Term (without extension).

21.9	Reasonable Restriction

The restrictions on Transfer described in this Lease are acknowledged by Tenant to be reasonable for all purposes, including, without limitation, the provisions of California Civil Code (the “Code”) Section 1951.4(b)(2). Tenant expressly waives any rights which it might otherwise be deemed to possess pursuant to applicable law, including, without limitation, Section 1997.040 of the Code, to limit any remedy of Landlord pursuant to Section 1951.2 or 1951.4 of the Code by means of proof that enforcement of a restriction on use of the Premises would be unreasonable.

21.10	Effect of Transfer

The following conditions shall apply with respect to each Transfer, whether or not requiring Landlord’s consent:

(a) Each and every covenant, condition or obligation imposed upon Tenant by this Lease and each and every right, remedy or benefit afforded Landlord by this Lease shall not be impaired or diminished as a result of such Transfer.

(b) Except for Transfers to Affiliated Transferees and except in the case of a Shared Space Arrangement, Tenant shall pay to Landlord on a monthly basis, following recovery of the Deductible Costs (defined in this Section 21.10(b)) of such Transfer, fifty percent (50%) of (i) the excess of any sums of money, in particular Minimum Monthly Rent (but not Additional Rent nor any costs incurred by Tenant and passed through without markup to the transferee that would be deemed Operating Costs [as defined in Section 2.6] if such costs had been paid by Landlord), or other economic consideration received by Tenant from the proposed transferee in such month (whether or not for a period longer than one month), including higher rent, bonuses, key money, or the like, over (ii) the aggregate of the total sums which Tenant pays Landlord under this Lease in such month, or the prorated portion thereof if the Premises transferred is less than the entire Premises. For purposes of this Section, “Deductible Costs” means the aggregate cost of any subtenant improvements made in connection with the Transfer up to a maximum of $30 per square foot of Rentable Area (but in any event excluding any Tenant Improvement Allowance paid by Landlord), real estate brokerage commissions and reasonable attorneys’ fees, with any such attorneys’ fees not to exceed $5,000. The amount so derived shall be paid with Tenant’s payment of Minimum Monthly Rent.

(c) No Transfer, whether or not consent of Landlord is required hereunder, shall relieve Tenant of its primary obligation to pay Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer of the Premises.

(d) If Landlord consents to a sublease, such sublease shall not extend beyond the expiration of the Term of this Lease.

(e) No Transfer shall be valid and no transferee shall take possession of the Premises or any part thereof unless, Tenant shall deliver to Landlord, at least ten (10) days prior to the effective date of such Transfer, a duly executed duplicate original of the Transfer instrument in form satisfactory to Landlord which provides that (i) the transferee assumes Tenant’s obligations for the payment of rent and for the full and faithful observance and performance of the covenants, terms and conditions contained herein, (ii) such transferee will, at Landlord’s election, attorn directly to Landlord in the event Tenant’s Lease is terminated for any reason on the terms set forth in the instrument of transfer, (iii) such instrument of transfer contains such other assurances as Landlord reasonably deems necessary, and (iv) in the case of any Transfer that requires Landlord’s consent, Tenant and the transferee execute and deliver to Landlord Landlord’s consent document.

21.11	Costs

Tenant shall reimburse Landlord as additional Rent for Landlord’s reasonable attorneys’ fees and costs incurred in conjunction with the processing and documentation of any proposed Transfer of the Premises, whether or not consent is required or granted, and Tenant shall also reimburse Landlord as additional Rent for Landlord’s internal processing and administrative costs (not to exceed Seven Hundred Fifty and No/100 Dollars [$750.00] per Transfer) in connection with any proposed Transfer, whether or not consent is required or granted.

21.12	Collection of Rent

If, without Landlord’s consent when required under this Article 21, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 21, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

21.13	Notice of Risk Management Plan

Notwithstanding anything to the contrary contained herein, in any future Transfer agreement between Tenant and any transferee approved by Landlord in accordance with this Article 21, which Transfer agreement authorizes such transferee to undertake or to engage in activities that are subject to one or more requirements set forth in the Risk Management Plan, Tenant shall provide a copy of the Risk Management Plan or its relevant provisions to such transferee prior to execution of the Transfer agreement and shall ensure that such Transfer agreement contains covenants that (a) such transferee will comply with the Risk Management Plan (to the extent the Risk Management Plan applies to the transferee’s activities); (b) such transferee will obligate other entities with which it contracts for construction, property maintenance or other activities which may disturb soil or groundwater to comply with the applicable provisions of the Risk Management Plan; and (c) such transferee (and the entities with which it so contracts) will refrain from interfering with Landlord’s or Tenant’s compliance with the Risk Management Plan.

ARTICLE 22

ENTRY BY LANDLORD

22.1	Rights of Landlord

Subject to Tenant’s reasonable restricted area requirements relating, by way of example, to areas of the Premises such as “clean rooms,” the vivarium facility and areas in any secured area or which manufacturing occurs, where special clothing and secured entry procedures are required, and subject to prior written notice to Tenant, except in the case of emergency, Tenant shall permit Landlord and Landlord’s agents and any mortgagee under a mortgage or beneficiary under a deed of trust encumbering the Building(s) containing the Premises and such party’s agents to enter the Premises at all reasonable times, and upon reasonable advance written notice (provided that no advance notice need be given if an emergency [as determined by Landlord in its good faith judgment] necessitates an immediate entry or prior to entry to provide routine janitorial services), for the purpose of (a) inspecting the same, (b) maintaining the Building(s), (c) making repairs, replacements, alterations or additions to any portion of the Building(s), including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, (d) posting notices of non-responsibility for alterations, additions or repairs, (e) placing upon the Building(s) any usual or ordinary “for sale” signs and showing the space to prospective purchasers, investors and lenders, without any rebate of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, and (f) placing on the Premises any “to let” or “to lease” signs and marketing and showing the Premises to prospective tenants at any time within twenty-four (24) months prior to the expiration of this Lease. This Section 22.1 in no way affects the maintenance obligations of the parties hereto.

ARTICLE 23

SIGNS

23.1	Approval, Installation and Maintenance

Tenant shall not place on the Premises or on the Building(s) or the Common Areas of the Complex, any exterior signs or advertisements nor any interior signs or advertisements that are visible from the exterior of the Premises, without Landlord’s prior written consent, which Landlord reserves the right to withhold for any aesthetic or other reason in its reasonable discretion. The cost of installation and regular maintenance of any such signs approved by Landlord shall be at the sole expense of Tenant. At the termination of this Lease, or any extension thereof, Tenant shall remove all its signs, and all damage caused by such removal shall be repaired at Tenant’s expense.

23.2	Directory

Tenant shall be entitled to have its name listed in the directory of Building 2, to the extent part of the Premises is located in Building 2 and Building 2 is a multiple tenant building.

ARTICLE 24

DEFAULT

24.1	Definition

The occurrence of any of the events listed below shall constitute a material default and breach of this Lease by Tenant. The occurrence of such an event, following notice and passage of any cure period (if notice and a cure period are specifically required) is sometimes referred to herein as an “Event of Default.”

(a) Payment. Any failure by Tenant to pay the rent or to make any other payment required to be made by Tenant hereunder when due, following five (5) business days’ written notice as to scheduled rental obligations and ten (10) days’ written notice as to non-scheduled payment obligations stating that Tenant has failed to make such payment;

(b) Transfer. Tenant shall have sublet the Premises or assigned its interest in the Lease or otherwise entered into a Transfer in breach of the Article 21 hereof; or

(c) Required Documents. Tenant shall have failed to deliver documents required of it pursuant to Article 31 or Article 32 hereof within the time periods specified therein, following an additional five (5) days written notice of such failure;

(d) Letters of Credit. With respect to any letter of credit given by Tenant as security for the performance of its covenants and obligations hereunder, Tenant shall have failed to renew, replenish or reinstate such letter of credit in the manner and within the time required, or Landlord shall have received notice from the issuer of such letter of credit, that such issuer will not renew such letter of credit and Tenant shall have failed, with the time required, to provide Landlord with a replacement letter of credit.

(e) Other Covenants. A failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within the thirty (30) day period allowed, Tenant shall not be deemed to be in default if Tenant shall, within such thirty (30) day period, commence to cure and thereafter diligently prosecute the same to completion; or

(f) Receivership. Either (1) the appointment of a receiver (except a receiver appointed at the instance or request of Landlord) to take possession of all or substantially all of the assets of Tenant, or (2) a general assignment by Tenant for the benefit of creditors or other state insolvency or other statutory proceeding relating to creditors’ rights generally; or

(g) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition or proceeding by Tenant’s creditors, which involuntary petition or proceeding remains undischarged or undismissed sixty (60) days after the institution thereof. In the event that, under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws; or

(h) Multiple Defaults. The occurrence of more than three (3) Events of Default, shall constitute, at the option of Landlord, a separate and non-curable default.

ARTICLE 25

REMEDIES UPON DEFAULT

25.1	Termination and Damages

In the event of any Event of Default, then in addition to any other remedies available to Landlord herein or at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future laws providing for recovery of damages for such breach, including but not limited to the following:

(a) The worth at the time of award (as defined in Section 25.2 below) of any unpaid rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, including, without limitation, attorneys’ fees; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the applicable law in the state in which the Premises are located.

25.2	Definition

As used in subsections 25.1(a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of ten percent (10%) per annum. As used in subsection 25.1(c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank for the region in which the Complex is located at the time of award plus one percent (1%).

25.3	Personal Property

In the event of any Event of Default, Landlord shall also have the right and option, with or without terminating this Lease, to do any one or combination of the following:

(a) to reenter the Premises and remove all persons and property from the Premises;

(b) to have all of Tenant’s fixtures, furniture, equipment, improvements, additions, alterations and other personal property remain upon the Premises during the length of any default by Tenant or a lesser period (subject to any prior rights of lienholders or equipment lessors consented to by Landlord in the ordinary course of business pursuant to customary lien waivers lien waivers); or

(c) to require Tenant to forthwith remove such property.

(d) Landlord shall have the sole right to take exclusive possession of such property (subject to any prior rights of lienholders or equipment lessors consented to by Landlord in the ordinary course of business pursuant to customary lien waivers lien waivers) and to use it, rent, or charge free, until all defaults are cured. If Landlord shall remove property from the Premises, Landlord may, in its sole and absolute discretion, store such property in the Complex, in a public warehouse or elsewhere. All costs incurred by Landlord under this section, including, without limitation, those for removal and storage (including, without limitation, charges imposed by Landlord for storage within the Complex), shall be at the sole cost of and for the account of Tenant. The rights stated herein are in addition to Landlord’s rights described in Article 17.

25.4	Recovery of Rent; Reletting

(a) In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord shall elect to reenter as provided in Section 25.3 above, or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Section 25.1 above, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including, without limitation, Landlord’s right from time to time, without terminating this Lease, to either recover all rental as it becomes due or relet the Premises or any part thereof for such term or term’s and at such rental or rentals and upon such other tennis and conditions as Landlord may deem advisable with the right to make alterations and repairs to the Premises. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiation of Landlord or other legal proceeding granting Landlord or its agent possession to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(b) In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied by the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(c) No reentry or taking possession of the Premises or any other action under this section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default

(d) Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations).

(e) Tenant’s Subleases. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, Landlord may:

(1) Terminate any sublease, license, concession, or other consensual arrangement for possession entered into by Tenant and affecting the Premises or any portion thereof; or

(2) Choose to succeed to Tenant’s interest in such an arrangement. If Landlord elects to succeed to Tenant’s interest in such an arrangement, Tenant shall, as of the date of notice by Landlord of that election, have no further right to, or interest in, the Rent or other consideration receivable under that arrangement.

25.5	No Waiver

Efforts by Landlord to mitigate the damages caused by Tenant’s default in this Lease shall not constitute a waiver of Landlord’s right to recover damages hereunder, nor shall Landlord have any obligation to mitigate damages hereunder.

25.6	Curing Defaults

If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligation at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any federal, state or local law, rule, ordinance or regulation, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after ten (10) days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord to enforce any obligation of Tenant under this lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the rate provided in this Lease for past due sums from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses in connection with such obligation which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord in accordance with the tern’s of the bills rendered by Landlord to Tenant.

25.7	Cumulative Remedies

The various rights, options, election powers, and remedies of Landlord contained in this Article and elsewhere in this Lease shall be construed as cumulative and no one of them exclusive of any others or of any legal or equitable remedy which Landlord might otherwise have in the event of breach or default, and the exercise of one right or remedy by Landlord shall not in any way impair its right to any other right or remedy.

ARTICLE 26

BANKRUPTCY

26.1	Bankruptcy Events

If at any time during the term of this Lease there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if a receiver or trustee takes possession of any of the assets of Tenant, or if the leasehold interest herein passes to a receiver, or if Tenant makes an assignment for the benefit of creditors or petitions for or enters into an arrangement (any of which are referred to herein as a “bankruptcy event”), then the following provisions shall apply:

(a) Assume or Reject. At all events any receiver or trustee in bankruptcy or Tenant as debtor in possession (“debtor”) shall either expressly assume or reject this Lease within the earlier of sixty (60) days following the entry of an “Order for Relief’ or such earlier period of time provided by law.

(b) Cure. In the event of an assumption of the Lease by a debtor, receiver or trustee, such debtor, receiver or trustee shall immediately after such assumption (1) cure any default or provide adequate assurances that defaults will be promptly cured; and (2) compensate Landlord for actual pecuniary loss or provide adequate assurances that compensation will be made for actual pecuniary loss; and (3) provide adequate assurance of future performance.

(c) Adequate Assurance. For the purposes of Section 26.1(b), adequate assurance of future performance of all obligations under this Lease shall include, but is not limited to:

(1) written assurance that rent and any other consideration due under the Lease shall first be paid before any other of Tenant’s costs of operation of its business in the Premises is paid;

(2) written agreement that assumption of this Lease will not cause a breach of any provision hereof including, but not limited to, any provision relating to use or exclusivity in this or any other Lease, or agreement relating to the Premises, or if such a breach is caused, the debtor, receiver or trustee will indemnify Landlord against such loss (including costs of suit and attorneys’ fees), occasioned by such breach;

(d) Landlord’s Obligation. Where a default exists under the Lease, the party assuming the Lease may not require Landlord to provide services or supplies incidental to the Lease before its assumption by such trustee or debtor, unless Landlord is compensated under the terms of the Lease for such services and supplies provided before the assumption of such Lease.

(e) Assignment. The debtor, receiver, or trustee may assign this Lease only if adequate assurance of future performance by the assignee is provided, whether or not there has been a default under the Lease. Any consideration paid by any assignee in excess of the rental reserved in the Lease shall be the sole property of, and paid to, Landlord. Upon assignment by the debtor or trustee, the obligations of the Lease shall be deemed to have been assumed, and the assignee shall execute an assignment agreement on request of Landlord.

(f) Fair Value. Landlord shall be entitled to the fair market value for the Premises and the services provided by Landlord (but in no event less than the rental reserved in the Lease) subsequent to the commencement of a bankruptcy event.

(g) Reservation of Rights. Landlord specifically reserves any and all remedies available to Landlord in Article 25 hereof or at law or in equity in respect of a bankruptcy event by Tenant to the extent such remedies are permitted by law.

ARTICLE 27

SURRENDER OF LEASE

27.1	No Merger

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work as a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

ARTICLE 28

LANDLORD’S EXCULPATION

28.1	Limited Liability

In the event of default, breach, or violation by Landlord (which term includes Landlord’s partners, members, managers, co-venturers, co-tenants, officers, directors, employees, agents, or representatives) of any Landlord’s obligations under this Lease, Landlord’s liability to Tenant shall be limited to its ownership interest in the Premises (or its interest in the Building, if applicable) or the proceeds of a public sale of such interest pursuant to foreclosure of a judgment against Landlord. Landlord (as defined in Section 28.1) shall not be personally liable for any deficiency beyond its interest in the Premises.

28.2	Landlord’s Liability

Subject to the reciprocal indemnity provisions of Section 14.4 above, any employee of Landlord to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. Landlord, its property manager and Landlord’s lender shall not be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building(s), the Parking Garage, the Common Areas or the Complex, or by construction of any private, public or quasi-public work.

ARTICLE 29

ATTORNEYS’ FEES

29.1	Attorneys’ Fees

In the event of any litigation or arbitration (if each party in its sole and absolute discretion elects to use arbitration) proceeding between the parties with respect to this Lease, then all costs and expenses, including, without limitation, all reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein shall be paid or reimbursed by the other party. The “prevailing party” means the party determined by the court or arbitrator (if the parties elected to use arbitration) to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

ARTICLE 30

NOTICES

30.1	Writing

All notices, demands and requests required or permitted to be given or made under any provision of this Lease shall be in writing and shall be given or made by personal service or by mailing same by registered or certified mail, return receipt requested, postage prepaid, or overnight by Fed Ex or reputable courier which provides written evidence of delivery or other means of confirmation of delivery (such as computer confirmation by Fed Ex), or by facsimile with facsimile confirmation that the notice was sent and successfully received, addressed to the respective party at the address set forth in Section 1.2 or Section 1.3 of this Lease or at such other address as the party may from time to time designate, by a written notice sent to the other in the manner aforesaid.

30.2	Effective Date

Any such notice, demand or request (“notice”) shall be deemed given or made on the third day after the date so mailed. Notwithstanding the foregoing, notice given by personal delivery or by fax to the party at its address or fax number as aforesaid shall be deemed given on the day on which delivery is made or the fax is sent, respectively. Notice given overnight by a reputable courier service which provides written evidence of delivery shall be deemed given on the business day immediately following deposit with the courier service.

30.3	Authorization to Receive

Each person and/or entity whose signature is affixed to this Lease as Tenant or as guarantor of Tenant’s obligations (“obligor”) designates such other obligor its agent for the purpose of receiving any notice pertaining to this Lease or service of process in the event of any litigation or dispute arising from any obligation imposed by this Lease.

ARTICLE 31

SUBORDINATION AND FINANCING PROVISIONS

31.1	Priority of Encumbrances

This Lease is subordinate to any ground lease, mortgage, deed of trust or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

31.2	Non-Disturbance Agreement

Upon the request of Tenant, Landlord shall, at Tenant’s sole expense, use commercially reasonable efforts to secure a subordination, non-disturbance and attornment agreement executed by the holder of any deed of trust or mortgage upon or affecting the Premises, or any part thereof, which is prior or superior to the rights of Tenant hereunder.

31.3	Execution of Documents

Tenant agrees to execute any commercially reasonable documents required to further effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, if requested by Landlord or any lender. It is understood by all parties that Tenant’s failure to execute the subordination documents referred to above may cause Landlord serious financial damage by causing the failure of a financing or sale transaction.

31.4	Attornment

If the holder of any ground lease, mortgage, deed of trust or security described above (or its successor-in-interest), enforces its remedies provided by law or under the pertinent mortgage, deed of trust or security instrument and succeeds to Landlord’s interest in the Premises, Tenant shall, upon request of any person succeeding to the interest of such lender as result of such enforcement, automatically become the Tenant of said successor-in-interest without change in the terms or other provisions of this Lease; provided, however, that said successor-in-interest shall not be (i) bound by any payment of rent for more than thirty (30) days in advance, except prepayment in the nature of security for the performance by Tenant of its obligations under this Lease, (ii) liable for any act or omission of any previous landlord (including Landlord), (iii) subject to any offset, defense, recoupment or counterclaim that Tenant may have given to any previous landlord (including Landlord), or (iv) liable for any deposit that Tenant may have given to any previous landlord (including Landlord) that has not, as such, been transferred to said successor-in-interest. Within ten (10) days after receipt of request by said successor-in-interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment, including a non-disturbance, attornment and subordination agreement in a form required by any such successor-in-interest.

31.5	Notice and Right to Cure Default

Tenant agrees to give any mortgagee(s) and/or trust deed holders, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if, within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

31.6	Reasonable Accommodations

In connection with any financing of the Complex, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent or other financial provisions contained herein, materially increase the obligations, or materially and adversely affect the rights of Tenant under this Lease.

ARTICLE 32

ESTOPPEL CERTIFICATES

32.1	Execution by Tenant

Within ten (10) business days after receipt of written request by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate acknowledging such facts regarding this Lease as Landlord may reasonably require, including, without limitation, that to the extent of Tenant’s knowledge (i) this Lease is in full force and effect, binding and enforceable in accordance with its terms and unmodified (or if modified, specifying the written modification documents); (ii) no default exists on the part of Landlord or Tenant under this Lease; (iii) there are no events which with the passage of time, or the giving of a Default Existence Notice, or both, would create a default under this Lease; (iv) no rent in excess of one month’s rent has been paid in advance; (v) Tenant has not received any written notice of any other sale, assignment, transfer, mortgage or pledge of this Lease or the rent due hereunder; and (vi) Tenant has no defense, setoff, recoupment or counterclaim against Landlord. Any such estoppel certificate may be relied upon by Landlord, any lender and any prospective purchaser of the Building(s) or the Complex or any interest therein. Failure to comply with this Article after five (5) business days’ written notice of such failure, shall be a material breach of this Lease by Tenant giving Landlord all rights and remedies under this Lease, as well as a right to damages caused by the loss of a loan or sale which may result from such failure by Tenant.

32.2	Financing

If Landlord desires to finance or refinance the Premises, or any part thereof, or the Building, Tenant hereby agrees to deliver to any lender designated by Landlord such financial statements of Tenant as may be reasonably required by such lender, provided that such lender has been informed of the requirements of this Section 32.2 and has agreed to maintain the confidentiality of such information for a period of not less than three (3) years, and Landlord shall endeavor to obtain lender’s agreement in writing.

Such statements shall include the past three (3) years’ financial statements of Tenant. All such financial statements shall be received by Landlord and such lender in confidence and shall be used only for the purposes herein set forth.

ARTICLE 33

EXPANSION OPTIONS

33.1	First Expansion Option

(a) So long as FibroGen, Inc. (or an Affiliated Transferee or the third party under a Shared Space Arrangement) is the Tenant hereunder, Tenant shall have the option (the “First Expansion Option”) to lease from Landlord all or a portion of Building 2 (the “First Expansion Space”) upon the terms and conditions set forth in this Lease, subject to the following conditions:

(1) The First Expansion Option shall be exercised by written notice of Tenant’s irrevocable election to exercise the First Expansion Option substantially in the form of Exhibit C-2 attached hereto (the “First Exercise Notice”) given by Tenant to Landlord at any time prior to, but no later than, the date thirty (30) calendar months following the Rent Commencement Date (the “First Extension Deadline”).

(2) The First Expansion Space shall consist of Floors 1-3 of Building 2 plus any contiguous floors of Building 2 (but no partial floors) which Tenant may designate.

(3) There shall be then no uncured default existing under this Lease on the date Tenant gives the First Exercise Notice.

(4) No portion of Building 1 in excess of one complete floor has been subleased (not including, in any case, any Transfers to Affiliated Transferees or to third parties under a Shared Space Arrangement) for a period terminating on a date which is later than that date eighteen (18) months prior to expiration of the Term and Tenant (or its Affiliated Transferees or third parties under a Shared Space Arrangement) continues to occupy all other portions of Building 1.

(5) Tenant intends to occupy the First Expansion Space.

(b) Immediately upon Tenant’s giving the First Exercise Notice, (i) the First Expansion Space shall be deemed added to the Premises, (ii) the Principal Term shall be adjusted to extend for an additional period (the “First Extension Period”), so that this Lease shall expire fifteen (15) calendar years following the date of the First Exercise Notice (or, at the election of Tenant made at the time of delivery of the Exercise Notice, fifteen [15] calendar years following the last day of the First Extension Deadline) and (iii) Tenant shall have access to the First Expansion Space.

(c) Notwithstanding the expansion of the Premises to include the First Expansion Space upon Tenant’s giving the First Exercise Notice, Minimum Monthly Rent with respect to the First Expansion Space shall not commence and Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance shall not be adjusted until the earlier to occur of (i) the date Tenant occupies such additional portion of the Premises to conduct its business or (ii) three hundred (300) days following the date Tenant gives the First Exercise Notice (the “First Expansion Rent Commencement Date”). Commencing on the First Expansion Space Rent Commencement Date, (x) Minimum Monthly Rent for the Premises shall be adjusted to include payments allocable to the First Expansion Space at the rate then applicable to the balance of the Premises and (y) Minimum Monthly Rent for the Principal Term (as extended for the First Extension Period) shall continue to be increased by two percent (2%) per year commencing on the anniversary of the First Exercise Notice and continuing throughout the Principal Term. Promptly following the First Expansion Space Rent Commencement Date, Landlord shall prepare and the parties shall execute an Acknowledgement of Expansion in the font’ attached hereto as Exhibit C-3

(d) Upon exercise of the First Expansion Option, Landlord shall make available to Tenant an additional construction allowance (the “First Expansion Space TI Allowance”) to be applied to the cost of improving the First Expansion Space in an amount not to exceed the sum of One Hundred Thirty-Six and 50/100 Dollars ($136.50) per square foot of Rentable Area of the First Expansion Space, on and subject to the same terms and conditions as are contained in the Work Letter; provided, however, that in the event the First Exercise Notice is given by Tenant on or before the expiration of the twenty-fourth (24th) full calendar month following the Rent Commencement Date, the First Expansion Space TI Allowance shall be in an amount not to exceed One Hundred Forty-Six and 50/100 Dollars ($146.50) per square foot of Rentable Area.

(e) Upon exercise of the First Expansion Option, Tenant shall deliver to Landlord an additional letter of credit in an amount equal to seven (7) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the First Expansion Space (the “First Expansion Letter of Credit”). The First Expansion Letter of Credit shall be in the same form as and shall otherwise comply with the provisions of Section 8.1 applicable to the Initial Letter of Credit. The amount of the First Expansion Letter of Credit shall be reduced: (i) on each of the eighth (8th), ninth (9th) and tenth (10th) anniversaries of the First Expansion Rent Commencement Date by an amount equal to one (1) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the First Expansion Space; and (ii) on the eleventh (11th) anniversary of the First Expansion Rent Commencement Date by an amount equal to two (2) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the First Expansion Space; provided, however, that no reduction shall be permitted on any anniversary unless the conditions described in Section 8.1(d)(i)-(iii) have been satisfied as of such anniversary.

33.2	First Expansion Option Payment

In the event Tenant fails for any reason to timely exercise the First Expansion Option, Tenant shall pay to Landlord a one-time payment of Five Million and No/100 Dollars ($5,000,000.00) (the “First Expansion Option Payment”) on the thirty-first (31st) full calendar month following the Rent Commencement Date, and Tenant shall thereafter have no additional rights to lease any portion of Building 2. Tenant may elect to pay the First Expansion Option Payment in equal monthly installments over the remainder of the Principal Term, together with interest at the rate of ten percent (10%) per annum.

33.3	Second Expansion Option

(a) So long as FibroGen, Inc. (or a Permitted Transferee) is the Tenant hereunder, and Tenant shall have timely exercised the First Expansion Option, Tenant shall have the option (the “Second Expansion Option”) to lease from Landlord the remaining space in Building 2 (the “Second Expansion Space”) upon the terms and conditions set forth in this Lease, subject to the following conditions:

(1) The Second Expansion Option shall be exercised by written notice of Tenant’s irrevocable election to exercise the Second Expansion Option substantially in the form of Exhibit C-2 attached hereto (the “Second Exercise Notice”) given by Tenant to Landlord at any time prior to, but no later than, the date twelve (12) calendar months following the First Expansion Rent Commencement Date (the “Second Extension Deadline”).

(2) The Second Expansion Space shall consist of all of the remaining rentable area of Building 2.

(3) There shall be then no uncured default existing under this Lease on the date Tenant gives the Second Exercise Notice.

(4) No portion of the existing Premises in excess of one complete floor (not including, in any case, any space Transferred to Affiliated Transferees or to third parties under a Shared Space Arrangement) has been subleased for a period terminating on a date which is later than that date eighteen (18) months prior to expiration of the Term and Tenant (or Affiliated Transferees or third parties under a Shared Space Arrangement) continues to occupy all other portions of the existing Premises.

(5) Tenant intends to occupy the Second Expansion Space.

(b) Immediately upon Tenant’s giving the Second Exercise Notice, (i) the Second Expansion Space shall be deemed added to the Premises, (ii) the Principal Term shall be adjusted to extend for an additional period (the “Second Extension Period”), so that this Lease shall expire fifteen (15) years following the Second Exercise Notice (or, at the election of Tenant made at the time of delivery of the Second Exercise Notice, fifteen [15] calendar years following the last day of the Second Extension Deadline) and (iii) Tenant shall have access to the Second Expansion Space.

(c) Notwithstanding the expansion of the Premises to include the Second Expansion Space upon Tenant’s giving the Second Exercise Notice, Minimum Monthly Rent with respect to the Second Expansion Space shall not commence and Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance shall not be adjusted until the earlier to occur of (i) the date Tenant occupies the Second Expansion Space to conduct its business or (ii) one hundred eighty (180) days following the date Tenant gives the Second Exercise Notice (the “Second Expansion Rent Commencement Date”); provided, however, that Landlord, upon the written request of Tenant, in recognition of the fact that Tenant requires all of said 180-day period for its work of construction of the improvements to the Second Expansion Space, will cooperate with Tenant with the plan approval process and the process of obtaining the applicable building permits for such work, prior to the date that Tenant delivers the Second Expansion

Notice; provided further, that if Tenant does not exercise the Second Expansion Option Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such cooperation. Commencing on the Second Expansion Space Rent Commencement Date, (x) Minimum Monthly Rent for the Premises shall be adjusted to include payments allocable to the Second Expansion Space at the rate then applicable to the balance of the Premises and (y) Minimum Monthly Rent for the Principal Term (as extended for the Second Extension Period) shall continue to be increased by two percent (2%) per year commencing on the anniversary of the Second Exercise Notice and continuing throughout the Principal Term. Promptly following the Second Expansion Space Rent Commencement Date, Landlord shall prepare and the parties shall execute an Acknowledgement of Expansion in the form attached hereto as Exhibit C-3

(d) Upon exercise of the Second Expansion Option, Landlord shall make available to Tenant an additional construction allowance (the “Second Expansion Space TI Allowance”) to be applied to the cost of improving the First Expansion Space in an amount not to exceed the sum of One Hundred Sixteen and 50/100 Dollars ($116.50) per Square foot of Rentable Area of the Second Expansion Space, on and subject to the same terms and conditions as are contained in the Work Letter.

(e) Promptly upon exercise of the Second Expansion Option, Tenant shall deliver to Landlord an additional letter of credit in an amount equal to seven (7) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the Second Expansion Space (the “Second Expansion Letter of Credit”). The Second Expansion Letter of Credit shall be in the same form as and shall otherwise comply with the provisions of Section 8.1 applicable to the Initial Letter of Credit and the First Expansion Letter of Credit. The amount of the Second Expansion Letter of Credit shall be reduced: (i) on each of the eighth (8th), ninth (9th) and tenth (10th) anniversaries of the Second Expansion Rent Commencement Date by an amount equal to one (1) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the Second Expansion Space; and (ii) on the eleventh (11th) anniversary of the Second Expansion Rent Commencement Date by an amount equal to two (2) times the average Minimum Monthly Rent to be paid by Tenant during the Principal Term for the Second Expansion Space; provided, however, that no reduction shall be permitted on any anniversary unless the conditions described in Section 8.1(d)(i)-(iii) have been satisfied as of such anniversary.

33.4	Second Increment Option Payment

In the event Tenant exercises the First Expansion Option, but fails for any reason to timely exercise the Second Expansion Option, Tenant shall pay to Landlord a one-time payment equal to Twenty-Four and No/100 Dollars ($24.00) per square foot of Rentable Area of the Second Expansion Space (the “Second Expansion Option Payment”), on the first day of the fifty-first (51st) full calendar month following the Rent Commencement Date. Tenant may elect to pay the First Expansion Option Payment in equal monthly installments over the remainder of the Principal Term, together with interest at the rate of ten percent (10%) per annum.

ARTICLE 34

OPTION TO EXTEND TERM

34.1	Option to Extend

(a) Option to Renew. Tenant shall have the option to renew this Lease: (i) as to Building 1 and Building 2 (but not less than both, if Tenant leases the entirety of each); or (ii) as to all of Building 1 (but not less than all) and, at Tenant’s election, such portion of Building 2 as it then leases (but not less than all of such portion), if Tenant leases all of Building 1 and a portion of, but not all, of Building 2, for one (1) additional term of ten (10) years, commencing upon the expiration of the Principal Term of the Lease (such ten-year period being referred to herein as a “Renewal Period”). The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twenty-four (24) months prior to expiration of the Principal Term of this Lease. Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if any of the following conditions is met: (i) as of the date immediately preceding the commencement of the Renewal Period, the Tenant originally named herein (or an Affiliate or third party subject to a Shared Space Arrangement) (a) is not in occupancy of at least all of the entire Premises then demised hereunder, except for no more than two (2) complete floors (in the event that the Premises then consists of Building 1 and half of Building 2) or three (3) complete floors, (in the event that the Premises then consists of both Building 1 and Building 2), or (b) does not intend to continue to occupy the Premises (but intends to assign this Lease or sublet the space in whole or in part); or (ii) on the date Tenant exercises the renewal option or on the date immediately preceding the commencement date of the Renewal Period Tenant is in default of any of its obligations under this Lease, or there has occurred any event which, with the giving of a Default Existence Notice or the passage of time or both would be a default by Tenant hereunder.

(b) Terms and Conditions. If Tenant exercises the renewal option, then during the Renewal Period all of the terms and conditions set forth in this Lease as applicable to the Premises during the Principal Term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, (iii) the Minimum Monthly Rent payable by Tenant for the Premises shall be the then-fair market rent for Comparable Buildings, (iv) there shall be no Expansion Options, (v) Landlord shall not provide any tenant improvement allowance and the letter of credit serving as security deposit for the lease obligations pursuant to Section 8.1 (a) shall be reduced to an amount equal to the average of one (1) month of Minimum Monthly Rent for the Renewal Period. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the renewal term. For purposes of this Section 34.1, the term “fair market rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arms length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate may be established by reference to rental terms actually negotiated for comparable space under primary lease (and not sublease), taking into consideration the location of the Building(s) and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in Comparable Buildings, in similar physical and economic condition as the Building(s), engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building) and taking into account then market concessions (including, but not limited to, any construction allowances and/or rent abatement) and brokerage fees. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30)-day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Section 31.1(c) below.

(c) Appraisal. Within fifteen (15) days after the expiration of the thirty (30)-day period for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a real estate appraiser to act on its behalf in determining the fair market rent. The appraisers each shall have at least ten (10) years’ experience with leases in Comparable Buildings and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint an appraiser within said fifteen (15)-day period but an appraiser is appointed by the other respective party, the single appraiser appointed shall be the sole appraiser and shall set the fair market rent. If the two appraisers are appointed by the parties as stated in this paragraph, such appraisers shall meet promptly and attempt to set the fair market rent. If such appraisers are unable to agree within thirty (30) days after appointment of the second appraiser, the appraisers shall elect a third appraiser meeting the qualifications stated in this paragraph within ten (10) days after the last date the two appraisers are given to set the fair market rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third appraiser and of the third appraiser’s fee. The third appraiser shall be a person who has not previously acted in any capacity for either party.

The third appraiser shall conduct his own investigation of the fair market rent, and shall be instructed not to advise either party of his determination of the fair market rent except as follows: When the third appraiser has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third appraiser to Landlord and Tenant, on which he shall disclose his determination of the fair market rent. Such meeting shall take place in the third appraiser’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market rent is set forth, the third appraiser shall place his determination of the fair market rent in a sealed envelope. Landlord’s appraiser and Tenant’s appraiser shall each set forth their determination of fair market rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third appraiser, the determination of the fair market rent by Landlord’s appraiser and Tenant’s appraiser shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market rent, the envelope containing the determination of the fair market rent by the third appraiser shall be destroyed and the third appraiser shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market rent, the determination of the other party shall prevail and be treated as the fair market rent. If the higher of the two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third appraiser’s determination shall be opened. If the value determined by the third appraiser is the average of the values proposed by Landlord’s appraiser and Tenant’s appraiser, the third appraiser’s determination of fair market rent shall be the fair market rent. If such is not the case, fair market rent shall be the rent proposed by either Landlord’s appraiser or Tenant’s appraiser which is closest to the determination of fair market rent by the third appraiser.

(d) Delay in Determination of Monthly Minimum Rent. If the fair market rent is not established prior to the commencement of the renewal period, then Tenant shall continue to pay as Monthly Minimum Rent and Additional Rent the sums in effect as of the last day of the Principal Term of the Lease and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period, or, if Tenant paid excess Monthly Minimum Rent during such period, Landlord shall credit such excess payments to the Monthly Minimum Rent amounts next due

ARTICLE 35

MISCELLANEOUS PROVISIONS

35.1	Effect of Waiver

The waiver by Landlord or Tenant of any breach of any Lease provision by the other party shall not be deemed to be a waiver of such Lease provision or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any failure by Landlord or Tenant to insist upon strict performance by the other of this Lease of any of the terms and provisions of the Lease or any guaranty of this Lease shall not be deemed to be a waiver of any of the terms or provisions of the Lease or such guaranty, and Landlord or Tenant, as the case may be, shall have the right thereafter to insist upon strict performance by the other of any and all of them.

35.2	Month-to-Month Tenancy on Acceptance

If Tenant should remain in possession of the Premises after the expiration of the Term and without executing a new Lease, then, upon acceptance of rent by Landlord, such holding over shall be construed as a tenancy from month-to-month, subject to all the conditions, provisions and obligations of this Lease as existed during the last month of the term hereof, so far as applicable to a month to month tenancy, except that the Minimum Monthly Rent shall be equal two hundred percent (200%) of the greater of (a) the Minimum Monthly Rent payable immediately prior to the expiration or sooner termination of the Lease, or (b) the then fair market rent; provided, however, that Tenant shall also be liable for any and all damages suffered or sustained by Landlord as a result of such holdover, including, without limitation, any loss of rental income from any other tenant that was interested in leasing all or any portion of the Premises, brokerage commissions, design fees and any other damages as a result. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this section shall apply.

35.3	Binding Effect

The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

35.4	Time of the Essence

Time is of the essence of this Lease with respect to each and every article, section and subsection hereof.

35.5	Release of Landlord

If, during the term of this Lease, Landlord shall sell its interest in the Buildings or the Complex of which the Premises form a part, or the Premises, then from and after the effective date of the sale or conveyance, and provided that Landlord advises Tenant in writing that the purchaser of such interest agrees in writing to assume all of Landlord’s obligations under this Lease, Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease, except those already accrued.

35.6	Rules and Regulations

Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations with respect thereto, subject to the provisions of this Lease which shall control in the event of any conflict with such rules and regulations. Tenant agrees to abide by and conform to all such rules and regulations, and to cause its employees, suppliers, shippers, customers, and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said rules and regulations by other tenants of the Buildings or the Complex.

35.7	Transfer to Purchaser

If any security be given by Tenant to secure the faithful performance of all or any of the covenants of this Lease on the part of Tenant, Landlord may transfer and/or deliver the security, as such, to the purchaser of the reversion, in the event that the reversion be sold, and thereupon Landlord shall be discharged from any further liability in reference thereto.

35.8	Late Charges

Tenant acknowledges that late payment by Tenant to Landlord of rent or any other payment due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any installment of rent, or any other payment due hereunder from Tenant is not received by Landlord when due, Tenant shall pay to Landlord an additional sum of ten percent (10%) of such rent or other charge as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant default with respect to the overdue amount, or prevent Landlord from exercising any other rights or remedies available to Landlord. Notwithstanding the foregoing, Landlord shall give Tenant notice of non-payment of any Minimum Monthly Rent, Additional Rent or other payments required of Tenant under this Lease one (1) time in each calendar year before assessing a late charge, and any late charge assessed for the first infraction (after the payment corresponding to the first notice) under this Lease shall be in the lesser amount of five percent (5%) of the delinquent rent or other charge.

35.9	Interest

Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate of interest permitted to be contracted for by law. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease.

35.10	Authorization to Execute

If Tenant is a corporation, limited liability company, partnership or other entity, each individual executing this Lease on behalf of said organization represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said organization in accordance with a duly adopted resolution or other applicable authorization of said organization, and that this Lease is binding upon said organization in accordance with its terns. Further, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution or other applicable authorization of said organization authorizing or ratifying the execution of this Lease.

35.11	Captions

The captions of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

35.12	Number and Gender

Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm or association. If there be more than one Tenant, the obligations imposed under this Lease upon Tenant shall be joint and several.

35.13	Modifications

This instrument, including the exhibits hereto, contains all of the agreements, conditions and representations made between the parties to this Lease and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties to this Lease.

35.14	Payments

Except as otherwise expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

35.15	Severability

The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

35.16	No Offer

The preparation and submission of a draft of this Lease by either party to the other shall not constitute an offer, nor shall either party be bound to any terms of this Lease or the entirety of the Lease itself until both parties have fully executed a final document and an original signature document has been received by both parties. Until such time as described in the previous sentence, either party is free to terminate negotiations with no obligation to the other.

35.17	Light, Air and View

If at any time any windows of the Premises are temporarily darkened or covered over by reason of any repair, maintenance or restoration work, or any of such windows are permanently darkened or covered over due to any applicable governmental law or requirement or there is otherwise a diminution of light, air or view by another structure which may hereinafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

35.18	Joint and Several Liability

Should Tenant consist of more than one person or entity, they shall be jointly and severally liable on this Lease.

35.19	Survival of Obligations

All obligations of Tenant which may accrue or arise during the term of this Lease or as a result of any act or omission of Tenant during said term shall, to the extent they have not been fully performed, satisfied or discharged, survive the expiration or earlier termination of this Lease.

35.20	Real Estate Brokers

Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease, except for the Broker(s) identified in Article 1. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease; provided, however, that Landlord agrees to pay the commission owed to Tenant’s Broker in connection with this Lease as set forth in a separate agreement between Tenant and the Broker.

35.21	Waiver of California Code Sections

In this Lease, numerous provisions have been negotiated by the parties, some of which provisions are covered by statute. Whenever a provision of this Lease and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control. Therefore, Tenant waives (for itself and all persons claiming under Tenant) the provisions of Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair; Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by condemnation as herein defined in Section 20.1(a) above; and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including Code of Civil Procedure Sections 473 and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the Premises for any reason. This waiver applies to future statutes enacted in addition to or in substitution for the statutes specified herein.

35.22	Quiet Enjoyment

So long as Tenant pays all of the Minimum Monthly Rent, all Additional Rent and other sums and charges under the Lease and otherwise performs all of its obligations in the Lease, Tenant shall have the right to possession and quiet enjoyment of the Premises free from any unreasonable disturbance or interference, subject to the terms and provisions of the Lease. Landlord represents and warrants that it has the full right and power to execute and perform this Lease and to grant the estate demised herein.

35.23	Counterparts

This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.

35.24	Mission Bay Requirements

(a) X-4 Owner’s Participation Agreement. The parties agree that the OPA contains requirements relating to the design and construction of structures, infrastructure, and other improvements to the Land and the Complex. Tenant acknowledges that it has received and reviewed the OPA and agrees that it will take all actions, including, without limitation, maintaining of such records and documents, as may be necessary to comply with the requirements contained in the OPA pertaining to construction of the Tenant Improvements or other alterations to the Premises or generally in connection with its use of the Premises, or that may otherwise be reasonably required of Tenant to assist Landlord and its affiliates in complying with the OPA.

(b) Program in Diversity/Economic Development. Tenant acknowledges that it has received and reviewed the Program in Diversity/Economic Development Program. Without limiting the generality of the covenants contained in Section 35.24(a) above, Tenant agrees comply with, and shall cause its contractors, subtenants and any others occupying or using the Premises through Tenant (herein, “Tenant’s Contractors”), all applicable provisions of the Equal Opportunity Program, including, but not limited to all requirements relating to prevailing wages and various submission, notice and review provisions associated with Minority- and Women-Owned Business participation. Tenant acknowledges that the Premises and the Complex is covered by the City-wide First Source Hiring Program (“FSHP”) adopted by the City and County of San Francisco August 3, 1998 and codified at San Francisco Administrative Code Sections 83.1-83.1(8). The FSHP is designed to identify entry-level positions associated with employees engaged in construction work for certain commercial development projects and to provide first interview opportunity to graduates of city-sponsored training programs. Tenant acknowledges that its contractors’ activities and those of Tenant’s Contractors, are or may be subject to the FSHP and that Landlord may have certain obligations under the FSHP that require Tenant’s Contractors’ good faith cooperation and assistance. Tenant acknowledges that the FSHP may impose obligations on Tenant’s Contractors, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals. Tenant agrees to cause its Tenant’s Contractors to comply with any applicable FSHP requirements and Tenant further agrees to cause Tenant’s Contractors to take all actions that Landlord may reasonably require to assist Landlord in its compliance with obligations in connection with the FSHP.

(c) Non-Discrimination. Tenant and Tenant’s contractors shall not discriminate against any employee or applicant for employment because of sex, race, creed, color, national origin, age, ancestry, religion, marital status or handicap. Tenant “shall take affirmative action to ensure that applicants are employed and treated during employment without regard to their sex, race, creed, color, national origin, age, ancestry, religion, marital status or handicap. Such action shall include, but not be limited to, the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay, or other forms of compensation; and selection for training, including apprenticeship. Tenant shall post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this Section 35.24(c).

35.25	Right of First Negotiation

Provided that there then exists no Event of Default under this Lease, nor any event which with notice or the passage of time or both would become an Event of Default, if Landlord desires to sell Building 1, Building 2 or the entire Complex (as applicable, the “Space”), Landlord shall so notify Tenant in writing (a “Sale Notice”), which Sale Notice shall specify the proposed purchase price for the Space and the terms and conditions for the proposed sale, including, without limitation, (i) that the purchase and sale shall be made on an “as is-where is” basis, (ii) that following the purchase, the Space shall be used and occupied by Tenant and (iii) that upon execution of a binding purchase agreement, Tenant shall provide a nonrefundable deposit in an amount of four percent (4%) of the purchase price, which terms and conditions shall be included in Landlord’s standard purchase and sale agreement (a “Purchase Contract”). Following Tenant’s receipt of a Sale Notice, Tenant shall notify Landlord if Tenant desires to purchase the Space for its own use (and not for purposes of speculating in real estate) and shall have thirty (30) days after Tenant’s receipt of the Sale Notice to execute the Purchase Contract. During such 30-day period, Landlord shall refrain from marketing the Space and from entering into any negotiations with any parties other than Tenant. If, for any reason, Tenant does not execute the Purchase Contract within such period, Landlord shall be free to market and sell the Space to another party on such terms and conditions as it shall see fit; provided, however, that if Landlord fails to consummate a sale of the Space within nine (9) months after Landlord is permitted by this Section 35.25 to sell the Space to another party, or if before or after such nine (9) month period, Landlord desires to sell the Space for a purchase price which is less than ninety percent (90%) of the purchase price set forth in Landlord’s Sale Notice, Landlord shall again be required to comply with the provisions of this Section 35.25 prior to selling the Space.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

LANDLORD:		TENANT:

X-4 DOLPHIN LLC,		FIBROGEN, INC.,
a Delaware limited liability company		a Delaware corporation

By Shorenstein Realty Investors Seven, LP		By:	/s/ Thomas B. Neff

By:	/s/ [Illegible Signature]
Name:	[Illegible Name]	Name:	Thomas B. Neff

Title:		Title:	CEO

By:

Name:

Title:

EXHIBIT A-1

LAND

16TH STREET
16TH STREET UNDER CONSTRUCTION AT TIME OF SURVEY
DIRT SURFACE
DIRT SURFACE
MONUMENT LINE
SIGN
NORTH
ILLINOIS STREET
BLOCK X-4
PARCEL 1
PARCEL 2
ASPHALT DEMO LIMIT

EXHIBIT A-2

EXHIBIT B

WORK LETTER AGREEMENT

This Work Letter Agreement (“Agreement”) is being entered into as of September 22, 2006 between X-4 DOLPHIN LLC, a Delaware limited liability company (“Landlord”), and FIBROGEN, INC., a Delaware corporation (“Tenant”), in connection with the execution of the Lease Agreement between Landlord and Tenant of even date herewith (“Lease”), who hereby agree as follows:

1.	General.

(a) The purpose of this Agreement is to describe the process for construction of the shell and core of the Buildings (the “Base Building Work,” as hereinafter defined) and to set forth how the tenant improvements in the Premises (the “Tenant Improvements,” as hereinafter defined) are to be constructed, who will undertake the construction of the Tenant Improvements and the Base Building Work, who will pay for the construction of the Tenant Improvements, and the time schedule for completion of the construction of the Base Building Work and the Tenant Improvements.

(b) Except as defined in this Agreement to the contrary, all terms utilized in this Agreement shall have the same meaning ascribed to them in the Lease.

(c) The provisions of the Lease, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

2.	Definitions

(a) Base Building Work: Construction of the building shell and core for Building 1 and Building 2, as described in Schedule 1.

(b) Improvements: The Base Building Work, Site Improvements, Tenant Improvements and other improvements shown on the Approved Plans from time to time and to be constructed on the Complex pursuant to the Lease and this Work Letter.

(c) Landlord’s Contractor: Hathaway Dinwiddie

(d) Site Improvements: The parking areas, driveways, landscaping and other improvements to the Common Areas of the Complex.

(e) Tenant’s Contractor: tentatively                      (subject to final negotiations).

(f) Tenant’s Architect: tentatively                      (subject to final negotiations).

(g) Tenant Improvements. All of the Improvements other than those constituting Base Building Work, and such other materials and improvements as Tenant deems necessary or appropriate for Tenant’s use and occupancy of the Premises to be constructed by Tenant pursuant to the Approved Plans.

(h) Landlord Delay:

(i) Any actual delay in completion of the Tenant Improvements, which delay shall be calculated on a net-critical-path basis, resulting from the failure of Landlord to provide any approvals, responses or notices within the time frameworks required by Section 4 below.

(ii) Any actual delay in the completion of the Tenant Improvements, which delay shall be calculated on a net-critical-path basis, resulting from the failure of Landlord to deliver (1) either of Floors 2 and 3 of Building 1 to Tenant (for purposes of commencing construction of the Tenant Improvements therein) within sixty (60) days after the Tenant Access Date, or (2) any of Floors 4, 5 or 6 or the roof of Building 1 to Tenant (for purposes of commencing construction of the Tenant Improvements therein or thereon) within ninety (90) days after the Tenant Access Date.

(i) Tenant Delay: Any of the following types of delay in the completion of construction of the Base Building Work:

(i) Any actual delay, calculated on a net-critical-path basis, resulting from Tenant’s failure to furnish, in a timely manner, information requested by Landlord or by Landlord’s Contractor or Landlord’s architect for Base Building Work in connection with the design or construction of the Base Building Work, or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii) Any actual delay, calculated on a net-critical-path basis, resulting from Tenant change orders, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any change order;

(iii) Any actual delay, calculated on a net-critical-path basis, resulting from any early entry to the Premises by Tenant or Tenant’s Parties allowed prior to the Tenant Access Date; or

(iv) Any material and actual delay, calculated on a net-critical-path basis, of any other kind or nature caused by Tenant or Tenant’s Parties.

3.	Base Building Work

(a) Landlord shall, at Landlord’s sole cost and expense, cause Landlord’s Contractor to perform the Base Building Work and the Site Improvements. Landlord shall use commercially reasonable efforts to complete such construction with the applicable time periods set forth in the Estimated Construction Schedule attached hereto as Schedule 2, as the same may be modified from time to time (the “Estimated Construction Schedule”).

(b) A portion of the Base Building Work may be performed concurrently with the construction by Tenant’s Contractor of the Tenant Improvements. Landlord and Tenant acknowledge and agree that during the time the Tenant’s Contractor and the Landlord’s Contractor are working concurrently onsite, the Landlord’s contractor should have priority over the scheduling of work until such time as the Base Building Work (including work on all floors) is Substantially Complete. Tenant further acknowledges that, as the result of the timing of work on the Base Building, Site Improvements and Tenant Improvements, changes and modifications to the Base Building and Site Improvements may occur during construction that require Tenant to make modifications to its plans or timing of construction of the Tenant Improvements. Landlord shall not be responsible for any increased costs to Tenant resulting from such modifications or from timing changes or delays, except for increased costs resulting from a “Landlord Delay” or from material design changes following approval of the Final Construction Drawings (as defined in Section 4(d) below) which require Tenant to substantially revise its plans.

4.	TI Plan and Construction Drawings.

(a) Preliminary TI Plan. Within forty-five (45) days after the execution of the Lease, Tenant shall submit to Landlord for approval a conceptual construction plan (“Preliminary TI Plan”) for construction of the Tenant Improvements in the Premises prepared by Tenant’s Architect and/or Process Engineer, which shall include, without limitation, the general location of doors, corridors, entrances, exits, partitions, basic building systems, heavy floor loads and other special requirements, and the location of all offices, conference rooms, laboratories, the vivarium, the pilot plant, and the hazardous materials storage area. Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Preliminary TI Plan. Within fifteen (15) days after receipt by Landlord of the Preliminary TI Plan, Landlord (i) shall give its written approval with respect thereto, which approval shall include a notice to Tenant of the Preliminary TI Plan’s estimated impact on costs and/or time, which impact shall be incorporated into the applicable budget or schedule (“Cost/Time Modifications”), or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within fifteen (15) days following Tenant’s receipt of Landlord’s disapproval, Tenant shall submit to Landlord for approval the requested revisions or modifications. Within fifteen (15) days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Preliminary TI Plan. Tenant shall have seven (7) days from receipt of Landlord’s notice regarding Cost/Time Modifications to accept or reject in writing such Cost/Time Modifications. To the extent that Tenant rejects such Cost/Time Modifications within the 7-day period, Landlord and Tenant shall work together to determine the Cost/Time Modifications. To the extent that Tenant fails to deliver its notice of acceptance or rejection of the Cost/Time Modifications within the 7-day period, such Cost/Time Modifications shall be deemed to be approved by Tenant.

(b) Final TI Plan. Within forty-five (45) days after approval by Landlord of the Preliminary TI Plan, Tenant shall prepare a final TI Plan based on the Preliminary TI Plan (the “Final TI Plan”). The Final TI Plan shall be in sufficient detail to locate, identify and describe the aspects of the proposed Tenant Improvements so as to enable Tenant’s Architect to prepare complete construction plans and engineering drawings. Within fifteen (15) days after receipt by Landlord of the Final TI Plan, Landlord (i) shall give its written approval with respect thereto, which approval shall include a notice to Tenant of the Cost/Time Modifications resulting from the Final TI Plan, or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within fifteen (15) days following Tenant’s receipt of Landlord’s disapproval, Tenant shall submit to Landlord for approval the requested revisions or modifications. Within fifteen (15) days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Final TI Plan. Tenant shall have seven (7) days from receipt of Landlord’s notice regarding Cost/Time Modifications to accept or reject in writing such Cost/Time Modifications. To the extent that Tenant rejects such Cost/Time Modifications within the 7-day period, Landlord and Tenant shall work together to determine the Cost/Time Modifications. To the extent that Tenant fails to deliver its notice of acceptance or rejection of the Cost/Time Modifications within the 7-day period, such Cost/Time Modifications shall be deemed to be approved by Tenant.

(c) Architect/Construction Drawings. Following Landlord’s approval of the Final TI Plan, Tenant’s Architect shall prepare all plans and engineering drawings relating to the structural, mechanical, electrical, plumbing, HVAC, telecommunications, computer cabling, life safety, and sprinkler and other work in the Premises. The plans and specifications to be prepared by Architect hereunder shall reflect only the improvements described on the Final TI Plan and shall be known collectively as the “Construction Drawings.” Tenant and Architect shall verify, in the field, the dimensions of the Premises and the conditions at the Premises. Landlord’s review of the Construction Drawings are for its sole benefit and Landlord shall have no liability to Tenant arising out of or based on Landlord’s review. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its contractor, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s contractor, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.

(d) Preparation of Final Construction Drawings. Tenant shall promptly cause the Architect to complete the Construction Drawings which shall be comprised of a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which will allow Tenant to obtain all applicable permits (collectively, the “Final Construction Drawings”) and shall submit three (3) copies of the Final Construction Drawings to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall advise Tenant within forty-five (45) days after Landlord’s receipt of the Final Construction Drawings for the Premises if the same are unsatisfactory or incomplete in any respect, or if such Final Construction Drawings are estimated to result in any Cost/Time Modifications. If Tenant is advised that the Final Construction Drawings are unsatisfactory or incomplete, Tenant shall immediately revise the Final Construction Drawings to reflect Landlord’s comments. Tenant shall have seven (7) days from receipt of Landlord’s notice regarding Cost/Time Modifications to accept or reject in writing such Cost/Time Modifications. To the extent that Tenant rejects such Cost/Time Modifications within the 7-day period, Landlord and Tenant shall work together to determine the Cost/Time Modifications. To the extent that Tenant fails to deliver its notice of acceptance or rejection of the Cost/Time Modifications within the 7-day period, such Cost/Time Modifications shall be deemed to be approved by Tenant.

(e) Permits and Changes. The Final Construction Drawings shall be approved by Landlord prior to the commencement of construction of the Tenant Improvements. Simultaneous with submittal of the Final Construction Drawings for Landlord review, Tenant may submit the same to the appropriate governmental authority in order to obtain all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permits with respect to the Tenant Improvements or a certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or certificate of occupancy and shall use commercially reasonable efforts to assist Tenant in obtaining such permits and certificate of occupancy, as requested from time to time. No material changes, modifications or alterations in the Final Construction Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

(f) Tenant and Landlord Delay. Landlord and Tenant agree that scheduling and the current status of any Landlord Delay or Tenant Delay shall be a permanent agenda item and shall be discussed at all regularly scheduled meetings of the parties to discuss construction and shall be noted in the minutes of such meetings.

5.	Construction of Tenant Improvements.

(a) Tenant’s Selection of Contractors.

(i) Tenant’s Contractor. Tenant’s Contractor shall be a union contractor licensed in the State of California and approved by Landlord. The Tenant Improvements shall be constructed by Tenant’s Contractor.

(ii) Tenant’s Subcontractors and Materialmen. All mechanical, electrical, fire protection and plumbing subcontractors, laborers, materialmen, and suppliers used by Tenant shall be union and shall be properly licensed in the State of California and shall be experienced in performing the work they have agreed to perform in similar buildings. Tenant shall submit a written list of its mechanical, electrical, fire protection and plumbing subcontractors, laborers, materialmen, and suppliers to Landlord prior to commencing construction of the Tenant Improvements.

(b) Construction of Tenant Improvements.

(i) Commencement; Tenant Access Date. Tenant shall be permitted access to the Premises for purposes of commencing construction of the Tenant Improvements to Building 1 on a floor by floor basis, upon substantial completion of the Building Work on each floor of the Premises. For purposes of this Work Letter, Building Work on a floor shall be deemed “Substantially Complete” as of the date that Landlord’s general contractor in charge of construction of the Base Building Work certifies to Landlord that the Base Building Work relating to such floor is substantially completed pursuant to the permitted working drawings relating to such floor, including installation of the exterior perimeter wall system complete with the exterior windows; and Building 1 shall be deemed “Substantially Complete” as of the date that Landlord’s general contractor in charge of construction of the Base Building work certifies to Landlord that the Base Building Work relating to Building 1 is substantially completed pursuant to the permitted working drawings relating to Building 1, including installation of all exterior perimeter wall systems and exterior windows and watertight roof. The “Tenant Access Date” with respect to Building 1 shall be the date the Building Work on the first floor of Building 1 is Substantially Complete and Tenant is given access to the first floor of Building 1. Tenant shall be permitted access to the First Expanded Premises and the Second Expanded Premises for purposes of commencing construction of the Tenant Improvements to such portions of the Premises in accordance with the provisions of Article 33 of the Lease.

(ii) Tenant’s Contractor.

(1) Indemnity. Tenant’s indemnification set forth in the Lease shall also apply with respect to any and all damages, cost, loss or expense (including attorneys fees) resulting from any act or omission of Tenant or Tenant’s Contractor, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (except to the extent relating to nonpayment or any delay in payment by Landlord of amounts to be paid or contributed by Landlord pursuant to the terms hereof). By way of example, and not limitation, Tenant shall indemnify and defend Landlord from any damages to the Premises caused by the actions of the persons constructing the Tenant Improvements for or on behalf of Tenant.

(2) Warranty. Tenant’s subcontractors, laborers, materialmen and suppliers shall warrant to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which they are responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from date the Tenant Improvements are Substantially Complete. The correction of any defective work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Improvements, and/or any other building improvements that may be damaged or disturbed thereby. All such warranties shall be contained in the applicable contract or subcontract and shall inure to the benefit of both Landlord and Tenant. Tenant covenants to give to Landlord any assignment or other assurances as may be requested by Landlord to effect such right of direct enforcement.

(c) Insurance Requirements.

(i) General Coverages. Tenant’s Contractor shall carry worker’s compensation insurance covering all of its respective employees, and shall also carry commercial general liability insurance, including property damage, in such form and include such endorsements as are reasonably acceptable to Landlord and with companies carrying a designation in “Best’s Insurance Reports” as issued from time to time throughout the Term as follows: Policyholders’ rating of A; financial rating of not less than VII, with coverage in the amount of Twenty-Five Million and No/100 Dollars ($25,000,000). Tenant’s Contractor shall not be entitled to satisfy their insurance obligations through self-insurance.

(ii) Special Coverages. Tenant shall carry such other insurance as Landlord may reasonably require, including without limitation course of construction insurance on the Tenant Improvements, it being understood and agreed that the Tenant Improvements shall be insured by Tenant during the construction period and throughout the term of the Lease. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

(iii) General Terms. Certificates for all insurance carried pursuant to this section for Tenant, Tenant’s Contractor and each of Tenant’s vendors shall be delivered to Landlord before such parties commence work or any of their equipment is moved onto the site. All such policies of insurance shall name Landlord and any other parties designated by Landlord as additional insureds and shall contain a provision that the company writing the policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. Tenant’s Contractor shall maintain all of the foregoing insurance coverage in force until all of the Tenant Improvements are fully completed, including the completion of all punch list items. All insurance, except Worker’s Compensation, maintained by Tenant’s Contractor shall preclude subrogation claims by the insurer against Landlord or Tenant. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not limit Tenant’s indemnification obligations under this Work Letter.

(d) Compliance. The Tenant Improvements shall comply with all applicable Laws and Regulations (as those terms are defined in the Lease), including without limitation any applicable provisions of the Mission Bay Regulations and specifically the terms and conditions of that certain Owner Participation Agreement by and between the San Francisco Redevelopment Agency and Esprit de Corps, a California corporation (the predecessor in interest to Landlord) dated as of April 17, 2001.

(e) Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times, provided however, that Landlord’s inspection of the Tenant Improvements shall not constitute Landlord’s approval of the Tenant Improvements. Should Landlord reasonably disapprove any portion of the Tenant Improvements because they are not in compliance with the Final Construction Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for its disapproval. Any defects in the Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

(f) Notice of Non-Responsibility. Not less than five (5) days prior to the date Tenant intends to first commence construction of the Tenant Improvements, Tenant shall provide Landlord with written notice of its intention to commence construction. Landlord shall have the right from time to time to post notices of non-responsibility at the Premises.

(g) Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, and, at the election of Landlord, as a condition to Landlord’s final disbursement of the Tenant Improvement Allowance (as defined below), Tenant shall cause a Notice of Completion to be recorded in the county in which the Premises are located or such other instruments as may be required by applicable law, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, and, at the election of Landlord, as a condition to Landlord’s final disbursement of the Tenant Improvement Allowance, Tenant shall cause the Architect and Contractor (i) to update the Final Construction Drawings as necessary to reflect all changes made to the Final Construction Drawings during the course of construction, (ii) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct and (iii) to deliver to Landlord two (2) sets of copies of such record set of drawings and one (1) set in electronic format (on disk). At Landlord’s request, Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

6.	Completion.

Tenant hereby covenants and agrees to cause the Tenant Improvements to be completed as soon as reasonably possible following the Tenant Access Date. Tenant shall be primarily obligated to complete the construction of the Tenant Improvements, and the failure of Tenant’s Contractor, subcontractors, laborers, materialmen or suppliers to perform their obligations with respect to the construction of the Tenant Improvements shall not relieve Tenant of its obligation to complete the construction of the Tenant Improvements.

7.	Tenant Improvement Allowance.

(a) Allowance for Building 1. Landlord shall provide Tenant with an allowance equal to One Hundred Forty and 50/100 Dollars ($140.50) per square foot of Rentable Area (“RSF”) of Building 1 (the “Initial Tenant Improvement Allowance”) to be applied toward the cost of the design and construction of the Tenant Improvements in Building 1 (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee described in Section 6 below); provided, however, that not more than Fifteen and No/100 Dollars ($15.00) per RSF of the Initial Tenant Improvement Allowance may be applied to Tenant’s costs of design, space planning, consultants and construction drawings for the Tenant Improvements. No portion of the Initial Tenant Improvement Allowance may (A) be applied to the cost of equipment, trade fixtures (other than fermentation equipment and vessels with a capacity of less than or equal to 1,000 liters, and related exposed pipes, cold rooms, and all built-in laboratory benches, case work, and related built-in shelving), furniture, moving expenses, signage or free rent, (B) be used to prepare any portion of Building 1 for a unique use by a proposed subtenant or assignee which would not be expected to be utilized by Tenant if and when such sublease terminates or (C) be applied to the cost of any alterations or improvements to Building 2. The Initial Tenant Improvement Allowance shall be applied toward the construction of Tenant Improvements throughout the entire Building and not in such a manner that would leave any portion of Building 1 in an unimproved or unfinished state. Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Initial Tenant Improvement Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement. Notwithstanding anything to the contrary herein, the Initial Tenant Improvement Allowance shall be available for disbursement up to and including the one (1) year period following the Rent Commencement Date (the “Building Allowance Availability Period”) commencing on such date as Tenant notifies Landlord in writing that Tenant has incurred costs with respect to the construction of the Tenant Improvements, as evidenced by paid written invoices for such costs, which Landlord acknowledges may occur prior to the Tenant Access Date. Accordingly, if any portion of the Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to expiration of the Allowance Availability Period, such unused portion shall be forfeited by Tenant.

(b) Allowance for Building 2 (First Expansion). To the extent that Tenant exercises the First Expansion Option during the first twenty-four (24) months following the Rent Commencement Date, Landlord shall provide Tenant with an additional allowance equal to One Hundred Forty-Six and 50/100 Dollars ($146.50) per RSF of the First Expansion Space (the “First Expansion Tenant Improvement Allowance”) to be applied toward the cost of the design and construction of the Tenant Improvements in the portion of Building 2 that is the subject of the First Expansion Option (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee); provided, however, that should Tenant elect to exercise the First Expansion Option at any point following such 24-month period, the First Expansion Tenant Improvement Allowance shall be reduced to One Hundred Thirty-Six and 50/100 Dollars ($136.50) per RSF. No more than Fifteen and No/100 Dollars ($15.00) per RSF of the First Expansion Tenant Improvement Allowance may be applied to Tenant’s costs of design, space planning, consultants and construction drawings for the Tenant Improvements. No portion of the First Expansion Tenant Improvement Allowance may (A) be applied to the cost of equipment, trade fixtures, furniture, moving expenses, signage or free rent, (B) be used to prepare any portion of Building 2 for a unique use by a proposed subtenant or assignee which would not be expected to be utilized by Tenant if and when such sublease terminates or (C) be applied to the cost of any alterations or improvements to Building 1 or any portion of Building 2 that is not the subject of the First Expansion Option. The First Expansion Tenant Improvement Allowance shall be applied toward the construction of Tenant Improvements throughout each floor of the First Expansion Space and not in such a manner that would leave any portion of the First Expansion Space in an unimproved or unfinished state. Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the First Expansion Tenant Improvement Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement. Notwithstanding anything to the contrary herein, the First Expansion Tenant Improvement Allowance shall be available for disbursement pursuant to the terms hereof up to and including the one (1) year period following the First Expansion Rent Commencement Date (the “First Expansion Allowance Availability Period”) commencing on such date as Tenant notifies Landlord in writing that Tenant has incurred costs with respect to the construction of the Tenant Improvements for Building 2, as evidenced by paid written invoices for such costs, which Landlord acknowledges may occur prior to the date Tenant exercises the First Expansion Option. Accordingly, if any portion of the First Expansion Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to expiration of the First Expansion Allowance Availability Period, such unused portion shall be forfeited by Tenant.

(c) Allowance for Building 2 (Second Expansion). To the extent that Tenant exercises the Second Expansion Option during the first twelve (12) months following the First Expansion Rent Commencement Date, Landlord shall provide Tenant with an additional allowance equal to One Hundred Sixteen and 50/100 Dollars ($116.50) per RSF of the Second Expansion Space (the “Second Expansion Tenant Improvement Allowance”) to be applied toward the cost of the design and construction of the Tenant Improvements in the portion of Building 2 that is the subject of the Second Expansion Option (including, without limitation, Tenant’s Contractor’s fee and the

Alteration Operations Fee); provided, however, that not more than Fifteen and No/100 Dollars ($15.00) per RSF of the Second Expansion Tenant Improvement Allowance may be applied to Tenant’s costs of design, space planning, consultants and construction drawings for the Tenant Improvements. No portion of the Second Expansion Tenant Improvement Allowance may (A) be applied to the cost of equipment, trade fixtures, furniture, moving expenses, signage or free rent, (B) be applied to any portion of Building 2 which is then the subject of a sublease, (C) be used to prepare any portion of Building 2 for a unique use by a proposed subtenant or assignee which would not be expected to be utilized by Tenant if and when such sublease terminates for a proposed subtenant or assignee (D) be applied to the cost of any alterations or improvements to Building 1 or the portion of Building 2 that is the subject of the First Expansion Option. The Second Expansion Tenant Improvement Allowance shall be applied toward the construction of Tenant Improvements throughout each floor of Building 2 leased by Tenant and not in such a manner that would leave any floor of Building 2 leased by Tenant in an unimproved or unfinished state. Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Second Expansion Tenant Improvement Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement. Notwithstanding anything to the contrary in this Section 6, the Second Expansion Tenant Improvement Allowance shall be available for disbursement pursuant to the terms hereof up to and including the one (1) year period following the Second Expansion Rent Commencement Date (the “Second Expansion Allowance Availability Period”) commencing on such date as Tenant notifies Landlord in writing that Tenant has incurred costs with respect to the construction of Tenant Improvements for the theretofore unimproved portion of Building 2, as evidenced by paid written invoices for such costs, which Landlord acknowledges may occur prior to the date Tenant exercises the Second Expansion Option. Accordingly, if any portion of the Second Expansion Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to expiration of the Second Expansion Allowance Availability Period, such unused portion shall be forfeited by Tenant.

(d) Disbursements. Landlord shall disburse the Initial Tenant Improvement Allowance, the First Expansion Tenant Improvement Allowance and the Second Expansion Tenant Improvement Allowance (collectively, the “Tenant Improvement Allowance”), as applicable, for the Tenant Improvements directly to Tenant’s Contractor, or subcontractors, or to Tenant as Landlord and Tenant may agree, in monthly installments. Landlord’s disbursements shall be conditioned upon Landlord’s receipt of (i) invoices of Tenant’s Contractor furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (ii) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (iii) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursement for the work or materials covered by such previous disbursements (all such waivers to be in the form prescribed by California law). Payment will be made for materials or supplies not on site if Tenant had committed to pay for such off-site materials and supplies in connection with the Tenant Improvements and provides Landlord with evidence that such materials and supplies are covered by applicable insurance, and if Tenant provides evidence of the invoice therefor to Landlord, which payment by Landlord will be conditioned upon the payment by Tenant of its pro rata portion of such invoice. Landlord may withhold the amount of any and all retention percentages provided for in original contracts or subcontracts until expiration of the applicable lien periods or receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by California law) from Tenant’s Contractor, subcontractors or suppliers, as applicable.

(e) Excess Cost. Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of the Tenant Improvement Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the Tenant Improvements, as shown on Tenant’s budget for the construction of the Tenant Improvements (as reasonably approved by Landlord and Tenant) (the “Estimated Costs”), the pro rata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor. At such time as the Tenant Improvement Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses directly to Tenant’s Contractor or the subcontractors or suppliers involved. Tenant shall furnish to Landlord copies of receipted invoices for payments made directly by Tenant for the costs of the Tenant Improvements and such waivers of lien rights as Landlord may reasonably require.

(f) Allocation for Alteration Operations Fee. Notwithstanding anything to the contrary above, at the time Landlord makes any disbursement of the Tenant Improvement Allowance for application to the Tenant Improvements, Landlord shall retain from the Tenant Improvement Allowance, as a partial payment of the Alteration Operations Fee (defined below), a proportionate amount of the Alteration Operations Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to amortize the entire Alteration Operations Fee over the course of construction of the Tenant Improvements. At such time as the Tenant Improvement Allowance has been entirely disbursed, Tenant shall, within fifteen (15) days of written demand, pay to Landlord the remainder, if any, of the Alteration Operations Fee not yet paid to Landlord.

8.	Alteration Operations Fee.

Landlord shall receive a fee of One Hundred Thousand Dollars ($100,000.00), plus Landlord’s actual out-of-pocket costs, in connection with Landlord’s review and supervision of the Tenant Improvements to Building 1, which fee shall be payable in the manner described in Section 7(f) above. To the extent applicable, Landlord shall receive separate fees in an amount equal to One Dollar ($1.00) per square foot for the First Expansion Space and, if applicable, the Second Expansion Space, leased by Tenant (subject to a maximum of One Hundred Thousand Dollars ($100,000.00) in the event the First Expansion Space consists of all of Building 2), plus Landlord’s actual out-of-pocket costs, in connection with Landlord’s review and supervision of the Tenant Improvements to the First Expansion Space and the Second Expansion Space (as appropriate), which fee shall be payable the manner described in Section 7(f) above. For avoidance of doubt, to the extent the First Expansion Space consists of less than all of Building 2 and Tenant subsequently exercises the Second Expansion Option to lease the remaining space in Building 2, the $100,000 cap described in the preceding sentence shall not apply.

9.	Work Performed by Landlord.

In the event that Landlord performs at the request of Tenant any work for Tenant in connection with the Tenant Improvements, Landlord shall be paid an amount equal to the actual costs reasonably incurred by Landlord in performing such work.

10.	Miscellaneous.

(a) Tenant’s Representative. Tenant has designated Wilbert Lee as its sole representative with respect to the matters set forth in this Work Letter, and, until further notice to Landlord, Tenant’s representative shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

(b) Landlord’s Representative. Landlord has designated Dan Kingsley of SKS as its sole representative with respect to the matters set forth in this Work Letter Agreement, and until further notice to Tenant, Landlord’s representative shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

(c) Time of the Essence. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

(d) Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if Tenant commits a default as defined in the Lease, and fails to cure such default during any applicable cure period, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and Landlord shall have no other obligations under the terms of this Work Letter until such time as such default is cured pursuant to the terms of the Lease. The default provisions of the Lease shall apply to this Work Letter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LANDLORD:		TENANT:

X-4 DOLPHIN LLC,		FIBROGEN, INC.,
a Delaware limited liability company		a Delaware corporation

By Shorenstein Realty Investors Seven, LP		By:	/s/ Thomas B. Neff
		Name:	Thomas B. Neff
By:	/s/ [Illegible Signature]
Name:	[Illegible Name]	Title:	CEO

Title:

By:
Name:

Title:

[SIGNATURE PAGE TO

WORK LETTER AGREEMENT]

EXHIBIT C-1

ACKNOWLEDGMENT OF RENT COMMENCEMENT DATE

Re:	Lease Agreement dated as of September 22, 2006 (the “Lease”) between X-4 Dolphin LLC, a Delaware limited liability company (“Landlord”) and FibroGen, Inc., a Delaware corporation (“Tenant”), for premises located on Floors 1-6 of the building located at 409 Illinois Street, San Francisco, California.

Ladies and Gentlemen:

This letter is given pursuant to Section 4.2 of the Lease. Capitalized terns not otherwise defined herein are used herein as defined in the Lease.

The Rent Commencement Date under the Lease with respect the Premises occurred on                     , which is [the date Tenant occupied the Premises] [two hundred seventy (270) days after the Tenant Access Date, as such 270-day period may be adjusted in accordance with Section 2.13 of the Lease]. Accordingly, the expiration date under the Lease is                     , which is the last day of the                      full calendar month following the Rent Commencement Date.

Please sign and return the enclosed copy of this letter evidencing your agreement with the foregoing. If we do not receive the countersigned letter from you within ten (10) days of the date hereof, or your letter disagreeing with the foregoing with such ten (10) day period, you will be deemed to have agreed to the matters set forth in this letter.

X-4 Dolphin, LLC
a Delaware limited liability company

By:

Name:

Title:

AGREED

FibroGen, Inc., a Delaware corporation

By:

Name:

Title:

EXHIBIT C-2

[FIRST] [SECOND] EXERCISE NOTICE

Re:	Lease Agreement dated as of September 22, 2006 (the “Lease”) between X-4 Dolphin LLC, a Delaware limited liability company (“Landlord”) and FibroGen, Inc., a Delaware corporation (“Tenant”), for premises located on Floors 1-6 of the building located at 409 Illinois Street, San Francisco, California.

Ladies and Gentlemen:

This notice is given pursuant to Section [33.1] [33.3] of the Lease. Capitalized terms not otherwise defined herein are used herein as defined in the Lease.

Tenant hereby notifies Landlord of its irrevocable election to exercise the [First] [Second] Expansion Option under the Lease with respect to Floors [    ] of Building 2. Tenant warrants and represents to Landlord that as of the date hereof: (i) there is no uncured default existing under the Lease; (ii) no more than                      of Building 1 [or the First Expansion Space] has been sublet (not counting Transfers to Affiliates and Shared Space Arrangements]; (iii) Tenant continues to occupy Building 1 [and the First Expansion Space]; and (iv) Tenant intends to occupy the [First] [Second] Expansion Space.

The Term of the Lease shall be extended so that the Lease expire fifteens (15) calendar years following [the date of the First (or Second) Exercise Notice] or [the last day of the First (or Second) Extension Deadline], which will be                                         .

Please sign and return the enclosed copy of this notice evidencing your receipt thereof and acknowledging your agreement as to the Term extension.

FibroGen, Inc.,
a Delaware corporation

By:

Name:

Title:

AGREED

X-4 Dolphin, LLC a Delaware limited liability company

By:

Name:

Title:

C-2-2

EXHIBIT C-3

ACKNOWLEDGEMENT OF EXPANSION

Re:	Lease Agreement dated as of September 22, 2006 (the “Lease”) between X-4 Dolphin LLC, a Delaware limited liability company (“Landlord”) and FibroGen, Inc., a Delaware corporation (“Tenant”).

Ladies and Gentlemen:

This letter is given pursuant to Section [33.1][33.3] of the Lease. Capitalized tern’s not otherwise defined herein are used herein as defined in the Lease.

The [First][Second] Expansion Rent Commencement Date occurred on                     , which is [the date Tenant occupied the (First)(Second) Expansion Space] [three hundred (300) days after the (First)(Second) Exercise Notice]. The expiration date under the Lease is                     , which is the date specified and agreed to in the [First][Second] Notice of Expansion.

Tenant’s Proportionate Share of Operating Costs is                                         .

Tenant’s Proportionate Share of Insurance Costs is                                         .

Tenant’s Proportionate Share of Taxes is                                         .

Minimum Monthly Rent for the Term is as set forth in the attached Schedule 1.

Please sign and return the enclosed copy of this letter evidencing your agreement with the foregoing. If we do not receive the countersigned letter from you within ten (10) days of the date hereof, or your letter disagreeing with the foregoing with such ten (10) day period, you will be deemed to have agreed to the matters set forth in this letter.

X-4 Dolphin, LLC
a Delaware limited liability company

By:

Name:

Title:

C-3-1

AGREED

FibroGen, Inc., a Delaware corporation

By:

Name:

Title:

C-3-2

EXHIBIT D

FORM OF LETTER OF CREDIT

Wells Fargo Bank, N.A.

Trade Services Division, Northern California

One Front Street, 21st Floor

San Francisco, California 94111

Contact Phone: 1(800) 798-2815 (Option 1)

E-mail: sftrade@wellsfargo.com

Irrevocable Standby Letter of Credit Number

Issuance Date:                    September     , 2006

X-4 Dolphin LLC

c/o Shorenstein Company LLC

555 California Street, 49th Floor

San Francisco, California 94104

Attention: Corporate Secretary

Ladies and Gentlemen:

At the request and for the account of Fibrogen, Inc., 225 Gateway Blvd., South San Francisco, CA 94080, we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Seven Million Two Hundred Fifty Three Thousand Six Hundred Eighty One United States Dollars (US$7,253,681.00) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows with the instructions in brackets therein complied with:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of Wells Fargo Bank, N.A. Letter of Credit Number              (the “Wells Credit”), hereby certifies that the amount drawn under the Wells Credit is due and payable to Beneficiary in accordance with the provisions of that certain Lease Agreement dated [insert date], between X-4 Dolphin LLC and Fibrogen, Inc.”

Partial drawings are permitted under this Letter of Credit. Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit Number             ”.

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft. Unless this Letter of Credit is fully exhausted, the Letter of Credit will be returned to your above address (or such other address of Beneficiary changed from the address above by means of an amendment to this Letter of Credit or transfer of this Letter of Credit) with our endorsement evidencing the payment of such draft.

Except as stated herein, this undertaking is not subject to any condition or qualification. Our obligation under this Letter of Credit shall be our individual obligation, in no way contingent upon reimbursement with respect thereto.

This Letter of Credit expires at our above office on September     , 2007, but shall be automatically extended, without written amendment, to September      in each succeeding calendar year unless we have sent written notice to you at your address above (or such other address of Beneficiary changed from the address above by means of an amendment to this Letter of Credit or transfer of this Letter of Credit) by registered mail or receipted express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice which date will be September     , 2007 or any subsequent September      and be at least sixty (60) calendar days after the date we send you such notice. Upon our sending you such notice of the nonrenewal of the expiration date of this Letter of Credit, you may draw under this Letter of Credit the full unused balance of this Letter of Credit by presentation to us at our above address, on or before the expiration date specified in such notice, of your draft drawn on us at sight accompanied by your signed and dated statement worded as follows:

“The undersigned, an authorized representative of the beneficiary (the “Beneficiary”) of Wells Fargo Bank, N.A. Letter of Credit Number              (the “Wells Credit”), hereby certifies that we received a notice from Wells Fargo Bank, N.A. that the Wells Credit will not be extended for any additional period.”

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit and provided that such transfer would not violate any rule, order or regulation applicable to us and such transfer request is otherwise in compliance with the terms of this Letter of Credit. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee.

All banking charges in connection with this Letter of Credit other than transfer fees, if any, are for applicant’s account Transfer fees are for the Beneficiary’s account

If at any time Beneficiary or its authorized transferee is not in possession of the original of this Letter of Credit (together with all amendments, if any) because such original has been delivered to us as required hereunder for a draw thereon or transfer thereof, our obligations as set forth in this Letter of Credit shall continue in full force and effect as if Beneficiary or such authorized transferee still held such original, and any previous delivery to us, without return by us, of such original shall be deemed to have satisfied any requirement that such original be delivered to us for a subsequent draw hereunder or transfer hereof.

Except as otherwise provided in this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication Number 500. If this Letter of Credit expires during an interruption of business as described in article 17 of Publication 500, we hereby specifically agree to effect payment if this Letter of Credit is drawn against within 30 days after the resumption of business.

We hereby agree with you that drafts drawn under and in compliance with the teens of this Letter of Credit will be duly honored if presented to the our above-mentioned office, Wells Fargo Bank, N.A. at One Front Street, 21st Floor, San Francisco, California 94111 on or before 5:00PM California time on September     , 2007, or such later expiration date to which this Letter of Credit is extended pursuant to the terms hereof.

Very truly yours

Wells Fargo Bank, N.A.

By:
Name:
Title:

Exhibit A to

Wells Fargo Bank, N.A.

Letter of Credit No.

Date:

Wells Fargo Bank, NA.

Trade Services Division, Northern California

One Front Street, 21st Floor

San Francisco, California 94111

Subject: Wells Fargo Bank, N.A. Letter of Credit Number

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Also enclosed is $         in payment of your transfer commission (1/4% of the amount transferred, minimum $250.00 maximum $2,500.00). Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified. This transfer request for transfer does not change the place of expiration from your above office and would not cause you to violate any rule, order or regulation applicable to you.

Very truly yours,

[insert name of transferor]

By:
Name:
Title:

Signature of Transferor Guaranteed
[insert name of bank]

By:
Name:
Title:

FIRST AMENDMENT TO LEASE

(Partial Deletion of Building 1 Premises and Modification of Lease)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is executed as of the 10th day of October, 2007, between X-4 DOLPHIN LLC, a Delaware limited liability company (“Landlord”) and FIBROGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a lease, dated as of September 22, 2006 (the “Lease”), pursuant to which Tenant leased from Landlord the building (the “Building 1”) to be constructed and commonly known as 409 Illinois Street, San Francisco California. Capitalized terms not otherwise defined herein shall have the meanings in the Lease.

B. By reason of certain requirements not anticipated by the parties with respect to obtaining the permits and approvals for the construction and occupancy Of Building 1, Landlord is required to designate certain portions of the floor 1 of Building 1 as retail space, and Tenant does not desire to lease such designated retail space.

C. Landlord and Tenant presently desire to amend the Lease to (i) delete from the premises demised to Tenant under the Lease the portion of the floor 1 of Building 1 that is designated as retail space, (ii) modify the Rent payable by Tenant under the Lease, and otherwise modify the Lease, to take into account the reduced area of the premises demised to Tenant under the Lease and to recognize that Tenant will no longer be the sole tenant of Building 1 as presently contemplated by the Lease, and (iii) otherwise modify the Lease, all upon and subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Revised Premises. The term “Premises” as defined in Section 1.4 of the Lease, is hereby modified to be as follows, and Exhibit E attached to this Amendment is hereby added to the Lease as Exhibit E thereto (the so revised Premises is estimated to be approximately 234,249 square feet of Rentable Area, which includes an estimated 2,000 square feet of Rentable Area of the Ground Floor Interior Premises (as delineated on said Exhibit E) but the actual Rentable Area of the revised Premises (including the Ground Floor Interior Premises) shall be subject to determination as set forth in Section 2.15 of the Lease):

“1.4 “Premises”

The portion of floor 1 of Building 1 shown outlined on Exhibit E attached hereto (including the interior portion of floor 1 of Building I delineated on Exhibit E as the “Ground Floor Interior Premises”), all of floors 2-6 of Building 1, and any portion of Building 2 Tenant may from time to time lease in accordance with Article 33 hereof.”

2. Minimum Monthly Rent for Revised Premises. The estimated Minimum Monthly Rent schedule set forth in Section 1.12 of the Lease is hereby deleted and the schedule set forth on

Schedule 1 attached hereto is substituted in its place. The parties acknowledge that (i) the portion of the Minimum Monthly Rent attributable to the Ground Floor Interior Premises, as shown in the applicable column on Schedule 1, reflects a 45% reduction in Minimum Monthly Rent relative to the balance of the Premises (the “Premises Balance”), and (ii) the Minimum Monthly Rent for the first thirteen (13) months following the Rent Commencement Date, as shown on Schedule 1, shall be calculated on the basis of 175,000 square feet of Rentable Area of the Premises Balance.

3. Insurance Costs, Operating Costs, and Taxes.

a. Insurance Costs. Section 2.8 of the Lease is hereby amended to read in its entirety as follows:

“2.8 “Proportionate Share of Insurance Costs” means a fraction (converted to a percentage), the numerator of which is the Rentable Area (as defined in Section 2.15 below) of the Premises (as the same may be adjusted from time to time) and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. Tenant’s Proportionate Share of Insurance Costs may be calculated as set forth in Article 33 and specified in the Acknowledgement of Expansion, as appropriate. Proportionate Share of Insurance Costs shall be recalculated by Landlord as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease.”

b. Operating Costs. Section 2.9 of the Lease shall not be modified from the terms presently set forth in the Lease, and “Tenant’s Proportionate Share of Operating Costs” with respect to Building 1 shall remain one hundred percent (100%), but the definition of “Operating Costs” in Section 2.6 of the Lease shall be modified by adding the following at the end of Section 2.6(b) as an exclusion from Operating Costs:

“(30) Any costs or expenses properly allocable to the retail portions of Building 1, including costs of services properly allocable to such retail space.”

c. Taxes. Section 2.10 of the Lease is hereby amended to read in its entirety as follows:

“2.10 “Proportionate Share of Taxes” means a fraction, (converted to a percentage), the numerator of which is the Rentable Area (as defined in Section 2.15 below) of the Premises (as the same may be adjusted from time to time) and the denominator of which is the aggregate Rentable Area of Building 1 and Building 2. Tenant’s Proportionate Share of Taxes may be calculated as set forth in Article 33 and specified in the Acknowledgement of Expansion, as appropriate. Proportionate Share of Taxes shall be recalculated by Landlord as may be required effective as at the commencement of any period to which the calculation is applicable in this Lease.”

4. Rent Commencement Date. Section 2.13 of the Lease is hereby modified by (A) deleting the reference to “two hundred seventy (270) days” set forth in clause (ii) thereof, and inserting in its place a reference to “two hundred ninety three (293) days”, and (B) deleting the reference to “such 270-day period” in clause (ii)(a) thereof, and inserting in its place a reference to “such 293-day period”.

2

5. Approval of Retail Uses; Retail Lease Requirements.

a. Jeopardizing Uses. Landlord agrees that it shall not lease any retail space in Building 1 for a use (a “Jeopardizing Use”) that would interfere with Tenant’s business operation of its facilities in the Premises. Prior to entering into any lease for retail space in Building 1, Landlord shall give Tenant written notice of the proposed permitted uses of such space. In the event that Tenant shall reasonably determine that such proposed use would constitute a Jeopardizing Use, Tenant shall give Landlord notice thereof within seven (7) days after Tenant’s receipt of Landlord’s notice, specifying in reasonable detail the reasons for Tenant’s determination. Tenant’s failure to give such notice to Landlord within such seven (7) day period shall constitute a waiver by Tenant of its right to object to the use set forth in Landlord’s notice. If Tenant shall timely give Landlord notice of Tenant’s reasonable determination that the proposed use specified in Landlord’s notice would constitute a Jeopardizing Use, Landlord shall not enter into a lease permitting such Jeopardizing Use in the applicable retail space.

b. Retail Lease Requirements. In the event that Landlord allows any retail tenants to store trash in the Parking Garage, the applicable leases shall require that the tenants cause the trash to be collected from the Parking Garage on a daily basis. In no event shall retail tenants be permitted to (i) use the Parking Garage for storage purposes (which shall not be deemed to include parking cars on a daily basis) except as approved by Landlord and Tenant, or (ii) use any Hazardous Materials which may impair Tenant’s ability to maintain, for Tenant’s exclusive use, four “control areas” (as defined in the 2007 California Uniform Building Code) on floor 1 of Building 1. All retail leases shall require the tenants thereunder to maintain at least the following insurance coverages: (A) workers’ compensation insurance in statutory amounts, and (B) commercial general liability insurance with a minimum coverage of One Million Dollars ($1,000,000.00) per occurrence combined single limit for bodily injury and property damage, with a Two Million Dollars ($2,000,000.00) general aggregate limit. The insurance pursuant to clause (B) above shall, in addition to any requirements with respect to Landlord or other parties designated by Landlord, name Tenant as an additional insured. During such time as retail space shall be vacant, Landlord shall cause decorative window coverings to be placed upon all exterior windows, and the cost thereof shall not be allocated to Tenant, either as an Operating Expense or otherwise.

c. Ground Floor Modifications. Landlord shall notify Tenant of all regulatory agency approvals relating to the modifications to floor 1 of Building 1 by reason of the retail space within seven (7) business days after receipt by Landlord of such approvals.

7. Parking. Landlord hereby confirms that the parking ratio set forth in Section 3.4(c) of the Lease shall remain applicable and the parking spaces provided to Tenant pursuant to the Lease shall continue to be calculated on the basis thereof, notwithstanding the retail space in Building 1 and the parking required to be allocated thereto. Tenant acknowledges that, as set forth in Section 3.4(c)(2) of the Lease, the parking spaces allocated to Tenant on the basis of such ratio may be provided to Tenant on an unreserved valet parking basis, but in such event Landlord agrees that the incremental costs of providing Tenant with its parking allocation on an unreserved valet parking basis (over the costs of a self-park basis) shall be excluded from Operating Costs. The foregoing shall not preclude Landlord from including in Operating Costs the costs of providing valet parking to Tenant for parking in excess of Tenant’s aforesaid parking allocation, subject, however, to Section 3.4.(c)(6) of the Lease.

The last sentence of Section 3.4(c)(5) of the Lease is amended to read in its entirety as follows: “In no event shall Tenant be responsible (as an Operating Cost or otherwise) for the costs to tow from the Complex any vehicle, unless the vehicle is properly identified as a vehicle belonging to one of the Tenant Parties, in which case, the towing costs shall be paid by Tenant within thirty (30) days after request by Landlord.”

3

8. Work Letter Modifications.

a. Base Building Work. The definition of “Base Building Work”, as set forth in Section 2(a) of the Work Letter, is hereby modified to include (i) the ground floor modification work outlined in the PCR & Bulletin 014 narrative dated May 21, 2007 (consisting of pages 1 — 12) and the PCR & Bulletin 014 narrative dated May 29, 2007 (consisting of pages 1 -3), collectively attached hereto as Exhibit A, and any amendment thereto, including plan check requirements, received by Tenant prior to June 30, 2007, (ii) stubbing base building mechanical, electrical, plumbing, sprinkler and life safety systems to the retail space on floor 1 of Building 1, and (iii) installation of sub-meters or similar devices sufficient to measure the electricity (and, to the extent practicable, water and gas) furnished to the retail space on floor 1 of Building 1. In addition to paying the cost of the Base Building Work, as supplemented pursuant to the foregoing, Landlord shall reimburse Tenant for its reasonable costs of architectural, engineering and legal services (including legal services in connection with this Amendment) on account of the reconfiguration of Building 1 for retail space on floor l of Building 1, but in no event shall Landlord’s be required to reimburse Tenant for aggregate costs in excess of One Hundred Thousand Dollars ($100,000.00). In addition, in the event that Landlord retains a consultant to evaluate whether further changes in the Base Building Work are advisable to take into account security concerns raised by the retail space in Building 1, the cost of such consultant shall be Landlord’s sole responsibility.

b. Landlord Delay. The definition of “Landlord Delay”, as set forth in Section 2(h) of the Work Letter, is hereby modified by adding the following clause (iii) to the end thereof:

“(iii) Any actual delay in the completion of the Tenant Improvements, which delay shall be calculated on a net-critical-path basis, resulting from the additional Base Building Work required of Landlord pursuant to the First Amendment to this Lease by reason of the designation of retail space on floor 1 of Building 1, specifically including the additional Base Building Work set forth in clauses (ii) and (iii) of Paragraph 8.a. of said First Amendment. The cost of a Landlord Delay described in this Section 2.h.(iii) shall include any increase in the cost of completion of the Tenant Improvements payable by Tenant by reason of such a Landlord Delay.”

c. Tenant Improvement Allowance. Landlord and Tenant recognize and agree that the Initial Tenant Improvement Allowance set forth in Section 7(a) of the Work Letter shall be calculated on the basis of the revised Rentable Area of the portion of the Premises located in Building 1, after taking into account the deletion of the retail space from the Premises as set forth in this Amendment.

9. Real Estate Brokers. Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for it in connection with this Amendment, other than Shorenstein Management, Inc. (“SMI”) acting on behalf of Landlord. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment. Landlord shall pay any commission, finder’s fee or other compensation payable to SMI in connection with this Amendment.

10. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this

4

instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

11. Authority. Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which Building 1 is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

12. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LANDLORD:		TENANT:

X-4 DOLPHIN LLC,		FIBROGEN, INC.,
a Delaware limited liability company		a Delaware corporation

By Shorenstein Realty Investors Seven, LP		By:	/s/ Thomas B. Neff

By:	/s/ Paul W. Grafft	Name:	Thomas B. Neff

Name:	Paul W. Grafft	Title:	CEO

Title:	Vice President

5

Schedule 1

	Estimated Minimum Monthly Rent, Premises Balance (Bldg. 1)	Minimum Annual Rent PSF (Bldg. 1 and Bldg. 2)

Rent Commencement Date - Month 12	$669,375.00	$45.90
Month 13	$682,762.50	$46.82
Month 14-24	$906,119.47	$46.82
Month 25-36	$924,241.86	$47.75
Month 37-48	$942,726.70	$48.71
Month 49-60	$961,581.23	$49.68
Month 61-72	$980,812.86	$50.68
Month 73-84	$1,000,429.12	$51.69
Month 85-96	$1,020,437.70	$52.72
Month 97-108	$1,040,846.45	$53.78
Month 109-120	$1,061,663.38	$54.85
Month 121-132	$1,082,896.65	$55.95
Month 133-144	$1,104,554.58	$57.07
Month 145-156	$1,126,645.67	$58.21
Month 157-168	$1,149,178.59	$59.38
Month 169-180	$1,172,162.16	$60.56

	Estimated Minimum Monthly Rent, Ground Floor Interior Premises (Bldg. 1)	Minimum Annual Rent PSF

Rent Commencement Date - Month 12	$0.00	$25.25
Month 13	$0.00	$23.60
Month 14-24	$4,291.65	$23.60
Month 25-36	$4,377.48	$26.26
Month 37-48	$4,465.03	$26.79
Month 49-60	$4,554.33	$27.33
Month 61-72	$4,645.42	$27.87
Month 73-84	$4,738.33	$28.43
Month 85-96	$4,833.09	$29.00
Month 97-108	$4,929.76	$29.58
Month 109-120	$5,028.35	$30.17
Month 121-132	$5,128.92	$30.77
Month 133-144	$5,231.50	$31.39
Month 145-156	$5,336.13	$32.02
Month 157-168	$5,442.85	$32.66
Month 169-180	$5,551.71	$33.31

	Estimated Minimum Monthly Rent, Premises Balance (Bldg. 1)	Estimated Minimum Monthly Rent, Ground Floor Interior Premises (Bldg. 1)	Estimated Minimum Monthly Rent, Premises Balance + Ground Floor Interior Premises

Rent Commencement Date - Month 12	$669,375.00	$0.00	$669,375.00
Month 13	$682,762.50	$0.00	$682,762.50
Month 14-24	$906,119.47	$4,291.65	$910,411.12
Month 25-36	$924,241.86	$4,377.48	$928,619.35
Month 37-48	$942,726.70	$4,465.03	$947,191.73
Month 49-60	$961,581.23	$4,554.33	$966,135.57
Month 61-72	$980,812.86	$4,645.42	$985,458.28
Month 73-84	$1,000,429.12	$4,738.33	$1,005,167.44
Month 85-96	$1,020,437.70	$4,833.09	$1,025,270.79
Month 97-108	$1,040,846.45	$4,929.76	$1,045,776.21
Month 109-120	$1,061,663.38	$5,028.35	$1,066,691.73
Month 121-132	$1,082,896.65	$5,128.92	$1,088,025.57
Month 133-144	$1,104,554.58	$5,231.50	$1,109,786.08
Month 145-156	$1,126,645.67	$5,336.13	$1,131,981.80
Month 157-168	$1,149,178.59	$5,442.85	$1,154,621.44
Month 169-180	$1,172,162.16	$5,551.71	$1,177,713.87

2

EXHIBIT E

"GROUND FLOOR INTERIOR PREMISES"

F
E
D
C
B
A
1
2
3
4
5
6
7
8
9
10
11
12
S15°48'38"E 107.08'

Exhibit A

Plan Check Response (PCR) & Bulletin 014

X-4 Dolphin, L.L.C. (Shorenstein Realty, L.P.)

499 and 409 Illinois Street

DGA Project No. 05174

May 21, 2007

To:	cc:	☒	Paul Grafft, Shorenstein
		☒	Stan Roualdes, Shorenstein
		☒	Dave Tech, SKS
		☒	Mike Beutler, W&K
		☒	Craig Heckman, ABAVA
		☒	Ramsey Silberberg, M+S
		☒	Tom Soo Hoo, IPD
		☒	Ken Tam, SGH
		☒	Steve Lepisto, SDE
		☒	Julie Thompson, SGH
		☒	Chris Lloyd, Randall Lamb
		☒	Chris Weixelman, Randall Lamb
		☒	Ed Wong, FW Associates
		☒	Angela McDonald, HLB
		☒	Richard Osborn, Loop
		☒	John Moran, Syska Hennessy
		☐	Bob Noren, Encheck
		☒	Mei Wu, Mei Wu Associates
		☒	Marcos Pinheiro, T&R
		☐	Rafael Sabelli, Dasse Design
		☐	Greg Deierlein
		☐	Tom Boardman
		☒	Catherine Sharpe, FibroGen
		☒	Virginia Kosor, FibroGen
		☒	Irene Lo, Flad & Associates
		☒	Diane Cooper, Hathaway Dinwiddie
		☒	Jodie Soboll, Hathaway Dinwiddie
		☒	Robert Barone, IVI

Holders of Bidding documents for the above subject project are hereby informed that these documents are modified as noted in this bulletin and that all conditions not modified herein remain unchanged. Holders of bidding documents are instructed to incorporate in their estimates and estimated completion times the changes described herein. The summary description, if provided, may not include the full extent of such modifications or clarifications.

Note: Bulletin 14 delta numbers (shown in numerical sequence per page) were appended with the letter ‘A’ to distinguish them from Plan Check Response Comments.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

ARCHITECTURAL DRAWING NARRATIVE - PLAN CHECK RESPONSE

A0.1	1.	Drawings added.
	2.	Curtainwall drawings noted as separate volume based on weight of drawings.
A0.3X	1.	Mechanical room 3-1505 noted as H3-occupany less than 500 S.F. for future tenant generator room.
A041X	1.	Exit width schedule revised.
	2.	Door width schedule revised.
	3.	Door rating to Storage Room 3-B1304 and Vestibule 3-B1303 added.
A0.42X	1.	Door rating to Storage Room 3-B2302 and Vestibule 3-B2303 added.
A0.43X	1.	MPOE room 1-11-08 door rating added.
	2.	Total occupant load revised for Exit Passageway 1-1208.
	3.	Retail 1-1209 northeast door noted as ‘Primary’ door with revised occupant load.
	4.	Life Safety Generator room 3-1506 overhead coiling door removed and replaced with fire rated partition.
	5.	Mechanical room 3-1505 was decreased to less than 500 square feet and is designated as H3-Occupancy for a future tenant generator room.
	6.	Corridor from Mechanical room 3-1505 to main parking level added.
	7.	Irrigation Control Room 3-1507 shown decreased in size.
	8.	Total occupant load revised for Exit Passageway 2-1408.
A0.44X	1.	Stairway 1-2ST1 door rating added.
A051.X	1.	All stairway total occupant loads revised.
A0.52X	1.	All stairway total occupant loads revised.
A0.53X	1.	All stairway total occupant loads revised.
A0.54X	1.	All stairway total occupant loads revised.
All plans	1.	General note regarding future occupancy use added.
A2.1.0	2.	See sectored plans below for detailed descriptions.
	3.	All exterior doors recessed a total distance of 3’-0” to avoid encroachment permit requirements.
	4.	Wall rating clarified.
	5.	Door ratings clarified on door schedule.
A2.1.1	1.	MPOE room 1-1108 wall rating and dimension added.
	2.	Wall ratings clarified.
	3.	All exterior doors recessed a total distance of 3’-0” to avoid encroachment permit requirements.
A2.1.2	1.	Wall ratings clarified.
	2.	All exterior doors recessed a total distance of 3’-0” to avoid encroachment permit requirements.
A2.2.1	1.	Wall ratings and dimensions clarified.
	2.	Storage room door flipped towards occupied floor area.
A2.2.3	1.	Wall ratings and dimensions clarified.
A2.3.0	1.	See sectored plans below for detailed descriptions.
	2.	Keynote deleted.
	3.	General note 3 added.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

A2.3.1	1.	Wall ratings and dimensions clarified.
A2.3.3	1.	Wall ratings and dimensions clarified.
A2.4.0	1.	See sectored plans below for detailed descriptions.
	2.	Keynote deleted.
	3.	General note 3 added.
A2.4.1	1.	Wall ratings and dimensions clarified.
A2.4.3	1.	Wall ratings and dimensions clarified.
A2.5.0	1.	See sectored plans below for detailed descriptions.
	2.	Keynote deleted.
	3.	General note 3 added.
A2.5.1	1.	Wall ratings and dimensions clarified.
A2.5.3	1.	Wall ratings and dimensions clarified.
A2.6.0	1.	See sectored plans below for detailed descriptions.
	2.	Keynote deleted.
	3.	General note 3 added.
A2.6.1	1.	Wall ratings and dimensions clarified.
A2.6.3	1.	Wall ratings and dimensions clarified.
A3.2.0	1.	Revised the following doors: 3-B1ST2, 3-B1ST3, 1-1108, 1-1209, 1-1209A, 2-1303, 2-1308B, 2-1308C.
A3.2.1	1.	Revised the following doors: 2-1408, 3-1ST2, 3-1ST2A, 3-1ST3, 3-1ST3A.
	2.	Added the following doors: 3-1505A, 3-1507.
	3.	Deleted door: 3-1506B.
A6.7	1.	Detail 12 revised to show connection of parapet to curtainwall.
	2.	Detail 5 through 10 revised to show light gauge framing and connections.
A6.8	3.	Detail 19 revised to show connection of parapet to curtainwall.
	4.	Detail 15 welding information added.
A6.9	1.	Detail 3 welding information added.
A8.2	2.	Detail 23. Added new notes for 3-Hour Fire Rated WF columns & beams.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

LANDSCAPE DRAWING NARRATIVE - BULLETIN NO. 14

SHEET NO.		DESCRIPTION

L0.0.0	1.	Added symbols.
	2.	General updates.
L0.0.1	1.	Revised prow.
	2.	Added new notes.
L1.04	1.	Revised prow.
	2.	Revised ramp walls.
	3.	Revised stairs and handrails.
	4.	Updated callouts.
L2.04	1.	Revised coordinate layout.
	2.	Revised stone paver layout.
	3.	Added enlarged plans.
L3.03	1.	Revised grading callouts.
	2.	Added weep holes.
L4.04	1.	Removed prow planting.
L5.04	1.	Removed prow irrigation.
	2.	Removed prow valve.
L6.02	1.	Revised stone pavers.
	2.	Revised ramp enlargement.
	3.	Updated oversized stone pavers.
L6.03	1.	Added prow enlargements.
L7.02	1.	Revised all prow elevations.
	2.	Updated material’s schedule.
L7.03	1.	Revised all prow elevations.
	2.	Added prow sections.
L7.04	1.	Revised ramp wall section.
	2.	Added new details.
L7.05	1.	Revised all ramp wall elevations.
L7.06	2.	Revised all ramp wall elevations.
	3.	Added new section detail.
L8.01	1.	Updated details.
	2.	Added new details.
L8.03	1.	Updated stair details.
	2.	Added stair details.
L8.07	1.	Added new handrail details.
L8.08	1.	Revised trench details.
	2.	Added new details.
L8.09	1.	Revised lighting details.
	2.	Added new lighting details.

Cont.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

ARCHITECTURAL DRAWING NARRATIVE — BULLETIN NO. 14

SHEET NO.	DESCRIPTION

A0.43X	1.	Life Safety Generator room 3-1506 overhead coiling door removed and replaced with fire rated partition.
A2.B2.0	1.	Steel bollard dimensioned at four corners.
	2.	Wall under ramp added per Structural drawing S2.B2.0.
A2.B2.1	1.	Wall dimension added.
A2.B2.2	1.	Symbol for floor penetration relocated at C and 10.6.
A2.B2.3	1.	Symbol for floor penetration relocated at 2 and N.7.
	2.	Sump pit keynote deleted.
	3.	Wall under ramp added per Structural drawing S2.B2.0.
	4.	Keynote revised.
A2.B2.4	1.	Symbol for floor penetration relocated at P and 10.6.
A2.B1.0	1.	Steel bollard dimensioned at four corners.
	2.	Recessed floor slab from floor above with barrier rail noted at E and 2.3.
	3.	Keynote 12 added.
A2.B1.1	1.	Wall dimension added.
A2.B1.2	1.	Symbol for floor penetration relocated at C and 10.6.
A2.B1.3	1.	Symbol for floor penetration relocated at 2 and N.7.
	2.	Sump pit keynote deleted.
A2.B1.4	1.	Symbol for floor penetration relocated at P and 10.6.
A2.1.0	1.	Symbol and note to future tenant elevator deleted.
	2.	Disabled parking layout revised.
	3.	Parking layout modified along D and 3 through 7.
	4.	Gas Meter 1-1106 and MPOE room 1-1108 and Corridor 1-1105 revised as a result of relocating Substation 1-1107 and Pump room 1-1104 within the L1 parking level.
	5.	Keynoted and symbol referring to tenant elevator deleted.
	6.	See sectored plans for detailed descriptions.

Cont.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

A2.1.1	1.	Keynote 3. Sump pit reference deleted.
	2.	Tenant elevator 1-EL5 at gridline C and 5 with associated fire rated shaftwall assembly added.
	3.	Retail area between gridlines 1-1.5 and A-B.1 added per discussions with the San Francisco Redevelopment Agency.
	4.	Retail light box area between gridlines 1.5-4.7 and A-A.1 added per discussions with the San Francisco Redevelopment Agency.
	5.	Exterior door 1-113A added.
	6.	Office 1-1114 added per discussions with the San Francisco Redevelopment Agency.
	7.	Exit Passageway 1-1112 added as a result of an added retail area.
	8.	Gas Meter 1-1106 and MPOE room 1-1108 and Corridor 1-1105 revised as a result of relocating Substation 1-1107 and Pump room 1-1104 within the L1 parking level.
	9.	Door 1-1101A shifted.
	10.	Future restroom recessed floor slab 1-1115 and door added.
	11.	4-hour building separation envelope between L1 garage and adjacent Building 1 modified per approved Local Equivalency dated May 3, 2007.
	12.	Substation 1-1107 relocated.
	13.	Pump room 1-1104 relocated.
	14.	Office 1-1114 with associated doors and stairs added.
	15.	Keynotes revised / added.
A2.1.2	1.	Retail area between gridlines 8-11 and A-C.3 added per discussions with the San Francisco Redevelopment Agency.
	2.	Office 1-1114 added per discussions with the San Francisco Redevelopment Agency.
	3.	Symbol for floor penetration relocated at C and 10.6.
	4.	Exit Passageway 1-1208 ramp transition slightly modified.
	5.	Cement plaster walls removed at entry driveways.
	6.	Column cover detail references clarified.
	7.	Driveway width and extent of concrete curb clarified.
	8.	Steel bollard dimensioned.
	9.	Keynotes revised / added.
A2.1.3	1.	Symbol for floor penetration relocated at P and 2.5.
	2.	Cement plaster walls removed at entry driveways.
	3.	Fire rated wall at perimeter storefront wall along 1 and N.4 through N.5 deleted. Disregard wall rating note.
	4.	Driveway width and extent of concrete curb clarified.
	5.	Keynotes revised / added.
A2.1.4	1.	Symbol for floor penetration relocated at P and 10.6.
	2.	Cement plaster walls removed at entry driveways.
	3.	Driveway width and extent of concrete curb clarified.
	4.	Steel bollard added.
	5.	Keynote revised / added.
A2.1.5	1.	Overhead coiling door 3-1506B removed and replaced with drywall.
	2.	Irrigation Control room 3-1507 re-sized and exterior corridor added.
	3.	Keynote revised / added.
A2.2.1	1.	Stair 1-2ST1 reversed.
	2.	Tenant elevator floor opening and fire rated shaftwall enclosure added.
	3.	Keynotes added.
	4.	The general note regarding future occupancy use, similar to sheet A2.1.5, was added in the City set last minute. This is the only change.
A2.2.2	1.	Future tenant elevator keynote and symbol removed.
	2.	The general note regarding future occupancy use, similar to sheet A2.1.5, was added in the City set last minute. This is the only change.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

A2.2.3	1.	Partition dimensions clarified.
	2.	The general note regarding future occupancy use, similar to sheet A2.1.5, was added in the City set last minute. This is the only change.
A2.2.4	1.	The general note regarding future occupancy use, similar to sheet A2.1.5, was added in the City set last minute. This is the only change.
A2.3.0	1.	Future tenant elevator keynote and symbol removed.
A2.3.1	1.	Stair 1-2ST1 reversed.
	2.	General notes and keynotes added.
	3.	Partition dimensions clarified.
A2.3.2	1.	Future tenant elevator keynote and symbol removed.
A2.3.3	1.	Partition dimensions clarified.
A2.3.4	1.	No modifications, added for reference only.
A2.4.1	1.	Stair 1-2ST1 reversed.
	2.	General notes and keynotes added.
A2.4.2	1.	Future tenant elevator keynote and symbol removed.
A2.4.4	1.	No modifications, added for reference only.
A2.5.1	1.	Stair 1-2ST1 reversed.
	2.	General notes and keynotes added.
A2.5.2	1.	Future tenant elevator keynote and symbol removed.
A2.5.4	1.	No modifications, added for reference only.
A2.6.1	1.	Stair 1-2ST1 reversed.
	2.	General notes and keynotes added.
A2.6.2	1.	Future tenant elevator keynote and symbol removed.
A2.6.4	1.	No modifications, added for reference only.
A2.7.0	1.	Exhaust fans pads relocated.
	2.	Overall roof pads now matches structural drawings, as approved in Addendum 3 Superstructure drawings. The rooftop equipment pad cloud was not duplicated in the sectored plans.
	3.	Roof crickets added to accommodate revised roof pad layout.
	4.	General note 3 through 9 added.
	5.	Keynote 11 aluminum ladders removed. Roof hatch replaced with louvered penthouse.
	6.	Keynote 14-16 added.
	7.	Future penthouse configuration modified.
A2.7.1	1.	Outrigger steel davit at 1.3 and F.5 relocated.
	2.	See sheet A2.7.0 for roof pad clouding.
A2.7.2	1.	See sheet A2.7.0 for rooftop equipment pad clouding.
A2.7.3	1.	See sheet A2.7.0 for rooftop equipment pad clouding.
A2.7.4	1.	See sheet A2.7.0 for rooftop equipment pad clouding.
A2.7.3	1.	Door dimension clarified.
A2.8.0	1.	Substation 1-1107, Pump room 1-1104, Exit Passageway 1-1112, MPOE room 1-1108 and Corridor 1-1105 location and size modified.
	2.	Retail partition at B and 1.5 added.
A2.8.0r	1.	Substation 1-1107, Pump room 1-1104, Exit Passageway 1-1112, MPOE room 1-1108 and Corridor 1-1105 location and size modified.
	2.	Retail partition at B and 1.5 added.
A2.9.0	1.	Stair 3-(1ST1, 1ST2, 1ST3). Revised dimensions.
	2.	Stair 3-(B2ST1, B2ST2, B2ST3). Revised dimensions.
	3.	Stair 1-(1ST3, 2ST3, 3ST3, ROOF). Revised note and dimension at Third Sixth Floors.
A2.10.0	1.	Added Enlarged Plan for Stair 1-ST2 with notes and dimensions.
	2.	Stair. 2-ST2. Revised dimension at First Floor.
	3.	Added Enlarged Plans for Stair 1-ST1 with notes and dimensions.
A3.1	1.	Added new sheet note.
A3.2.0	1.	Added remark in Door and Frame Notes.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

	2.	Revised the following doors: 1-1101 A, 1-1105A, 1-1105B, 1-1107, 1-1111, 1-1111A, 1-1112B, 1-1113, 2-1301A.
	3.	Added the following doors: 1-1104, 1-1104A, 1-1107, 1-1110A, 1-1110C, 1-1113A, 1-1114, 1-1114A, 1-1115.
A3.2	1.	No modifications, added for reference only.
A3.4	1.	Retail (1-1113), Office (1-1114) and Irrigation Control Room (3-1507) added to Building 1. Added room finish notes.
	2.	Pumps (1-1104), Gas Meter (1-1106), Substation (1-1107), M.P.O.E. (1-1108) rooms relocated. Revised room finish notes.
	3.1.	Corridor (1-1105), Office (1-1110), Exit Passageway (1-1112) and Mechanical Room (3-1505). Revised room finish notes. A4.2
A4.2	1.	Wall Section 3. Revised dimensions and notes at roof screen.
	2.	Wall Section 5. Revised dimensions and notes at roof screen.
A4.3	1.	Wall Section 4. Revised dimensions and notes at roof screen.
	2.	Wall Section 7. Revised dimensions and notes at roof screen.
A4.6	1.	Section 1. Wire mesh partitions added as shown. Revised detail tag and notes.
	2.	Section 2. Wire mesh partitions in elevator shaft removed as shown. Revised notes.
A4.7	1.	Section 1. Wire mesh partitions added as shown. Removed sump pit. Revised notes.
	2.	Section 2. Wire mesh partitions in elevator shaft removed as shown.
	3.	Section 2A. Wire mesh partitions in elevator shaft removed as shown.
A5.1	1.	West Elevation. Metal louvers added and removed as shown.
	2.	West Elevation. Exterior Door added.
A5.2	1.	North Elevation. Added door.
A5.3	1.	South Elevation. Revised dimension.
A5.4	1.	West Elevation 2. Perforated metal panels replaced by metal louvers. Key notes revised.
A6.7	1.	Detail 1 and 23 revised.
A6.8	2.	Detail 20 added.
A6.10	3.	Details 4, 5, 6, 16, 18, 20, 23, and 25 revised to show bollard type and location.
A6.12	1.	Detail 2. Added new plan and elevation for concrete wall at structural glass at Building 1.
	1.	Detail 4. Added new plan and elevation for concrete wall at structural glass at Building 2.
A8.3	1	Detail 10. Revised dimension.
A8.4	1.	Detail 13. Revised notes and dimensions. Detail 15. Added new detail with notes.
A8.6	1.	Detail 6. Added diffuser with notes and dimensions.
	2.	Detail 15. Added diffuser with notes and dimensions.
A8.7	1.	Detail 14. Revised dimensions and notes. Removed ladder as shown.
	2.	Detail 16. Added bollards with dimensions.

Cont.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

STRUCTURAL DRAWING NARRATIVE - BULLETIN NO. 14

S1.3	1.	Revised cantilever beam detail to kicker detail at 16/S1.3.
S1.4	1.	Detail 8 & 13 added.
S2.B.0a, S2.B.1.0B & S2.B.1.1	1.	Slab opening near grid 2.3 between grid G & F revised.
S2.1.0.A & S2.1.0B,	1.	Revised reinforcement in area bounded by C, D.3, 2.3, 3.3, & 6.
S2.1.1	1.	Area between grid C, D.4, 2 & 3.3 revised to 14” slab.
	2.	Beams added along grid 3 between D and E.
	3.	Beams added btwn grid 2.3 & 3 along E and D.5
	4.	Mech opening btwn C and C.3 moved to south of grid D
	5.	Edge of slab revised long line 1 and 3. Detail callout 16/S4.4 added.
	6.	Legend revised.
S2.1.2	1.	Area between C, D.4, 5 & 6 revised to 14” slab.
S2.1.3	1.	Ramp area between H & L revised to show new layout.
	2.	Edge of slab revised between N & N.7 to show grade beam align with adjacent bays. Detail 16/S4.4 call out added.
	3.	Edge of slab revised along R between 4 & 5.
S2.1.4	1.	Edge of slab revised along R between 5 & 6.
S2.2.1 thru S2.2.5	1.	Opening for garage exhaust duct added near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Opening for tenant elevator added near 5/C.
	3.	Top of slab elevations shown at Plaza.
	4.	Slab pocket for coiling door added near 6/R.
S2.3.1 thru S2.3.4	1.	Opening for garage exhaust duct revised near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Revised stair opening near 2/E
	3.	Revised location of exterior wall panel supports along Lines A, F.9, K.1, and R.
	4.	Added slab edge dimensions.
S2.4.1 thru S2.4.4	1.	Opening for garage exhaust duct revised near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Revised stair opening near 2/E
	3.	Revised location of exterior wall panel supports along Lines A. F.9, K.1, and R.
	4.	Added slab edge dimensions.
S2.5.1 thru S2.5.4	1.	Opening for garage exhaust duct revised near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Revised stair opening near 2/E
	3.	Revised location of exterior wall panel supports along Lines A, F.9, K.1, and R.
	4.	Added slab edge dimensions.
S2.6.1 thru S2.6.4	1.	Opening for garage exhaust duct revised near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Revised stair opening near 2/E
	3.	Revised location of exterior wall panel supports along Lines A, F.9, K.1, and R.
	4.	Added slab edge dimensions.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

S2.7.1 thru S2.7.4	1.	Opening for garage exhaust duct revised near 3/D, 2-3/N, and 7/P-Q within future slab openings.
	2.	Revised location of pads for garage exhaust fans.
	3.	Revised location of roof hatch opening.
	4.	Added moment connection symbol at screen wall posts on Line 5.
	5.	Revised location of exterior wall panel supports along Lines A, F.9, K.1, and R.
	6.	Added slab edge dimensions.
	7.	Revised cambers at several beams.
S2.8.1	1.	Revised layout of future penthouse roofs.
S3.4	1.	Shear wall elevations along line 2.3 revised to show revised mechanical openings.
	2.	Shear wall elevation along line 2.3 revised to show depressed slab between D & E.
S3.5	1.	Shear wall elevation along line C revised to show new door opening and future mechanical opening between 4 & 5.
S4.4	1.	Detail 14 added.
	2.	The “Bulletin No. 14” and date note in the titleblock was left out and will be added to the next printing.
S4.5	1.	Detail 10: Rebar T13, 14, B9.
	2.	Detail 10: Length of T12 revised from 14’ to 16’.
	3.	Detail 10: number of B7 bars revised from 3 to 5.
	4.	Detail 21 added for stud rails at 14” slab.
S5.2	1.	Details 18, 22, & 23 added.
S5.5	1.	Detail 7: revised top of wall detail to shown #6 dowels.
	2.	Detail 17: Detail revised to show hooked top bars from slab to wall.
	3.	Detail 8 revised to show (5) #9 from (4) #9 bars.
S5.7	1.	Detail 6 & 24 removed.
S5.8	1.	Added detail 16/S5.8 for pocket at coiling door.
S5.11	1.	New Sheet.

Cont.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

MEP DRAWING NARRATIVE - BULLETIN NO. 14

SPC.SECTION	DESCRIPTION
15855	AIR HANDLING UNITS:
	1.	Added new specification section.

SHEET NO.	DESCRIPTION

M0.3	1.	Deleted DX fan coils FC-111, FC-112, FC-161, and FC-162. Replaced with Air Handlers AH-111, AH-112, AH-161, and AH-162 per Air Handler Schedule.
	2.	Deleted Condensing Units AC-111A, AC-111B, AC-112, AC-161, and AC-162.
	3.	Modified Garage Exhaust Fan GEF-112 (larger motor). Changed external static pressure (ESP) for fan GEF-111.
M2.X.1 (all area 1 sheets)	1.	Revised shaft layout.
M2.B2.0	1.	Removed fire/smoke dampers in garage exhaust duct. Fire plancheck is requiring no separation between floors of the parking garage.
	2.	Adjusted garage exhaust intake layout.
	3.	Added relocated FC-301 and modified ductwork accordingly
M2.B1.0	1.	Removed fire/smoke dampers in garage exhaust duct. Fire plancheck is requiring no separation between floors of the parking garage.
	2.	Adjusted garage exhaust intake layout.
	3.	Added relocated FC-302 and modified ductwork accordingly.
	4.	At NW corner, relocated garage exhaust riser to match new 1st floor layout
M2.1.1	1.	Revised garage duct exhaust layout to accommodate new shaft arrangement and new L1 layout.
	2.	Revised location of fire pump exhaust flue riser.
	3.	Revised substation exhaust system for new location. Routed substation exhaust to roof and deleted associated louver at wall.
	4.	Revised pump room exhaust system and relocated associated exhaust louver.
	5.	Relocated vent louver for gas meter room.
	6.	Deleted FC-112 and added AH-112 in new location.
	7.	Deleted FC-301 and FC-302 (new units added to levels B1 & B2).
	8.	Deleted AC-111A and AC-111B.
	9.	Deleted 4 SA/RA duct drops through slab to B1.
	10.	Relocated fans GEF-111, GEF-112 for new layout.
	11.	Added 1 OA duct drop through slab to B1.
	12.	Revised lobby economizer relief system layout
	13.	Added return slots in lobby.
	14.	Added filtered intake louvers in 4-hour wall for substation and pump room make-up air.
	15.	Added fire/smoke dampers as required.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

M2.1.3	1.	Revised lobby economizer relief system layout
	2.	Added return slots in lobby.
	3.	Relocated AC-211A and 211B to fit new parking layout
M2.2.1	1.	Deleted FC-111 and added AH-111 in same location.
	2.	Deleted return slots. Added sidewall return slots in cove.
M2.2.3	1.	Deleted return slots. Added sidewall return slots in cove.
M2.7.1	1.	Relocated garage exhaust fans and modified inlet ductwork in response to tenant requirements and VE changes.
	2.	Relocated fire pump flue discharge
	3.	Added gooseneck discharge for substation exhaust.
	4.	Deleted AC 171 and AC 172.
M2.7.2	1.	Relocated garage exhaust fans and modified inlet ductwork in response to tenant requirements and VE changes.
M2.7.3	1.	Relocated garage exhaust fans and modified inlet ductwork in response to tenant requirements and VE changes.
M2.7.4:	1.	Relocated garage exhaust fans and modified inlet ductwork in response to tenant requirements and VE changes.
M6.2	1.	Modified detail 8 for stronger support for large exhaust plenums.

P0.1	1.	Revised sump pump SP-1.
P2.x.x (all plumbing plans)	1.	Relocated storm drain risers. Storm drain risers were previously located in stairwells, and have been moved out to run down along structural columns
P2.B2.0	1.	Added condensate drain to fan coil
	2.	Added relocated SP-1.
P2.B1.0	1.	Revised elevation of several pipe sleeves through foundation wall.
	2.	Revised size of several pipe sleeves.
	3.	Revised routing of storm drain to avoid lowered slab.
	4.	Added condensate drain to fan coil.
P2.1.1	1.	This sheet has been significantly changed and requires complete review.
	2.	Switched location of FST-2 and associated transition sump.
	3.	Modified piping to accommodate relocation of gas meter room
	4.	Modified piping (sewer, water, reclaim water, irrigation), floor sinks, equipment locations to accommodate relocation of pump room.
	5.	Relocated piping drops to avoid substation room.
	6.	New vent riser for floor sinks (extends to all floors above for Area 1 - see all sheets P2.x.1)
	7.	Modified condensate piping for mechanical unit relocations.
	8.	Deleted sump pump SP-1 (relocated to B2)
	9.	Added sewer and water piping to the small retail area at the NW corner.
P2.1.3	1.	Added grease waste piping to future kitchen area.
	2.	Added grease waste vent for grease interceptor. This extends up through all floors to roof.
P3.0.1	1.	Added Detail 4 showing new pump room layout
	2.	Modified Detail 1 for new layout.
P3.0.1	1.	Modified riser diagram to show deletion of test headers and addition of flow meter test lines.

MEP DRAWING NARRATIVE - BULLETIN NO. 14

E DWGS	1.	Electrical drawing narrative to follow shortly.

End.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

ELECTRICAL DRAWING NARRATIVE — BULLETIN NO. 14

SHEET NO.	DESCRIPTION

E3.B2.1	1.	Deleted 120 VAC power and wirings to fire smoke damper.

E3.B1.1	1.	Relocated fire alarm horn/strobe and manual pull station devices at Stair B1ST1.
	2.	Revised AC/301 and AC/302 power circuit designations.
	3.	Relocated FC/302 and wirings.
	4.	Deleted 120 VAC power and wirings to fire smoke damper.

E2.1.1	1.	Revised lighting layout and relocated at relocated Substation Rm. 1-1107 and Pump Rm. 1-1104.
	2.	Revised lighting layout at Switchgear Rm. 1-1102, Fire Pump Rm. 1-1103, MPOE Rm. 1-1108, Gas Meter 1-1106 and Exit Passageway 1-1112.
	3.	Added lighting and circuits to Restroom 1-1115 and Retail Box location.

E3.1.1	1.	Revised fire alarm, power equipment layout and receptacle devices at relocated Substation Rm. 1-1107 and Pump Rm. 1-1104.
	2.	Revised fire alarm equipment, devices, receptacle outlet wirings and layout at Switchgear Rm. 1-1102, Fire Pump 1-1103, MPOE 1-1108 and Exit Passage. 1-1112.
	3.	Added GFI receptacle and fire alarm strobe, horn/strobe devices and electromagnetic Door holder at Restroom 1-1115.
	4.	Added fire alarm smoke detector and electromagnetic door holders and wirings At Corridor.
	5.	Added conduit openings at 1 and 4 hour rated walls.
	6.	Corrected comb.starter/disc. sw. symbol for GEF/115 at Fire Pump Rm. 1-1103

E3.1.3	1.	Added duct detector and wirings for GEF/212.
	2.	Added fire smoke damper 120 VAC power and wirings.
	3.	Added smoke detector and electromagnetic door holder power and wirings.
	4.	Relocated FC/212 unit power and wirings.

E3.1.4	1.	Added fire smoke damper 120 VAC power and wirings.
	2.	Revised BP/1 and BP/3 power and wirings.

E3.2.1	1.	Replaced FC/111 with AH/111 and relocated duct detector and wirings.

Cont.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

E3.6.1	1.	Replaced FC/161 with AH/161 and added duct detectors and wirings.

E3.6.2	1.	Replaced FC/162 with AH/162 and added duct detectors and wirings.

E3.6.3	1.	Added duplex receptacle and fire smoke damper 120 VAC power and wirings.

E3.6.4	1.	Added duplex receptacle and fire smoke damper 120 VAC power and wirings.

E3.7.1	1.	Relocated GEF/171 and GEF/172 power and wirings.
	2.	Added power and wirings to CO detection control relay pack.
	3.	Added duct detector and wirings to FACP.

E3.7.2	1.	Relocated GEF/173 and GEF/174 power and wirings.
	2.	Added duct detectors and wirings to FACP.

E3.7.3	1.	Relocated GEF/271 and GEF/272 power and wirings.
	2.	Added duct detectors and wirings to FACP.
	3.	Added power and wirings to CO detection and control relay pack.
	4.	Relocated AC/271 and wirings

E3.7.4	1.	Relocated GEF/273 and GEF/274 power and wirings.
	2.	Added duct detectors and wirings to FACP.

E6.0.5	1.	Added light fixture type “0” to lighting fixture schedule and lighting control panel Schedule “LCP”.

E6.0.7	1.	Added air handling units AH/111, AH/112, AH/161 and AH/162 to Mechanical Equipment Schedule.
	2.	Revised MCA and HP ratings of AC/301, AC/302, AC/303, BP/2 and BP/4.
	3.	Deleted FC/111, FC/161, FC/162, AC/111A, AC/112, AC/171 and AC/172.

E6.0.8	1.	Revised MCA and HP ratings of FC/211, FC/212, FC/261, FC/262, AC/211A, AC/211B, AC/212, AC/271, BP/1 and BP/3.

E6.0.9	1.	Added retail box load to panel NIA.
	2.	Replaced FC/161 with AH/161, FC/162 with AH/162 at Panel EL1A1.
	3.	Added CO detector control power and revised loads of AC/303 at Panel P1A.
	4.	Deleted AC/171 and AC/172 from Panel EL1A1.
	5.	Added receptacle loads at Panel EL1 Al.
	6.	Revised AC/301 and FC/301 circuit breaker rating at Panel EL1A1.

Project: X-4 Dolphin, L.L.C. (Shorenstein Realty, LP.) 499 and 409 Illinois Street May 21, 2007	PCR & Bulletin 014 DGA Project No.: 05174

E6.0.9A	1.	Replaced AC/111A with AH/112 at Panel HP1A.
	2.	Replaced FC/111 with at Panel HP1A.
	3.	Deleted AC/111B at Panel HP1A.
	4.	Revised circuit breaker rating for BP/2 at Panel 1 EPHC.

E6.0.10	1.	Revised circuit breaker rating for BP/3, AC/211A, AC/211B, FC/211 at Panel HP2A.
	2.	Revised circuit breaker rating for AC/271 at Panel ELIA2.
	3.	Revised circuit breaker rating for AC/212 at Panel P2A.
	4.	Added CO detector controller power at Panel P1A.

E6.0.10A	1.	Revised circuit breaker rating for BP/1 at Panel 2EPHC.

E7.0.4	1.	Added ground bar and UFER ground details.

Prepared By: Ernie Lagundi/FWA	Date: 05-29-2007

SECOND AMENDMENT TO LEASE

(Corrective Amendment)

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is executed as of the 29th day of June, 2009, between X-4 DOLPHIN LLC, a Delaware limited liability company (“Landlord”) and FIBROGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a lease, dated as of September 22, 2006, as amended by First Amendment to Lease dated as of October 10, 2007 (the “First Amendment”), and letter agreement dated March 21, 2008 (as so amended, the “Lease”), pursuant to which Tenant leases from Landlord the building (the “Building 1”) commonly known as 409 Illinois Street, San Francisco California. Capitalized terms not otherwise defined herein shall have the meanings in the Lease.

B. A typographical error exists in the estimated Minimum Monthly Rent schedule attached to the First Amendment as Schedule 1 thereto, and Landlord and Tenant presently desire to amend the Lease to correct such typographical error.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Minimum Monthly Rent Schedule. Schedule 1 to the First Amendment is hereby deleted and Schedule 1 attached hereto is substituted in its place.

2. Real Estate Brokers. Landlord and Tenant each represents and warrants to the other party that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for it in connection with this Amendment, other than Shorenstein Management, Inc. (“SMI”) acting on behalf of Landlord. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Amendment. Landlord shall pay any commission, finder’s fee or other compensation payable to SMI in connection with this Amendment.

3. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

4. Authority. Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which Building 1 is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

1

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LANDLORD:		TENANT:

X-4 DOLPHIN LLC,		FIBROGEN, INC.,
a Delaware limited liability company		a Delaware corporation

By Shorenstein Realty Investors Seven, LP		By:	/s/ Pat Cotroneo

By:	/s/ Paul W. Grafft	Name:	Pat Cotroneo

Name:	Paul W. Grafft	Title:	CFO

Title:	Vice President

2

Schedule 1

Estimated Minimum Monthly Rent Schedule

3

Schedule 1

	Estimated Minimum Monthly Rent, Premises Balance (Bldg. 1)	Minimum Annual Rent PSF (Bldg. 1 and Bldg. 2)

Rent Commencement Date - Month 12	$669,375.00	$45.90
Month 13	$682,762.50	$46.82
Month 14-24	$906,119.47	$46.82
Month 25-36	$924,241.86	$47.75
Month 37-48	$942,726.70	$48.71
Month 49-60	$961,581.23	$49.68
Month 61-72	$980,812.86	$50.68
Month 73-84	$1,000,429.12	$51.69
Month 85-96	$1,020,437.70	$52.72
Month 97-108	$1,040,846.45	$53.78
Month 109-120	$1,061,663.38	$54.85
Month 121-132	$1,082,896.65	$55.95
Month 133-144	$1,104,554.58	$57.07
Month 145-156	$1,126,645.67	$58.21
Month 157-168	$1,149,178.59	$59.38
Month 169-180	$1,172,162.16	$60.56

	Estimated Minimum Monthly Rent, Ground Floor Interior Premises (Bldg. 1)	Minimum Annual Rent PSF

Rent Commencement Date - Month 12	$0.00	$25.25
Month 13	$0.00	$25.75
Month 14-24	$4,291.65	$25.75
Month 25-36	$4,377.48	$26.26
Month 37-48	$4,465.03	$26.79
Month 49-60	$4,554.33	$27.33
Month 61-72	$4,645.42	$27.87
Month 73-84	$4,738.33	$28.43
Month 85-96	$4,833.09	$29.00
Month 97-108	$4,929.76	$29.58
Month 109-120	$5,028.35	$30.17
Month 121-132	$5,128.92	$30.77
Month 133-144	$5,231.50	$31.39
Month 145-156	$5,336.13	$32.02
Month 157-168	$5,442.85	$32.66
Month 169-180	$5,551.71	$33.31

	Estimated Minimum Monthly Rent, Premises Balance (Bldg. 1)	Estimated Minimum Monthly Rent, Ground Floor Interior Premises (Bldg. 1)	Estimated Minimum Monthly Rent, Premises Balance + Ground Floor Interior Premises

Rent Commencement Date - Month 12	$669,375.00	$0.00	$669,375.00
Month 13	$682,762.50	$0.00	$682,762.50
Month 14-24	$906,119.47	$4,291.65	$910,411.12
Month 25-36	$924,241.86	$4,377.48	$928,619.35
Month 37-48	$942,726.70	$4,465.03	$947,191.73
Month 49-60	$961,581.23	$4,554.33	$966,135.57
Month 61-72	$980,812.86	$4,645.42	$985,458.28
Month 73-84	$1,000,429.12	$4,738.33	$1,005,167.44
Month 85-96	$1,020,437.70	$4,833.09	$1,025,270.79
Month 97-108	$1,040,846.45	$4,929.76	$1,045,776.21
Month 109-120	$1,061,663.38	$5,028.35	$1,066,691.73
Month 121-132	$1,082,896.65	$5,128.92	$1,088,025.57
Month 133-144	$1,104,554.58	$5,231.50	$1,109,786.08
Month 145-156	$1,126,645.67	$5,336.13	$1,131,981.80
Month 157-168	$1,149,178.59	$5,442.85	$1,154,621.44
Month 169-180	$1,172,162.16	$5,551.71	$1,177,713.87

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of May 19, 2011, by and between ARE-SAN FRANCISCO NO. 43, LLC, a Delaware limited liability company (“Landlord”), and FIBROGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 22, 2006, as amended by that certain First Amendment to Lease dated as of October 10, 2007, as further amended by that certain letter agreement dated as of February 11, 2009, and as further amended by that certain Second Amendment to Lease dated as of June 29, 2009 (“Second Amendment)(as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 234,249 rentable square feet (the “Premises”), in that certain building known as 409 Illinois Street, San Francisco, California. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as provided in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Administration Fee. The following new Section 2.6(a)(20) is hereby added to the Lease commencing as of May 1, 2011, to provide for the payment of an additional administration fee as part of Operating Costs:

“(20) the costs of Landlord’s third party property manager (in the initial amount of $0.48 per rentable square foot of the Premises per year) or, if there is no third party property manager, administration rent in the initial amount of $0.48 per rentable square foot of the Premises per year (collectively, “Administrative Rent”). The amount of such Administrative Rent shall increase on an annual basis on the same date that Minimum Monthly Rent increases pursuant to Schedule 1 of the Second Amendment by a percentage rate equal to the percentage increase in Minimum Monthly Rent on such date.”

2.	Miscellaneous.

a. This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to

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any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d. Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Tenant acknowledges that there are no defaults by Landlord under the Lease. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 43, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership

	By:	ARE-QRS CORP.,
a Maryland corporation

		By:	/s/ Eric S. Johnson
		Its:	Eric S. Johnson
Vice President
Real Estate Legal Affairs

TENANT:	FIBROGEN, INC.,
a Delaware corporation

	By:	/s/ Pat Cotroneo
	Its:	CFO

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FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of September 8, 2011, by and between ARE-SAN FRANCISCO NO. 43, LLC, a Delaware limited liability company (“Landlord”), and FIBROGEN, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 22, 2006, as amended by that certain First Amendment to Lease dated as of October 10, 2007, as further amended by that certain letter agreement dated as of February 11, 2009, as further amended by that certain Second Amendment to Lease dated as of June 29, 2009, and as further amended by that certain Third Amendment to Lease dated May 19, 2011 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 234,249 rentable square feet (the “Premises”), in that certain building known as 409 Illinois Street, San Francisco, California. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as provided in this Fourth Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Shared Space Arrangements. Notwithstanding anything to the contrary contained in the Lease, Tenant may permit Shared Space Arrangements (as defined in Section 21.6(b) of the Lease) with respect to up to 40,000 square feet of the Rentable Area of the Premises (or if the third party subject to a Shared Space Arrangement owns at least 5% of Tenant, or if Tenant owns 5% of such third party, then, as to such third party, up to 40,000 square feet of the Rentable Area of the Premises). For avoidance of doubt, no more than 40,000 square feet of the Rentable Area of the Premises shall be subject to or affected by Shared Space Arrangements at any time.

2.	Miscellaneous.

a. This. Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.

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d. Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Tenant acknowledges that there are no defaults by Landlord under the Lease. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 43, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership

	By:	ARE-QRS CORP.,
a Maryland corporation

		By:	/s/ Eric S. Johnson
		Its:	Eric S. Johnson
Vice President
Real Estate Legal Affairs

TENANT:	FIBROGEN, INC.,
a Delaware corporation

	By:	/s/ Pat Cotroneo
	Its:	Pat Cotroneo, CFO

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